EXECUTION VERSION

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF JUNE 5, 2026

AMONG

PLEXUS CORP.,

THE SUBSIDIARY BORROWERS PARTY HERETO,

THE LENDERS,

JPMORGAN CHASE BANK, N.A.,
AS ADMINISTRATIVE AGENT
PNC BANK, NATIONAL ASSOCIATION AND U.S. BANK NATIONAL ASSOCIATION,
AS CO-SYNDICATION AGENTS
BANK OF AMERICA, N.A. AND HSBC BANK USA, N.A.,
AS CO-DOCUMENTATION AGENTS
AND

JPMORGAN CHASE BANK, N.A., PNC BANK, NATIONAL ASSOCIATION AND
U.S. BANK NATIONAL ASSOCIATION,
AS JOINT LEAD ARRANGERS AND JOINT BOOK RUNNERS

Table of Contents
Page
1.1.    Definitions    1
1.2.    Amendment and Restatement of Existing Credit Agreement    38
1.3.    Classification of Loans and Advances    38
1.4.    Terms Generally    38
1.5.    Interest Rates; Benchmark Notification    39
ARTICLE II THE CREDITS    40
2.1.    Commitments    40
2.2.    Determination of Dollar Amounts; Required Payments; Termination    40
2.3.    Ratable Loans; Types of Advances    41
2.4.    Swing Line Loans.    41
2.5.    Commitment Fee    42
2.6.    Minimum Amount of Each Revolving Advance    43
2.7.    Reductions in Aggregate Commitments; Optional Principal Payments    43
2.8.    Method of Selecting Types and Interest Periods for New Advances    44
2.9.    Conversion and Continuation of Outstanding Advances; Maximum Number of Interest Periods    45
2.10.    Interest Rates    46
2.11.    Rates Applicable After Event of Default    46
2.12.    Method of Payment.    47
2.13.    Noteless Agreement; Evidence of Indebtedness    48
2.14.    Alternate Rate of Interest.    48
2.15.    Interest Payment Dates; Interest and Fee Basis    51
2.16.    Notification of Advances, Interest Rates, Prepayments and Commitment Reductions    52
2.17.    Lending Installations    52
2.18.    Non-Receipt of Funds by the Administrative Agent    52
2.19.    Facility LCs.    53
2.20.    Replacement of Lender    58
2.21.    Limitation of Interest    59
2.22.    Defaulting Lenders.    60
2.23.    Market Disruption    63
2.24.    Judgment Currency    63
2.25.    Extensions of Commitments.    64
2.26.    Increase Option    66
2.27.    Designation of Subsidiary Borrowers    68
ARTICLE III YIELD PROTECTION; TAXES    68
i

3.1.    Yield Protection    68
3.2.    Changes in Capital Adequacy Regulations    69
3.3.    Funding Indemnification    70
3.4.    Taxes.    70
3.5.    Selection of Lending Installation; Mitigation Obligations; Lender Statements; Survival of Indemnity    73
ARTICLE IV CONDITIONS PRECEDENT    74
4.1.    Effectiveness    74
4.2.    Each Credit Extension    75
4.3.    Designation of a Subsidiary Borrower    75
ARTICLE V REPRESENTATIONS AND WARRANTIES    76
5.1.    Existence and Standing    76
5.2.    Authorization and Validity    76
5.3.    No Conflict; Government Consent    77
5.4.    Financial Statements    77
5.5.    Material Adverse Change    77
5.6.    Taxes    77
5.7.    Litigation and Contingent Obligations    77
5.8.    Subsidiaries    77
5.9.    ERISA; Foreign Pension Plans    78
5.10.    Accuracy of Information    78
5.11.    [Reserved]    78
5.12.    [Reserved]    78
5.13.    Compliance With Laws    78
5.14.    [Reserved]    78
5.15.    Plan Assets; Prohibited Transactions    79
5.16.    Environmental Matters    79
5.17.    Investment Company Act    79
5.18.    Insurance    79
5.19.    Solvency    79
5.20.    No Default    80
5.21.    Anti-Corruption Laws; Sanctions; Export Controls.    80
5.22.    Affected Financial Institutions    80
5.23.    Margin Regulations    80
5.24.    Outbound Investment Rules    80
ARTICLE VI COVENANTS    81
6.1.    Financial Reporting    81
6.2.    Use of Proceeds    82
6.3.    Notice of Material Events    82
6.4.    Conduct of Business    83
6.5.    Taxes    83

6.6.    Insurance    83
6.7.    Compliance with Laws    84
6.8.    [Reserved]    84
6.9.    Books and Records; Inspection    84
6.10.    Subsidiary Indebtedness    84
6.11.    Merger    85
6.12.    Sale of Assets    85
6.13.    [Reserved]    86
6.14.    Acquisitions    86
6.15.    Liens    86
6.16.    Affiliates    89
6.17.    Restricted Payments    89
6.18.    Financial Covenants.    89
6.19.    Guarantors    90
6.20.    PATRIOT Act Compliance    91
6.21.    Outbound Investment Rules    91
ARTICLE VII DEFAULTS    91
ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES    93
8.1.    Acceleration; Remedies    93
8.2.    Application of Funds    94
8.3.    Amendments    95
8.4.    Preservation of Rights    96
ARTICLE IX GENERAL PROVISIONS    97
9.1.    Survival of Representations    97
9.2.    Governmental Regulation    97
9.3.    Headings    97
9.4.    Entire Agreement    97
9.5.    Several Obligations; Benefits of this Agreement    97
9.6.    Expenses; Indemnification    97
9.7.    [Reserved]    98
9.8.    Accounting    98
9.9.    Severability of Provisions    99
9.10.    Nonliability of Lenders    99
9.11.    Confidentiality    100
9.12.    Nonreliance    100
9.13.    Disclosure    100
9.14.    USA PATRIOT ACT NOTIFICATION    100
9.15.    Guarantor Releases    101
9.16.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    101

9.17.    Material Non-Public Information    102
9.18.    Existing Credit Agreement    102
9.19.    Acknowledgement Regarding Any Supported QFC’s    102
ARTICLE X THE ADMINISTRATIVE AGENT    103
10.1.    Appointment; Nature of Relationship    103
10.2.    Powers    103
10.3.    General Immunity    103
10.4.    No Responsibility for Loans, Recitals, etc    104
10.5.    Action on Instructions of Lenders    104
10.6.    Employment of Administrative Agents and Counsel    105
10.7.    Reliance on Documents; Counsel    105
10.8.    Administrative Agent’s Reimbursement and Indemnification    107
10.9.    Proceedings    107
10.10.    Rights as a Lender    108
10.11.    Lender Credit Decision, Legal Representation    108
10.12.    Successor Administrative Agent    108
10.13.    Administrative Agent and Arranger Fees    109
10.14.    Delegation to Affiliates    110
10.15.    Co-Documentation Agents, etc    110
10.16.    No Advisory or Fiduciary Responsibility    110
10.17.    Posting of Communications    110
10.18.    Certain ERISA Matters.    112
10.19.    Erroneous Payments.    113
10.20.    Borrower Communications.    114
10.21.    Acknowledgements of Lenders and LC Issuers.    115
ARTICLE XI SETOFF; RATABLE PAYMENTS    116
11.1.    Setoff    116
11.2.    Ratable Payments    116
ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS    116
12.1.    Successors and Assigns    116
12.2.    Participations.    117
12.3.    Assignments.    118
ARTICLE XIII NOTICES    121
13.1.    Notices; Effectiveness; Electronic Communication.    121
ARTICLE XIV COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION    122
14.1.    Counterparts; Effectiveness    122

14.2.    Electronic Execution    122
ARTICLE XV CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL    123
15.1.    CHOICE OF LAW    123
15.2.    CONSENT TO JURISDICTION    124
15.3.    WAIVER OF JURY TRIAL    124
ARTICLE XVI CROSS-GUARANTEE    124
v

SCHEDULES

PRICING SCHEDULE
SCHEDULE 1 – Commitments
SCHEDULE 2 – LC Commitments
SCHEDULE 5.8 – Subsidiaries
SCHEDULE 6.10 – Indebtedness
SCHEDULE 6.15 – Liens
SCHEDULE 13.1 – Notice Addresses

EXHIBITS

EXHIBIT A – [Reserved]
EXHIBIT B – Form of Compliance Certificate
EXHIBIT C – Form of Assignment and Assumption Agreement
EXHIBIT D – [Reserved]
EXHIBIT E – Form of Note
EXHIBIT F – Form of Increasing Lender Supplement
EXHIBIT G – Form of Augmenting Lender Supplement
EXHIBIT H – List of Closing Documents
EXHIBIT I – Form of Borrowing Subsidiary Agreement
EXHIBIT J – Form of Borrowing Subsidiary Termination

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
This Second Amended and Restated Credit Agreement (this “Agreement”), dated as of June 5, 2026, is among Plexus Corp., the Subsidiary Borrowers from time to time party hereto, the Lenders and JPMorgan Chase Bank, N.A., as a Lender, an LC Issuer, Swing Line Lender and as Administrative Agent.
WHEREAS, the Company, the lenders party thereto and JPMorgan Chase Bank, N.A. are currently party to the Amended and Restated Credit Agreement, dated as of June 9, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the Effective Date, the “Existing Credit Agreement”);
WHEREAS, the Company, the Lenders party hereto and the Administrative Agent have agreed to enter into this Agreement in order to (i) amend and restate the Existing Credit Agreement in its entirety, (ii) extend the maturity date in respect of the existing revolving credit facility under the Existing Credit Agreement, (iii) re-evidence the “Obligations” under, and as defined in, the Existing Credit Agreement, which shall be repayable in accordance with the terms of this Agreement and (iv) set forth the terms and conditions under which the Lenders will, from time to time, make loans and extend other financial accommodations to or for the benefit of the Company and the other Borrowers;
WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement or be deemed to evidence or constitute full repayment of such obligations and liabilities, but that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations and liabilities of the Company and the other Loan Parties outstanding thereunder, which shall be payable in accordance with the terms hereof; and
WHEREAS, it is also the intent of the Company to confirm that all obligations under the applicable “Loan Documents” (as referred to and defined in the Existing Credit Agreement) shall continue in full force and effect as modified or restated by the Loan Documents (as referred to and defined herein) and that, from and after the Effective Date, all references to the “Credit Agreement” contained in any such existing “Loan Documents” shall be deemed to refer to this Agreement.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree that the Existing Credit Agreement is hereby amended and restated as follows:
ARTICLE I

DEFINITIONS
1.1.Definitions. As used in this Agreement:
“Acquisition” means any transaction, or any series of related transactions (unless solely among the Company and/or one or more of its Subsidiaries), consummated on or after the date of this Agreement, by which the Company or any of its Subsidiaries (i) acquires any going-concern business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority

(by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company; provided, however, that Customer Divestiture transactions are not considered Acquisitions for the purposes of this Agreement.
“Acquisition Debt” means any Indebtedness of the Company or any of its Subsidiaries that has been issued or incurred for the purpose of financing, in whole or in part, a Material Acquisition that is reasonably expected to be a Permitted Acquisition and any related transactions or series of related transactions (including for the purpose of refinancing or replacing all or a portion of any pre-existing Indebtedness of the Company, any of its Subsidiaries or the person(s) or assets to be acquired); provided that (a) the release of the proceeds thereof to the Company and its Subsidiaries is contingent upon the consummation of such Material Acquisition and, pending such release, such proceeds are held in escrow (and, if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such acquisition is terminated prior to the consummation of such Material Acquisition or if such Material Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Indebtedness, such proceeds shall be promptly applied to satisfy and discharge all obligations of the Company and its Subsidiaries in respect of such Indebtedness) or (b) such Indebtedness contains a “special mandatory redemption” provision (or other similar provision) or otherwise permits or requires such Indebtedness to be redeemed or prepaid if such Material Acquisition is not consummated by the date specified in the definitive documentation relating to such Indebtedness (and if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such Material Acquisition is terminated in accordance with its terms prior to the consummation of such Material Acquisition or such Material Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Indebtedness, such Indebtedness is so redeemed or prepaid within ninety (90) days of such termination or such specified date, as the case may be).
“Acquisition-Related Incremental Term Loans” has the meaning assigned to such term in Section 2.26.
“Adjusted Covenant Period” has the meaning assigned to such term in Section 6.18(b).
“Adjusted Daily Simple RFR” means, (i) with respect to any RFR Advance denominated in Pounds Sterling, an interest rate per annum equal to the Daily Simple RFR for Pounds Sterling and (ii) with respect to any RFR Advance denominated in Dollars, an interest rate per annum equal to the Daily Simple RFR for Dollars; provided that if the Adjusted Daily Simple RFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Advance denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Advance denominated in Dollars for any Interest Period, an interest rate per annum equal to the Term SOFR Rate for such Interest Period; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means JPMorgan (or any of its designated branch offices or affiliates), in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent to the Borrower or any Lender, as the context requires.
“Advance” means a borrowing hereunder of Loans made by some or all of the Lenders, of the same Type, made, converted or continued on the same Borrowing Date or date of conversion or continuation, as applicable, and consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Term Benchmark Loans, for the same Interest Period. The term “Advance” shall include Swing Line Loans unless otherwise expressly provided.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Lender” is defined in Section 2.20.
“Affiliate” of any Person means any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person, including, without limitation, such Person’s Subsidiaries.
“Aggregate Commitment” means the aggregate of the Commitments of all of the Lenders, as modified from time to time pursuant to the terms hereof. As of the Effective Date, the Aggregate Commitment is $500,000,000.
“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Revolving Exposure of all the Lenders; provided, that, clause (a) of the definition of Swing Line Exposure shall only be applicable to the extent Lenders shall have funded their respective participations in the outstanding Swing Line Loans.
“Agreed Currencies” means (i) Dollars, (ii) so long as such currencies remain Eligible Currencies, Pounds Sterling and euro, and (iii) any other Eligible Currency which the Company requests the Administrative Agent to include as an Agreed Currency hereunder and which is acceptable to the Administrative Agent and all of the Lenders.
“Agreement” means this Second Amended and Restated Credit Agreement, as it may be amended or modified and in effect from time to time.
“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (i) one percent (1.0%) per annum, (ii) the Prime Rate for such day, (iii) the sum of the NYFRB Rate for such day plus 0.50% per annum and (iv) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding U.S. Government Securities Business Day) for Dollars plus 1.00%, provided that, for the avoidance of doubt, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14), then the Alternate Base Rate shall be the greatest of clauses (i), (ii) and (iii) above and shall be determined without reference to clause (iv) above.
“Ancillary Documents” has the meaning assigned to it in Section 14.2.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder and the Bribery Act 2010 of the United Kingdom, as amended.
“Applicable Fee Rate” means, at any time, the percentage rate per annum at which commitment fees are accruing on the unused portion of the Available Aggregate Revolving Commitment at such time as set forth in the Pricing Schedule.
“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.
“Applicable Parties” has the meaning assigned to it in Section 10.17(c).
“Approved Borrower Portal” has the meaning assigned to it in Section 10.20(a).
“Approved Electronic Platform” has the meaning assigned to it in Section 10.17(a).
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means each of JPMorgan, PNC and U.S. Bank, and their respective successors, in their respective capacities as Joint Lead Arranger and Joint Book Runner.
“Article” means an article of this Agreement unless another document is specifically referenced.
“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.3), and accepted by the Administrative Agent, in the form of Exhibit C or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.
“Augmenting Lender” is defined in Section 2.26.
“Authorized Officer” means any of the President and Chief Executive Officer, Executive Vice President and Chief Operating Officer, Executive Vice President and Chief Financial Officer, Executive Vice President, Chief Administrative Office, General Counsel and Secretary, or Treasurer of the applicable Borrower, acting singly.
“Available Aggregate Revolving Commitment” means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.14.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Base Rate Advance” means an Advance which bears interest at the Alternate Base Rate.
“Base Rate Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Alternate Base Rate.
“Benchmark” means, initially, with respect to any (i) RFR Loan in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency or (ii) Term Benchmark Loan, the Relevant Rate for the applicable Agreed Currency; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in a Foreign Currency, “Benchmark Replacement” shall mean the alternative set forth in (2) below:
(1)in the case of any Loan denominated in Dollars, Daily Simple SOFR, and
(2)the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Company for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “RFR Business Day”, the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Company, decides in its reasonable good faith discretion may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides in its reasonable good faith discretion that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines in its reasonable good faith discretion that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent, in consultation with the Company, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely as of a specific date, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(2)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely as of a specific date; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(3)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Borrower” means the Company or any Subsidiary Borrower.
“Borrowing Date” means a date on which an Advance is made or a Facility LC is issued hereunder.
“Borrowing Notice” is defined in Section 2.8.
“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit I.
“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit J.
“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City or Chicago, provided that, (a) in relation to Loans denominated in Pounds Sterling, “Business Day” shall also mean any day (other than a Saturday or a Sunday) on which banks are open for business in London, (b) in relation to Loans denominated in Euros and in relation to the calculation or computation of the EURIBOR Rate, “Business Day” shall also mean any day which is a TARGET Day, (c) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, “Business Day” shall also mean any such day that is an RFR Business Day and (d) in relation to Loans referencing the Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR Rate or any other dealings of such Loans referencing the Term SOFR Rate, any such day that is a U.S. Government Securities Business Day.
“Capitalized Lease” of a Person means, subject to Section 9.8, any capital or financing lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.
“Cash Collateralize” means to deposit in the Facility LC Collateral Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the LC Issuers or Lenders, as collateral for LC Obligations or obligations of Lenders to fund participations in respect of LC Obligations, cash or deposit account balances or, if the Administrative Agent and the relevant LC Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and such LC Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (iii) demand deposit accounts maintained in the ordinary course of business, and (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $500,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest and (v) shares of money market mutual funds that are rated at least “AAAm” or “AAAG” by S&P or “P-1” or better by Moody’s.
“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate.
“CBR Spread” means the Applicable Margin applicable to a Loan that is replaced by a CBR Loan.
“Central Bank Rate” means, the greater of (A)(i) for any Loan denominated in (a) Pounds Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent reasonably and in good faith: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time, or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time or (c) any other Foreign Currency determined after the Effective Date, a central bank rate as determined by the Administrative Agent in its reasonable, good faith discretion, plus (ii) the applicable Central Bank Rate Adjustment, and (B) the Floor.
“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Pounds Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR for Pounds Sterling Advances for the five most recent RFR Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Pounds Sterling in effect on the last RFR Business Day in such period or (c) any other Foreign Currency determined after the Effective Date, an adjustment as determined by the Administrative Agent in its reasonable good faith discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (A)(ii) of the definition of such term, and (y) the Adjusted EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in the applicable Foreign Currency for a maturity of one month.
“Change in Control” means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Company on a fully-diluted basis, (ii) within any twelve-month period, occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (x) nominated by the board of directors of the Company nor (y) appointed or approved by directors so nominated, (iii)  any “Change in Control” (or words of like import), as defined in any Material Indebtedness Agreement, shall occur, or (iv) the Company ceases to own, directly or indirectly, and Control 100% (other than directors’ qualifying shares) of the ordinary voting and economic power of any Subsidiary Borrower.
“Change in Law” means the adoption or taking effect of or change, in each case after the Effective Date (or, as to any Person that becomes a Lender or Participant after such date, such later date as such Person becomes a Lender or Participant), in (a) any law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, treaty or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation, application or administration thereof by any Governmental or quasi-Governmental Authority, central bank or comparable agency charged with the interpretation, promulgation, implementation, application or administration thereof (including, notwithstanding the foregoing, except to the extent merely proposed and not binding, all requests, rules, guidelines, requirements or directives (x) in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or (y) promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States financial regulatory authorities, in each case of clauses (x) and (y), regardless of the date enacted, adopted, issued, promulgated or implemented), or (b) compliance by any Lender or applicable Lending Installation or LC Issuer with any of the foregoing set forth in clause (a) of this definition.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
“Co-Documentation Agent” means each of Bank Of America, N.A. and HSBC Bank USA, N.A., in its capacity as co-documentation agent for the credit facility evidenced by this Agreement.
“Collateral Shortfall Amount” has the meaning assigned to it in Section 8.1.

“Combination” has the meaning assigned to it in Section 2.7(b).
“Combined Lender” has the meaning assigned to it in Section 2.7(b).
“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and participate in Facility LCs issued upon the application of the applicable Borrower or Subsidiary and Swing Line Loans, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be modified (i) pursuant to Section 2.7, (ii) as a result of any assignment that has become effective pursuant to Section 12.3(c), or (iii) otherwise from time to time pursuant to the terms hereof; provided that, subject to Section 2.2 in the event of any excess caused solely by currency exchange rate fluctuations, at no time shall the Revolving Exposure of any Lender exceed its Commitment. The initial aggregate amount of the Lenders’ Commitments as of the Effective Date is $500,000,000.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any LC Issuer by means of electronic communications pursuant to Section 10.17, including through an Approved Electronic Platform and the Approved Borrower Portal.
“Company” means Plexus Corp., a Wisconsin corporation, and its successors and assigns.
“Computation Date” is defined in Section 2.2.
“Consolidated EBITDA” means, with respect to any applicable period of four fiscal quarters, Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income and without duplication, (i) Consolidated Interest Expense, (ii) expense for taxes paid in cash or accrued, (iii) depreciation, (iv) amortization, (v) any non-cash costs, expenses, charges, losses or other items deducted from revenues in determining Consolidated Net Income, (vi) fees, costs, expenses, charges and losses incurred during the applicable period arising out of any issuance, incurrence, repayment or other satisfaction of indebtedness, any issuance or redemption of equity interests, any Permitted Acquisition or other investment permitted hereunder and any Material Disposition permitted hereunder, (vii) fees, costs, expenses, charges and losses incurred in connection with any litigation, arbitration and/or other resolutions of legal disputes including the payment of awards and settlement payments in respect thereof; provided that the aggregate amount permitted to be added back pursuant to this clause (vii) shall not exceed $25,000,000 during the applicable period, (viii) other unusual and/or non-recurring cash costs, expenses, charges, losses and other items deducted in the calculation of Consolidated Net Income (including, for the avoidance of doubt, casualties and condemnation events, restructurings, discontinued operations and dispositions) up to an aggregate amount per four consecutive fiscal quarters not to exceed an amount equal to 10% of Consolidated EBITDA for the applicable period (determined before giving effect to this clause (viii)) and (ix) any cost savings and cost synergies resulting from a Specified Transaction, restructuring or cost savings initiative, in each case projected in good faith by the Company to be realized within 18 months of such event or initiative up to an aggregate amount per four consecutive fiscal quarters not to exceed an amount equal to 10% of Consolidated EBITDA for the applicable period (determined before giving effect to this clause (ix)), minus, to the extent included in Consolidated Net Income, (1) any non-cash income or gains realized or other non-cash items added to revenue in determining Consolidated Net Income (other than, for the avoidance of doubt, the accrual of revenue in accordance with GAAP), (2) interest income, (3) income tax credits and refunds (to the extent not netted from tax expense in clause (ii) above), (4) any cash payments made during such period in respect of items described in clause (v) above subsequent to the fiscal quarter in which the relevant non-cash item was incurred, all calculated for the Company and its Subsidiaries on a consolidated basis and (5) any income or gains realized from casualties and condemnation events, restructurings, discontinued operations and dispositions (excluding held-for-sale discontinued operations until actually disposed of). For the purposes of calculating Consolidated EBITDA for any period of four (4) consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the Property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.
“Consolidated Interest Expense” means, with reference to any period, the interest expense of the Company and its Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP. For the purposes of calculating Consolidated Interest Expense for any Reference Period, (i) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the Consolidated Interest Expense for such Reference Period shall be reduced by an amount equal to the Consolidated Interest Expense (if positive) attributable to the Property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated Interest Expense (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated Interest Expense for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.
“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP.
“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date of determination.
“Consolidated Total Indebtedness” means at any time the Indebtedness of the Company and its Subsidiaries calculated on a consolidated basis as of such time, excluding, for the avoidance of doubt, any Indebtedness between Foreign Subsidiaries organized under Chinese law structured as entrusted loans through banking intermediaries in accordance with applicable law.
“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses (other than for collection or deposit in the ordinary course of business), contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership. It is understood that the amount of any Contingent Obligation of or by any Person shall be deemed to be the lower of (a) the amount of the obligation or liability in respect of which such Contingent Obligation exists and (b) the maximum amount for which such Person may be liable pursuant to the instrument embodying such Contingent Obligation, unless such primary obligation and the maximum amount for which such Person may be liable are not stated or determinable, in which case the amount of such Contingent Obligation shall be deemed to be such Person’s maximum reasonably anticipated liability in respect thereof as reasonably determined by such Person in good faith. For the avoidance of doubt, in the event any Contingent Obligation is limited to recourse against a particular asset or assets of such Person, the amount of such Contingent Obligation shall be equal to the lesser of the amount of such Contingent Obligation and the fair market value of such asset or assets, as determined by such Person in good faith, at the date for determination of the amount of such Contingent Obligation.
“Control” means, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Conversion/Continuation Notice” is defined in Section 2.9.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Co-Syndication Agent” means each of PNC and U.S. Bank, in its capacity as co-syndication agent for the credit facility evidenced by this Agreement.
“Covered Entity” means any of the following:
(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning assigned to it in Section 9.19.
“Credit Exposure” means, as to any Lender at any time, such Lender’s Revolving Exposure at such time.
“Credit Extension” means the making of an Advance or the issuance of a Facility LC hereunder, but shall exclude, for the avoidance of doubt, any continuation or conversion of an existing Advance.
“Customer Divestiture” means the necessary acquisition of Property of a new or existing customer by the Company or its Subsidiaries in order to transition from such customer services offered by the Company in its ordinary course of business. Such Property may include, but is not limited to, inventory, test fixtures, equipment, assignment/assumption of purchase commitments and hiring of personnel to ensure success of such transition. Customer Divestiture shall not include acquisition of real property of a customer of the Company.

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in (i) Pounds Sterling, SONIA for the day that is four (4) RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day and (ii) Dollars, Daily Simple SOFR (following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate).
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day(such day “SOFR Determination Date”) that is four (4) RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrowers. If by 5:00 p.m. (New York City time) on the second (2nd) RFR Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding RFR Business Day for which such SOFR was published on the SOFR Administrator’s Website.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means an event which but for the lapse of time or the giving of notice, or both, would, unless cured or waived, constitute an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or waived, or (ii) pay to the Administrative Agent, any LC Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Facility LCs or Swing Line Loans) within two (2) Business Days of the date when due, (b) has notified the Company, the Administrative Agent, any LC Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets (other than an Undisclosed Administration), including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Company, each LC Issuer, the Swing Line Lender and each Lender.
“Departing Lender” has the meaning specified in Section 1.2(b).
“Disqualified Institution” means (i) those Persons identified by the Company in writing to the Administrative Agent at JPMDQ_Contact@jpmorgan.com (or to such other address as the Administrative Agent may designate to the Company from time to time) and the Lenders prior to the Effective Date, (ii) those Persons that are reasonably determined by the Company to be competitors of the Company or any of its Subsidiaries and which have been specifically identified by the Company in writing to the Administrative Agent at JPMDQ_Contact@jpmorgan.com (or to such other address as the Administrative Agent may designate to the Company from time to time) and the Lenders in writing prior to the Effective Date and (iii) in the case of each of clauses (i) and (ii) (and any supplements thereto as contemplated below), any of their respective Affiliates, to the extent any such Affiliate (x) is clearly identifiable as an Affiliate of the applicable Person solely by similarity of such Affiliate’s name and (y) is not a bona fide debt investment fund that is an Affiliate of such Person; provided that, the Company, by delivery of notice in writing to the Administrative Agent at JPMDQ_Contact@jpmorgan.com (or to such other address as the Administrative Agent may designate to the Company from time to time) and the Lenders after the Effective Date, shall be permitted to supplement from time to time in writing by name the list of Persons that are Disqualified Institutions to the extent that the Persons added by such supplements are determined by the Company to be competitors of the Company or any of its Subsidiaries (or Affiliates of such competitors that are not bona fide debt investment funds). Each such supplement shall become effective three (3) Business Days after delivery thereof in accordance with the proviso to the immediately preceding sentence to the Administrative Agent and the Lenders, but which shall not apply retroactively to disqualify any Persons that have previously acquired, or have entered into a pending trade to acquire, an assignment or participation interest in the Loans (but solely with respect to such Loans) in accordance with this Agreement. It is understood and agreed that (i) the Administrative Agent shall have no responsibility or liability to determine or monitor whether any Lender or potential Lender is a Disqualified Institution, (ii) the Company’s failure to deliver such list (or supplement thereto) in accordance with this definition or Sections 12.3 and 13.1 shall render such list (or supplement) not received and not effective and (iii) “Disqualified Institution” shall exclude any Person that the Company has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent at JPMDQ_Contact@jpmorgan.com (or to such other address as the Administrative Agent may designate to the Company from time to time) (which notice may be distributed to the Lenders) from time to time in accordance with this definition and Sections 12.3 and 13.1.

“Dividing Person” has the meaning assigned to it in the definition of “Division”.
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.
“Dollar” and “$” means the lawful currency of the United States of America.
“Dollar Amount” means, on any date of determination, (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in any other currency, the Equivalent Amount of such amount, determined by the Administrative Agent pursuant to Section 2.2 and the definition of Equivalent Amount, as applicable.
“Domestic Subsidiary” means a Subsidiary of the Company incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.
“DQ List” has the meaning specified in Section 12.3.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, , Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 8.3).
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible Assignee” means (i) a Lender; (ii) an Approved Fund; (iii) a commercial bank or other Person organized under the laws of the United States, or any state thereof, and having total assets in excess of $3,000,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such bank in its jurisdiction of organization; (iv) a commercial bank or other Person organized under the laws of any other country that is a member of the OECD, or a political subdivision of any such country, and having total assets in excess of $3,000,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such bank in its jurisdiction of organization, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (iv); or (v) the central bank of any country that is a member of the OECD; provided, however, that no Ineligible Institution shall qualify as an Eligible Assignee.
“Eligible Currency” means any lawful currency other than Dollars that is readily available, freely traded, convertible into Dollars and as to which a Dollar Amount may be readily calculated. If, after the designation by the Lenders of any currency as an Agreed Currency, (a) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (b) such country’s currency is, in the determination of the Administrative Agent, no longer readily available or freely traded or (c) in the determination of the Administrative Agent, a Dollar Amount is not readily calculable with respect to such currency (each of the foregoing (a), (b) and (c), a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Lenders and the Company, and such country’s currency shall no longer be an Agreed Currency until such time as the Disqualifying Event(s) no longer exist, but in any event within five (5) Business Days of receipt of such notice from the Administrative Agent, the applicable Borrower shall repay all Loans in such currency to which the Disqualifying Event applies or reborrow the amount of such Loans in the Dollar Amount of Loans in Dollars or another Agreed Currency, subject to the other terms contained in Article II.
“Eligible Subsidiary” means any Wholly-Owned Subsidiary of the Company that is approved from time to time by the Administrative Agent and each of the Lenders.
“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of human health and the environment, (ii) personal injury or property damage relating to the release or discharge of Hazardous Materials, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.
“Equivalent Amount” means, with respect to any Foreign Currency, the equivalent of the amount thereof in Dollars determined by using the rate of exchange for the purchase of Dollars with such Foreign Currency last provided (either by publication or otherwise provided to the Administrative Agent) by, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto (“Reuters”) on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with such Foreign Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its reasonable good faith discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as reasonably determined in good faith by the Administrative Agent, in consultation with the Company, using any reasonable method of determination it reasonably deems appropriate).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 4001 of ERISA or Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA or Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived pursuant to such regulations); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of withdrawal liability under Section 4201 of ERISA or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.
“EU” means the European Union.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“EURIBOR Rate” means, with respect to any Term Benchmark Advance denominated in Euros and for any Interest Period, the EURIBOR Screen Rate two (2) TARGET Days prior to the commencement of such Interest Period.
“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters on the applicable date of determination. If such page or service ceases to be available, the Administrative Agent may specify another commercially recognized page or service displaying the relevant rate after consultation with the Company.
“euro” and/or “Euro” means the single currency of the participating member states of the EU.
“Event of Default” is defined in Article VII.
“Excluded Subsidiary” means any (i) not-for-profit Subsidiary, (ii) special-purpose entity created solely to engage in Qualified Receivables Transactions permitted hereunder, (iii) captive insurance subsidiary, (iv) Subsidiary for which becoming a Guarantor is legally prohibited or requires governmental consent, approval, license or authorization that has not been obtained or (v) Subsidiary for which becoming a Guarantor is prohibited by contractual obligations existing on the Effective Date (or, in the case of any Person becoming a Subsidiary after the Effective Date, in existence at the time such Person becomes a Subsidiary but not entered into concurrently therewith or in contemplation thereof) for which third-party consent has not been obtained. Notwithstanding the foregoing, no Subsidiary shall constitute an Excluded Subsidiary at any time that such Subsidiary is guaranteeing, or is jointly and severally liable for, any Material Indebtedness of the Company or any Domestic Subsidiary (other than any other Excluded Subsidiary).
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and only to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), including by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation, each LC Issuer, and the Administrative Agent, (i) Taxes imposed on its overall net income, franchise Taxes, and branch profits Taxes imposed on it, by the respective jurisdiction under the laws of which such Lender, such LC Issuer or the Administrative Agent is incorporated or is organized or in which its principal executive office is located or, in the case of a Lender, in which such Lender’s applicable Lending Installation is located, (ii) in the case of a Non-U.S. Lender, any U.S. federal withholding Tax that is imposed on amounts payable to such Non-U.S. Lender pursuant to the laws in effect at the time such Non-U.S. Lender becomes a party to this Agreement or designates a new Lending Installation, except in each case to the extent that, pursuant to Section 3.4(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Installation, or is attributable to the Non-U.S. Lender’s failure to comply with Section 3.4(f), and (iii) any U.S. federal withholding Taxes imposed by FATCA.
“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.
“Existing Credit Agreement” has the meaning assigned to it in the preamble to this Agreement.
“Export Controls” means the Arms Export Control Act and the International Traffic in Arms Regulations administered by the Directorate of Defense Trade Controls of the U.S. Department of State, the Export Control Reform Act of 2018 and Export Administration Regulations administered by the Bureau of Industry and Security of the U.S. Department of Commerce, and any other U.S. or non-U.S. laws and regulations related to export controls and applicable to the Borrowers.
“Extended Termination Date” is defined in Section 2.25(a).
“Extension” is defined in Section 2.25(a).
“Extension Amendments” is defined in Section 2.25(e).
“Extension Offer” is defined in Section 2.25(a).

“Facility LC” is defined in Section 2.19(a).
“Facility LC Application” is defined in Section 2.19(c).
“Facility LC Collateral Account” is defined in Section 2.19(k).
“Facility Termination Date” means (a) June 5, 2031, or any later date as may be specified as the Facility Termination Date in accordance with Section 2.25, provided that, in each case, if such date is not a Business Day, the Facility Termination Date shall be the immediately preceding Business Day, or (b) any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Fee Letter” is defined in Section 10.13.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, each Adjusted Daily Simple RFR or the Central Bank Rate, as applicable. For the avoidance of doubt, the initial Floor for each of the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, each Adjusted Daily Simple RFR and the Central Bank Rate shall be 0.00%.
“Foreign Pension Plan” means any pension plan, pension undertaking, supplemental pension, retirement savings or other retirement income plan, obligation or arrangement or any kind that is not subject to U.S. law and that is established, maintained or contributed to by the Company or any of its Subsidiaries or Affiliates in respect of which the Company or any of its Subsidiaries or Affiliates has any liability, obligation or contingent liability.
“Foreign Currency” means any currency other than Dollars.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to each LC Issuer, such Defaulting Lender’s ratable share of the LC Obligations with respect to Facility LCs issued by such LC Issuer other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s ratable share of outstanding Swing Line Loans made by the Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Funds Transfer and Deposit Account Liability” means any banking services that are provided to the Company or any Subsidiary by the Administrative Agent, any LC Issuer or any other Lender or any of their respective Affiliates, including without limitation: (a) credit cards, (b) credit card and merchant processing services, (c) debit cards, (d) purchase cards, (e) stored value cards, (f) automated clearing house or wire transfer services, or (g) treasury management, including without limitation, controlled disbursement, consolidated account, lockbox, overdraft, return items, sweep and interstate depository network services.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, subject at all times to Section 9.8.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervisory Practices or any successor or similar authority to any of the foregoing).
“Guarantor” means each Material Domestic Subsidiary (other than any Excluded Subsidiary) that is a party to the Guaranty, either on the date hereof or pursuant to the terms of Section 6.19, and their respective successors and assigns.
“Guaranty” means that certain Amended and Restated Guaranty dated as of the Effective Date executed by each of the Guarantors in favor of the Administrative Agent, for the ratable benefit of the Lenders, as amended, restated, supplemented or otherwise modified, renewed or replaced from time to time subject to the terms hereof and thereof.
“Hazardous Material” means any explosive or radioactive substances or wastes, any hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and any other substances or wastes of any nature regulated or which can give rise to liability under any Environmental Law.
“Hedging Liability” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Hedging Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions.
“Hedging Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by the Company or any Subsidiary which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Hedging Agreement.
“Highest Lawful Rate” means, on any day, the maximum non-usurious rate of interest permitted for that day by applicable law stated as a rate per annum.
“Increase” has the meaning assigned to such term in Section 2.26.
“Increasing Lender” has the meaning assigned to such term in Section 2.26.
“Incremental Term Loan” has the meaning assigned to such term in Section 2.26.
“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.26.
“Indebtedness” of a Person means, without duplication, such Person’s (i) obligations for borrowed money (including the Obligations hereunder), (ii) obligations representing the deferred purchase price of Property or services (other than (x) accounts payable and accrued expenses arising in the ordinary course of such Person’s business and (y) employee compensation and benefit obligations), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other similar instruments, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) non-contingent obligations of such Person as an account party with respect to standby and commercial letters of credit, (viii) Contingent Obligations of such Person in respect of Indebtedness of another Person, (ix) Net Mark-to-Market Exposure under Hedging Transactions, and (x) Receivables Transaction Attributed Indebtedness; provided, that Receivables Transaction Attributed Indebtedness associated with a Permitted Factoring Transaction shall only be required to be included in this definition of “Indebtedness” to the extent such Permitted Factoring Transaction is recharacterized as indebtedness rather than a purchase. Notwithstanding the foregoing, Indebtedness shall exclude (a) any customary purchase price adjustments, earnouts, holdbacks and deferred payments of a similar nature in connection with a Permitted Acquisition (including deferred compensation representing consideration or other contingent obligations incurred in connection with a Permitted Acquisition, but excluding seller notes), (b) any obligations in respect of customer advances in the ordinary course of business consistent with past practices, (c) defeased, discharged and/or redeemed indebtedness so long as such defeasance, discharge and/or redemption is permitted by the terms of such indebtedness and funds in an amount equal to all such indebtedness (including interest and any other amounts required to be paid to the holders thereof in order to give effect to such defeasance, discharge and/or redemption) have been irrevocably deposited with a trustee or similar party for the benefit of the relevant holders of such indebtedness in accordance with the terms of such indebtedness and (d) interest, fees, make-whole amounts, premiums, charges or expenses, if any, relating to the principal amount of Indebtedness. In the event any of the foregoing Indebtedness is limited to recourse against a particular asset or assets of such Person, the amount of the corresponding Indebtedness shall be equal to the lesser of the amount of such Indebtedness and the fair market value of such asset or assets, as determined by the Company in good faith, at the date for determination of the amount of such Indebtedness. For the avoidance of doubt, the amount of Indebtedness of any Person at any date will be calculated without duplication of any guarantee in respect thereof.
“indemnified person” has the meaning assigned to it in Section 9.6(b).
“Indemnified Taxes” means Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, other than Excluded Taxes and Other Taxes.
“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its direct or indirect parent company, (c) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof, (d) the Company, any of its Subsidiaries or any of its Affiliates or (e) a Disqualified Institution; provided that, with respect to clause (c), such company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consists of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.
“Interest Payment Date” means (a) with respect to any Base Rate Loan (other than a Swing Line Loan), the last day of each March, June, September and December and the Facility Termination Date, (b) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Advance of which such Loan is a part and, in the case of a Term Benchmark Advance with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Facility Termination Date, (c) with respect to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month after the borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Facility Termination Date, and (d) with respect to any Swing Line Loan, the day that such Loan is required to be repaid and the Facility Termination Date.
“Interest Period” means, with respect to any Term Benchmark Advance, the period commencing on the date of such Advance and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Agreed Currency), as the applicable Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such

Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.14(e) (and not reinstated pursuant to Section 2.14(e)) shall be available for specification in such Borrowing Notice or Conversion/Continuation Notice. For purposes hereof, the date of an Advance initially shall be the date on which such Advance is made and, in the case of a Term Benchmark Advance, thereafter shall be the effective date of the most recent conversion or continuation of such Advance.
“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees of the Company and its Subsidiaries made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities (including warrants or options to purchase securities) owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.
“JPMorgan” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.
“LC Commitment” means, with respect to each LC Issuer, the commitment of such LC Issuer to issue Facility LCs hereunder. The initial amount of each LC Issuer’s LC Commitment is set forth on Schedule 2, or if an LC Issuer has entered into an Assignment and Assumption (or in such other form reasonably acceptable to the Administrative Agent as may be agreed to by the parties thereto) or has otherwise assumed an LC Commitment after the Effective Date, the amount set forth for such LC Issuer as its LC Commitment in the Register maintained by the Administrative Agent. The LC Commitment of an LC Issuer may be modified from time to time by agreement between such LC Issuer and the Company, and notified to the Administrative Agent.
“LC Fee” is defined in Section 2.19(d).
“LC Issuer” means each of JPMorgan (or any Lending Installation thereof), PNC (or any Lending Installation thereof) and U.S. Bank (or any Lending Installation thereof), in their respective capacities as issuers of Facility LCs hereunder.
“LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms in the governing rules or laws or of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the LC Issuer and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.
“LC Payment Date” is defined in Section 2.19(e).

“Lenders” means the lending institutions listed on Schedule 1 to this Agreement and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption (or in such other form reasonably acceptable to the Administrative Agent as may be agreed to by the parties thereto) or otherwise, and their respective successors and assigns, other than any such Person that ceases to be a party hereto pursuant to an assignment or otherwise. Unless otherwise specified, the term “Lenders” includes the Swing Line Lender and each LC Issuer. For the avoidance of doubt, the term “Lenders” shall not include any Departing Lender.
“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Lender-Related Person” has the meaning assigned to it in Section 9.6(c).
“Lending Installation” means, with respect to a Lender, an LC Issuer or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender, such LC Issuer or the Administrative Agent on its Administrative Questionnaire (in the case of a Lender or LC Issuer) or otherwise selected by such Lender, such LC Issuer or the Administrative Agent pursuant to Section 2.17.
“Leverage Ratio” means, as of any date of determination, the ratio of (i)(x) Consolidated Total Indebtedness outstanding on such date minus (y) the aggregate amount of unrestricted and unencumbered cash and Cash Equivalent Investments of the Company and its Subsidiaries that is not subject to any Lien other than Liens permitted under Section 6.15(a) or Section 6.15(e); provided that the aggregate amount of such cash and Cash Equivalent Investments subtracted does not exceed $150,000,000, to (ii) Consolidated EBITDA for the Company’s then most-recently ended four (4) fiscal quarters; provided, however, that (a) at any time after the definitive agreement for any Material Acquisition shall have been executed (or, in the case of a Material Acquisition in the form of a tender offer or similar transaction, after the offer shall have been launched) and prior to the consummation of such Material Acquisition (or termination of the definitive documentation in respect thereof (or such later date as such indebtedness ceases to constitute Acquisition Debt as set forth in the definition of “Acquisition Debt”)), any Acquisition Debt (and the proceeds of such Indebtedness) shall be excluded from the determination of the Leverage Ratio, and (b) at any time that the Most Favored Leverage Ratio is applicable in accordance with Section 6.18(b), for all purposes of the Loan Documents other than the Pricing Schedule, “Leverage Ratio” means the Most Favored Leverage Ratio.
“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment for security purposes, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, in each case, in the nature of a security interest (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement and excluding any operating lease).
“Limited Conditionality Acquisition” has the meaning assigned to such term in Section 2.26.
“Limited Conditionality Acquisition Agreement” has the meaning assigned to such term in Section 2.26.
“Loan” means the loans made by the Lenders to the Borrowers pursuant to this Agreement (including a Swing Line Loan unless otherwise provided).

“Loan Documents” means this Agreement, the Facility LC Applications and any agreements evidencing Reimbursement Obligations owing to an LC Issuer, the Guaranty, the Fee Letter, any Note or Notes executed by the Company or any other Borrower in connection with this Agreement and payable to a Lender, and any other document or agreement, now or in the future, executed by the Company for the benefit of the Administrative Agent or any Lender in connection with this Agreement.
“Loan Party” or “Loan Parties” means, individually or collectively, the Borrowers and the Guarantors.
“Local Time” means (i) Milwaukee, Wisconsin time in the case of a Loan, Advance or Reimbursement Obligation denominated in Dollars and (ii) local time in the case of a Loan, Advance or Reimbursement Obligation denominated in an Agreed Currency other than Dollars (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent).
“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.
“Material Acquisition” means any Permitted Acquisition that involves the payment of consideration by the Company and its Subsidiaries in excess of $25,000,000.
“Material Adverse Effect” means a material adverse effect on (i) the business, Property, liabilities, operations or financial condition or results of operations of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Company or any Guarantor to perform, on a consolidated basis, their respective obligations under the Loan Documents to which they are party, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent, the LC Issuers or the Lenders against the Loan Parties under the Loan Documents; provided, however, specific events, circumstances, changes, effects or conditions (and not general economic or industry conditions) specifically applicable to the Company and its Subsidiaries disclosed in the Company’s Specified Public Filings shall not constitute a “Material Adverse Effect”.
“Material Disposition” means any sale, transfer or disposition of Property or series of related sales, transfers, or dispositions of Property (other than in the ordinary course of business) that yields gross proceeds to the Company or any of its Subsidiaries in excess of $25,000,000.
“Material Domestic Subsidiary” means each Domestic Subsidiary (other than any Excluded Subsidiary) (i) which, as of the most recent fiscal quarter of the Company, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 6.1(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 6.1(a) or (b), the most recent financial statements referred to in Section 5.4), had revenues after elimination of intercompany items in excess of an amount equal to five percent (5.0%) of the consolidated revenues of the Company for such period or (ii) had total assets after elimination of intercompany items in excess of an amount equal to five percent (5.0%) of Consolidated Total Assets as of such date; provided that, if at any time the aggregate amount of revenues or total assets, in each case after elimination of intercompany items, attributable to all Domestic Subsidiaries (other than Excluded Subsidiaries) that are not Material Domestic Subsidiaries exceeds an amount equal to ten percent (10.0%) of consolidated revenues of the Company for any such period or ten percent (10.0%) of Consolidated Total Assets as of the end of any such fiscal quarter, the Company (or, in the event the Company has failed to do so within ten (10) days, the Administrative Agent) shall designate sufficient Domestic

Subsidiaries (other than any Excluded Subsidiary) as “Material Domestic Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Domestic Subsidiaries for so long as necessary to eliminate such excess (as determined as of the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 6.1(a) or (b)).
“Material Subsidiary” means (a) each Borrower (other than the Company), (b) each Material Domestic Subsidiary and (c) each other Subsidiary of the Company that at the time of determination constitutes a “significant subsidiary” (as such term is defined in Regulation S-X of the Securities and Exchange Commission).
“Material Indebtedness” means Indebtedness of the Company or any Subsidiary in an outstanding principal amount of $50,000,000 or more in the aggregate (or the Equivalent Amount thereof in any currency other than Dollars), excluding any Indebtedness owed to the Company or any Wholly-Owned Subsidiary.
“Material Indebtedness Agreement” means any agreement, document or instrument under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).
“Maximum Foreign Currency Amount” means $100,000,000.
“Minimum Collateral Amount” means, with respect to a Defaulting Lender, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of each LC Issuer with respect to such Defaulting Lender for all Facility LCs issued and outstanding by such LC Issuer at such time and (ii) otherwise, an amount determined by the Administrative Agent and the LC Issuers in their sole discretion.
“Minimum Extension Condition” is defined in Section 2.25(d).
“Modify” and “Modification” are defined in Section 2.19(a).
“Moody’s” means Moody’s Investors Service, Inc.
“Most Favored Interest Coverage Ratio” has the meaning assigned to it in Section 6.18(a).
“Most Favored Leverage Ratio” has the meaning assigned to it in Section 6.18(b).
“Multiemployer Plan” means a Plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.
“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedging Transactions. As used herein, “unrealized losses” means the fair market value of the cost to such Person of replacing such Hedging Transaction as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-U.S. Lender” means a Lender that is not a United States person as defined in Section 7701(a)(30) of the Code.
“Note” is defined in Section 2.13.
“Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of June 15, 2018, by and among the Company and the purchasers from time to time party thereto, together with the agreements, documents and instruments delivered together therewith, in each case as amended, modified, extended, renewed, replaced or refinanced from time to time.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of the Company and its Subsidiaries to the Lenders or to any Lender, the Administrative Agent, any LC Issuer or any indemnified party arising under the Loan Documents, or to the Lenders or any of their Affiliates with respect to any Funds Transfer and Deposit Account Liability or any Hedging Liability; provided, that “Obligations” shall exclude all Excluded Swap Obligations of any Loan Party for purposes of determining any obligations of such Loan Party.
“OECD” means the Organisation for Economic Co-operation and Development.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.
“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.–managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the NYFRB Rate and (b) with respect to any amount denominated in a Foreign Currency, an overnight rate determined by the Administrative Agent or an LC Issuer, as the case may be, in accordance with banking industry rules on interbank compensation.
“Participant” is defined in Section 12.2(a).
“Participant Register” is defined in Section 12.2(c).
“Participating Member State” means any member state of the European Union that has euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.
“Payment” has the meaning assigned to it in Section 10.19(a).
“Payment Date” means the last Business Day of each March, June, September and December.
“Payment Notice” has the meaning assigned to it in Section 10.19(b).
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Permitted Acquisition” means any Acquisition made by the Company or any of its Subsidiaries, provided that, (a) as of the date of the consummation of such Acquisition, no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition, and both immediately before and upon giving effect to such Acquisition, Margin Stock shall constitute less than 25% of the value of those assets of the Company and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder, (b) such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement that has been (if required by the governing documents of the seller or entity to be acquired) approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition (excluding the exercise of appraisal rights) shall be pending or threatened by any shareholder or director of the seller or entity to be acquired, (c) the business to be acquired in such Acquisition is in the same line of business as the Company’s or any Subsidiary’s or any business that is reasonably similar, ancillary, incidental, complementary or related thereto or a reasonable extension, development or expansion thereof, (d) as of the date of the consummation of such Acquisition, all material approvals required in connection therewith shall have been obtained, and (e) solely in the case of a Material Acquisition, the Company shall have furnished to the Administrative Agent a certificate demonstrating in reasonable detail pro forma compliance with the financial covenants contained in Section 6.18 for the four (4) fiscal quarter period most recently ended prior to the date of such Acquisition, in each case, calculated as if such Acquisition, including the consideration therefor, had been consummated on the first day of such period (provided, in the case of a Limited Conditionality Acquisition, the Company shall demonstrate such compliance for the four (4) fiscal quarter period most recently ended prior to the date of execution of the applicable Limited Conditionality Acquisition Agreement by the parties thereto, so long as such Acquisition occurs within one hundred and twenty (120) days, which shall automatically be extended by up to an additional sixty (60) days to the extent such extension is necessary solely for the purpose of receiving any regulatory approvals required by the terms of the applicable purchase agreement) following the signing of such Limited Conditionality Acquisition Agreement).
“Permitted Factoring Transaction” means a receivables sale transaction in which the Company or any Subsidiary agrees to sell certain receivables, together with any assets (including financial assets) and rights related thereto, of the Company or such Subsidiary to a counterparty pursuant to an accelerated payment program established by a customer of the Company or such Subsidiary in order to secure early payment and to improve working capital; provided, that (i) the counterparty to which the receivables are sold is vetted through the Company’s internal process validating the creditworthiness of such counterparty and all of the terms and conditions of such transaction and any amendments, modifications, supplements, refinancing or replacements thereof at any time, including without limitation the amount and type of any recourse to the Company or any Subsidiary with respect to the assets transferred, is approved by the chief financial officer of the Company, (ii) any discount provided on any such receivables sale transactions is consistent with prevailing market practices and (iii) a true sale opinion has been obtained (if required by applicable accounting rules or by the Company) and the Company or its Subsidiary is accounting for such as a true sale.
“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any Governmental Authority or any subdivision, agency, department or instrumentality thereof.
“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA as to which the Company or any ERISA Affiliate may have any liability.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA.
“PNC” means PNC Bank, National Association, a national banking association, in its individual capacity, and its successors.
“Pounds Sterling” means the lawful currency of the United Kingdom.
“Pricing Schedule” means the Schedule attached hereto identified as such.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board of Governors of the Federal Reserve System in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board of Governors of the Federal Reserve System (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Pro Rata Share” means, with respect to a Lender, with respect to Revolving Loans, LC Obligations or Swing Line Loans, a portion equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Commitments of all Lenders, provided, however, if all of the Commitments are terminated pursuant to the terms of this Agreement, then “Pro Rata Share” means the Commitments most recently in effect, giving effect to any assignments; provided, further, that when a Defaulting Lender shall exist, “Pro Rata Share” shall mean the percentage of the Commitments of all Lenders (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment (except that no Lender is required to fund or participate in Revolving Loans, Swing Line Loans or Facility LCs to the extent that, after giving effect thereto, the aggregate amount of its outstanding Revolving Loans and funded or unfunded participations in Swing Line Loans and Facility LCs would exceed the amount of its Commitment (determined as though no Defaulting Lender existed)).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Purchasers” is defined in Section 12.3(a).
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to it in Section 9.19.
“Qualified Receivables Transaction” means any transaction or series of related transactions other than a Permitted Factoring Transaction that may be entered into by the Company or any Subsidiary pursuant to which the Company or any Subsidiary may sell, convey or otherwise transfer to a newly-formed Subsidiary or other special-purpose entity, or any other Person, any accounts, notes receivable and/or other financial assets, together with any assets and rights related thereto (including, without limitation, the equity interests of any related Subsidiary described in clause (ii) of the immediately following proviso); provided, that (i) the Receivables Transaction Attributed Indebtedness and/or Indebtedness incurred in such transaction or series of transactions does not exceed, at the time of incurrence thereof, the greater of (x) $300,000,000 and (y) 10% of Consolidated Total Assets (Consolidated Total Assets to be determined as of the end of the immediately preceding fiscal quarter for which financial statements have been delivered to the Administrative Agent pursuant to Section 6.1(a) or (b) (or, if prior to any such date, the most recent quarterly financial statements referenced in Section 5.4)) and (ii) any Subsidiary or other special-purpose entity created solely to engage in Qualified Receivables Transactions shall not engage in any activities other than in connection with the financing of accounts, notes receivable and/or other financial assets, together with any assets and rights related thereto, and, other than pursuant to Standard Securitization Undertakings and guarantees by, recourse to and/or obligations of one or more other Subsidiaries of the type described in this clause (ii), no portion of the Indebtedness or any other obligations (contingent or otherwise) of such entity shall be guaranteed by the Company or any other Subsidiary of the Company, shall be recourse to the Company, any other Subsidiary of the Company or their respective property or shall otherwise obligate the Company or any other Subsidiary of the Company in any way.
“Receivables Transaction Attributed Indebtedness” means the amount of obligations outstanding under the legal documents entered into as part of (or under such other agreements, instruments or documents otherwise evidencing) any Permitted Factoring Transaction or Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Permitted

Factoring Transaction or Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two Business Days preceding the date of such setting, (2) if such Benchmark is the EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if the RFR for such Benchmark is SONIA, then four Business Days prior to such setting, (4) if the RFR for such Benchmark is Daily Simple SOFR, then four Business Days prior to such setting or (5) if such Benchmark is none of the Term SOFR Rate, the EURIBOR Rate, SONIA or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.
“Register” is defined in Section 12.3(d).
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrowers then outstanding under Section 2.19 to reimburse the LC Issuers for amounts paid by the LC Issuers in respect of any one or more drawings under Facility LCs.
“Related Indemnified Person” means, as to any indemnified person, (1) any affiliate of such indemnified person, (2) the respective agents, advisors, representatives, directors, managers, officers and employees of such indemnified person and of its Affiliates, and (3) the respective agents of such indemnified person and its Affiliates.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors and representatives of such Person and such Person’s Affiliates.
“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Pounds Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto or (iv) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.
“Relevant Rate” means (i) with respect to any Term Benchmark Advance denominated in Dollars, the Adjusted Term SOFR Rate, (ii) with respect to any Term Benchmark Advance denominated in Euros, the Adjusted EURIBOR Rate or (iii) with respect to any RFR Advance denominated in Pounds Sterling or Dollars, the applicable Adjusted Daily Simple RFR, as applicable.
“Relevant Screen Rate” means (i) with respect to any Term Benchmark Advance denominated in Dollars, the Term SOFR Reference Rate or (ii) with respect to any Term Benchmark Advance denominated in Euros, the EURIBOR Screen Rate, as applicable.
“Replacement Lender” has the meaning assigned to it in Section 2.7(b).
“Reports” is defined in Section 9.6.
“Required Lenders” means, subject to Section 2.22,
(a)at any time prior to the termination or expiration of all of the Commitments, Lenders having Credit Exposures (provided, that, as to any Lender, clause (a) of the definition of “Swing Line Exposure” shall only be applicable in calculating a Lender’s Revolving Exposure to the extent such Lender shall have funded its respective participations in the outstanding Swing Line Loans) and Unfunded Commitments representing more than fifty percent (50%) of the sum of the aggregate Credit Exposures and Unfunded Commitments of all Lenders at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Section 8.1 or for purposes of terminating the Commitments, then, in the event a Lender has not funded its participations in Swing Line Loans within one Business Day of such Lender’s receipt of notice from the Administrative Agent or the Swing Line Lender pursuant to Section 2.4(d) (such amount, the “Swing Line Unfunded Amount”) and until such time as such Swing Line Unfunded Amount is actually funded by such Lender, (i) the Unfunded Commitment of each such Lender shall be deemed to be reduced by such Swing Line Unfunded Amount and (ii) the Unfunded Commitment of the Swing Line Lender shall be deemed to be increased by such Swing Line Unfunded Amount; and
(b)at any time following the termination or expiration of all of the Commitments, Lenders holding more than fifty percent (50%) of the aggregate Credit Exposures at such time; provided that, for purposes of calculating Revolving Exposure in connection with this clause (b), the Swing Line Exposure of each Lender shall be its Pro Rata Share of the aggregate outstanding principal amount of all Swing Line Loans at such time; provided further that the Swing Line Exposure of any Lender who fails to fund its participation in Swing Line Loans within one Business Day of such Lender’s receipt of notice from the Administrative Agent or the Swing Line Lender pursuant to Section 2.4(d) shall be deemed to be held by the Swing Line Lender in making such determination until such Lender shall have funded its participation in such Swing Line Loans.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any equity interest in the Company or any Subsidiary, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interests in the Company or any Subsidiary thereof or any option, warrant or other right to acquire any such equity interest in the Company or any Subsidiary thereof.
“Retired Commitments” has the meaning assigned to it in Section 2.7(b).
“Revolving Exposure” means, with respect to any Lender at any time, the sum of (i) the aggregate principal Dollar Amount of such Lender’s Revolving Loans outstanding at such time, plus (ii) an amount equal to its Pro Rata Share of the LC Obligations at such time, plus (iii) an amount equal to its Swing Line Exposure at such time.
“Revolving Loan” means, with respect to a Lender, such Lender’s loan made pursuant to its commitment to lend set forth in Section 2.1 (or any conversion or continuation thereof).
“RFR” means, for any RFR Loan denominated in (a) Pounds Sterling, SONIA, and (b) Dollars, Daily Simple SOFR.
“RFR Advance” means, as to any Advance, the RFR Loans comprising such Advance.
“RFR Business Day” means, for any Loan denominated in (a) Pounds Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London, and (b) Dollars, a U.S. Government Securities Business Day.
“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.
“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple RFR.
“Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States, including transition rules, and, in each case, any amendments to such regulations.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“Sanctioned Country” means, at any time, any country, territory or region which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran and North Korea).
“Sanctioned Person” means, at any time, (a) any Person or group listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including by OFAC or the U.S. Department of State, the United Nations Security Council, His Majesty’s Treasury of the United Kingdom, the European Union or any EU member state or other relevant sanctions authority, (b) any

Person or group operating, organized or resident in a Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, (c) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, (d) any Person 50% or more owned, directly or indirectly, by any of the above, or (e) any Person otherwise the subject of any Sanctions.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any EU member state or Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.
“Section” means a numbered section of this Agreement, unless another document is specifically referenced.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the Federal Reserve Bank of New York’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.
“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).
“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.
“Specified Public Filings” means the 10-K filed by the Company with the Securities and Exchange Commission with respect to the fiscal year ended September 27, 2025 and each 10-Q or 8-K filed by the Company with the Securities and Exchange Commission after September 27, 2025 and prior to the Effective Date.
“Standard Securitization Undertakings” means representations, warranties, covenants, recourse and indemnities made, entered into or provided by the Company or any Subsidiary thereof in connection with a Qualified Receivables Transaction which are reasonably customary in such a transaction.

“Specified Transaction” means, with respect to any applicable period, any Investment, Permitted Acquisition, Disposition, equity issuance, incurrence of Indebtedness, or Restricted Payment.
“Stated Rate” is defined in Section 2.21.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the EURIBOR Rate for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans bearing interest at a rate determined by reference to the Adjusted EURIBOR Rate shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage, and the Administrative Agent shall notify the Company promptly of any such adjustment.
“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or Controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or Controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Company.
“Subsidiary Borrower” means any Eligible Subsidiary that becomes a Subsidiary Borrower pursuant to Section 2.27 and that has not ceased to be a Subsidiary Borrower pursuant to such Section.
“Substantial Portion” means, with respect to the Property of the Company and its Subsidiaries, Property which represents more than 15% of the Consolidated Total Assets of the Company and its Subsidiaries taken as a whole, as would be shown in the consolidated financial statements of the Company and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month (or, if prior to such first delivery hereunder, the most recent financial statements referenced in Section 5.4).
“Supported QFC” has the meaning assigned to it in Section 9.19.
“Surviving Commitment” has the meaning assigned to it in Section 2.7(b).
“Surviving Lender” has the meaning assigned to it in Section 2.7(b).
“swap” means any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Counterparty” means, with respect to any swap with the Administrative Agent, any LC Issuer or any other Lender or any Affiliate of any of the foregoing, any Person or entity that is or becomes a party to such swap.
“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any swap between the Administrative Agent, any LC Issuer or any other Lender or any Affiliate of any of the foregoing and one or more Swap Counterparties.
“Swing Line Borrowing Notice” is defined in Section 2.4(b).
“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time. The Swing Line Exposure of any Lender at any time shall be the sum of (a) its Pro Rata Share of the total Swing Line Exposure at such time other than with respect to any Swing Line Loans made by such Lender in its capacity as a Swing Line Lender and (b) the aggregate principal amount of all Swing Line Loans made by such Lender as a Swing Line Lender outstanding at such time (less the amount of participations funded by the other Lenders in such Swing Line Loans).
“Swing Line Lender” means JPMorgan or such other Lender which may succeed to its rights and obligations as Swing Line Lender pursuant to the terms of this Agreement.
“Swing Line Loan” means a Loan made available to the Company by the Swing Line Lender pursuant to Section 2.4.
“Swing Line Sublimit” means the maximum principal amount of Swing Line Loans the Swing Line Lender may have outstanding to the Company at any one time, which, as of the Effective Date, is $50,000,000 with respect to JPMorgan as Swing Line Lender.
“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.
“TARGET Day” means any day on which T2 (or, if such payment system ceases to be operative, such other payment system, if any, reasonably determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, fees, assessments, charges or withholdings, and any and all liabilities with respect to the foregoing, including interest, additions to tax and penalties applicable thereto.
“Term Benchmark” when used in reference to any Loan or Advance, refers to whether such Loan, or the Loans comprising such Advance, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate or the Adjusted EURIBOR Rate.
“Term Benchmark Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Term Benchmark.
“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.
“Term SOFR Rate” means, with respect to any Term Benchmark Advance denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Advance denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum determined reasonably and in good faith by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.
“Trade Date” has the meaning specified in Section 12.3.
“Transferee” is defined in Section 12.3(e).
“Type” means, with respect to any Advance, its nature as a Base Rate Advance, an RFR Advance or a Term Benchmark Advance and, with respect to any Loan, its nature as a Base Rate Loan, an RFR Loan or a Term Benchmark Loan.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Undisclosed Administration” means in relation to a Lender the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.
“Unfunded Commitment” means, with respect to each Lender, the aggregate Commitments of such Lender less its Revolving Exposure; provided, that, as to any Lender, clause (a) of the definition of “Swing Line Exposure” shall only be applicable in calculating a Lender’s Revolving Exposure to the extent such Lender shall have funded its respective participations in the outstanding Swing Line Loans.
“U.S. Bank” means U.S. Bank National Association, a national banking association, in its individual capacity, and its successors.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means for purposes of Sections 3.17 and 6.21 hereof, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States.
“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.19.
“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary of which 100% of the beneficial ownership interests shall at the time be owned or Controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization of which 100% of the beneficial ownership interests shall at the time be so owned or Controlled.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2.Amendment and Restatement of Existing Credit Agreement.
(a)The parties to this Agreement agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction of the conditions set forth in Section 4.1, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation. All “Loans” made and “Obligations” incurred under the Existing Credit Agreement which are outstanding on the Effective Date shall continue as Loans and Obligations under (and shall be governed by the terms of) this Agreement and the other Loan Documents. Without limiting the foregoing, upon the effectiveness hereof: (w) all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Administrative Agent”, this “Agreement” and the “Loan Documents” shall be deemed to refer to the Administrative Agent, this Agreement and the Loan Documents, (x) the “Facility LCs” issued under the Existing Credit Agreement which remain outstanding on the Effective Date shall continue as Facility LCs under (and shall be governed by the terms of) this Agreement, (y) all obligations constituting “Obligations” with any Lender or any Affiliate of any Lender which are outstanding on the Effective Date shall continue as Obligations under this Agreement and the other Loan Documents and (z) the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s credit exposure under the Existing Credit Agreement as are necessary in order that each such Lender’s Credit Exposures and outstanding Loans hereunder reflects such Lender’s Pro Rata Share of the outstanding Aggregate Outstanding Credit Exposure on the Effective Date.
(b)The Company, the Administrative Agent and each Lender that was a “Lender” under the Existing Credit Agreement (constituting the “Required Lenders” under and as defined therein) hereby agree (with effect immediately prior to the Effective Date) that (i) the reallocation, sales and assignments described in clause (z) of the last sentence of Section 1.2(a) shall satisfy the assignment requirements of Section 2.20 of the Existing Credit Agreement in connection with the replacement of each “Affected Lender” party to the Existing Credit Agreement that has failed to consent to the terms of this Agreement and become a Lender hereunder (each, a “Departing Lender”), without the payment of any related assignment fee, and no other documents or instruments shall be, or shall be required to be, executed in connection with such assignments (all of which are hereby waived) and (ii) in accordance with Section 2.20 of the Existing Credit Agreement, the Company shall pay to each such Departing Lender in same day funds on the Effective Date all interest, fees and other amounts then accrued but unpaid to such Departing Lender by the Company hereunder to and including the date of termination, including without limitation payments due to such Departing Lender under Sections 3.1, 3.2, 3.3 and 3.4 of the Existing Credit Agreement.
1.3.Classification of Loans and Advances. For purposes of this Agreement, Loans and Advances may be classified and referred to by Type (e.g., a “Term Benchmark Loan” or a “Term Benchmark Advance”).
1.4.Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein or in any other Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document), (b) any definition of or reference to any statute, rule or regulation herein or in any other Loan Document shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein or in any other Loan Document to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein or in any other Loan Document) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “ hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
1.5.Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars or a Foreign Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof (other than, for the avoidance of doubt, in each case with respect to its obligation to apply the definition of each such rate in accordance with its terms and to comply with its obligations in Article II (including Section 2.14) of this Agreement), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable good faith discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
ARTICLE II
THE CREDITS
2.1.Commitments. From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Loans to the Borrowers in Agreed Currencies and participate in Facility LCs issued upon the request of the Borrowers, provided that, (i) after giving effect to the making of each such Loan and the issuance of each such Facility LC, the Dollar Amount of such Lender’s Revolving Exposure shall not exceed its Commitment, (ii) after giving effect to the making of each such Loan and the issuance of each such Facility LC, the aggregate Dollar Amount of the Aggregate Outstanding Credit Exposure in Agreed Currencies other than Dollars shall not exceed the Maximum Foreign Currency Amount, and (iii) all Base Rate Loans shall be made in Dollars. Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow Revolving Loans at any time prior to the Facility Termination Date. Unless previously terminated, all Commitments shall terminate on the Facility Termination Date. The LC Issuers will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.19.
2.2.Determination of Dollar Amounts; Required Payments; Termination. The Administrative Agent will determine the Dollar Amount of: (a) each Revolving Advance as of the Borrowing Date or, if applicable, date of conversion/continuation of such Advance, (b) each Facility LC as of (i) the date on which such Facility LC is issued, (ii) the first Business Day of each calendar month and (iii) the date of any Modification of such Facility LC that has the effect of increasing the face amount thereof or extending the maturity thereof, and (c) all outstanding Advances and Facility LCs and Reimbursement Obligations on and as of the last Business Day of each quarter and on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders. Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Revolving Advance, Facility LC or Reimbursement Obligation, as the case may be, for which a Dollar Amount is determined on or as of such day. If at any time the Dollar Amount of (i) the Revolving Exposure of any Lender exceeds such Lender’s Commitment, (ii) the Aggregate Outstanding Credit Exposure exceeds the Aggregate Commitment or (iii) the aggregate Dollar Amount of the Aggregate Outstanding Credit Exposure in Agreed Currencies other than Dollars exceeds the Maximum Foreign Currency Amount, then, in each case, the Borrowers shall immediately make a payment on the Revolving Loans or Cash Collateralize LC Obligations sufficient to eliminate such excess; provided, that, notwithstanding the foregoing, if any such excess arises solely as a result of fluctuations in currency exchange rates, and at any time the Dollar Amount of (i) the Revolving Exposure of any Lender exceeds 105% of such Lender’s Commitment, (ii) the Aggregate Outstanding Credit Exposure exceeds 105% of the Aggregate Commitment or (iii) the aggregate Dollar Amount of the Aggregate Outstanding Credit Exposure in Agreed Currencies other than Dollars exceeds 105% of the Maximum Foreign Currency Amount, then, in each case, the Borrowers shall immediately make a payment on the Revolving Loans or Cash Collateralize LC Obligations in a sufficient amount to cause (x) the Revolving Exposure of any Lender to be equal to or less than such Lender’s Commitment, (ii) the Aggregate Outstanding Credit Exposure to be less than or equal to the Aggregate Commitment and (iii) the aggregate Dollar Amount of the Aggregate Outstanding Credit Exposure in Agreed Currencies other than Dollars to be equal to or less than the Maximum Foreign Currency Amount, as applicable. The Borrowers hereby unconditionally promise to pay in full the Aggregate Outstanding Credit Exposure and all other unpaid Obligations of the Borrowers under this Agreement and the other Loan Documents (to the extent such other Obligations are then due and owing) on the Facility Termination Date. Notwithstanding any provision of this Agreement to the contrary, no Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Article V, Article VI or Article VII of this Agreement being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the last day of the fiscal quarter of the Company immediately preceding the fiscal quarter of the Company in which the applicable transaction or occurrence requiring a determination occurs.

2.3.Ratable Loans; Types of Advances. Each Advance hereunder (other than any Swing Line Loan) shall consist of Loans of the same Type made from the several Lenders ratably according to their Pro Rata Shares. The Advances may be Base Rate Advances, RFR Advances or Term Benchmark Advances, or a combination thereof, selected by the applicable Borrower in accordance with Sections 2.8 and 2.9, or Swing Line Loans selected by the Company in accordance with Section 2.4.
2.4.Swing Line Loans.
(a)Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Section 4.2 and, if such Swing Line Loan is to be made on the Effective Date, the satisfaction of the conditions precedent set forth in Section 4.1 as well, from and including the date of this Agreement and prior to the Facility Termination Date, the Swing Line Lender may, at its option, on the terms and conditions set forth in this Agreement, make Swing Line Loans in Dollars to the Company from time to time in an aggregate principal amount not to exceed its respective Swing Line Sublimit, provided that (i) the aggregate principal amount of the Swing Line Loans of the Swing Line Lender shall not exceed the Swing Line Sublimit, (ii) the Aggregate Outstanding Credit Exposure shall not at any time exceed the Aggregate Commitment, and (ii) at no time shall the sum of (x) the Swing Line Lender’s Pro Rata Share of the Swing Line Loans, plus (y) the outstanding Dollar Amount of Revolving Loans made by the Swing Line Lender pursuant to Section 2.1, plus (z) the Swing Line Lender’s Pro Rata Share of the LC Obligations, exceed the Swing Line Lender’s Commitment at such time. Subject to the terms of this Agreement (including, without limitation, the discretion of the Swing Line Lender), the Company may borrow, repay and reborrow Swing Line Loans at any time prior to the Facility Termination Date.
(b)Borrowing Notice. In order to borrow a Swing Line Loan, the Company shall deliver to the Administrative Agent and the Swing Line Lender irrevocable notice (a “Swing Line Borrowing Notice”) not later than 1:30 p.m. (Milwaukee time) on the Borrowing Date of such Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day), (ii) the interest rate applicable to such Swing Line Loan (which shall be selected by the Company in accordance with Section 2.10) and (iii) the aggregate amount of the requested Swing Line Loan, which shall be an integral multiple of $100,000.
(c)Making of Swing Line Loans; Participations. Not later than 2:00 p.m. (Milwaukee time) on the applicable Borrowing Date, the Swing Line Lender shall make available the requested Swing Line Loan, in funds immediately available, to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent will promptly make the funds so received from the Swing Line Lender available to the Company on the Borrowing Date at the Administrative Agent’s aforesaid address. Each time that a Swing Line Loan is made by the Swing Line Lender pursuant to this Section 2.4(c), the Swing Line Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swing Line Lender a participation in such Swing Line Loan in proportion to its Pro Rata Share.
(d)Repayment of Swing Line Loans. Each Swing Line Loan shall be paid in full by the Company on or before the fourteenth (14th) day after the Borrowing Date for such Swing Line Loan. In addition, the Swing Line Lender may at any time in its sole discretion with respect to any outstanding Swing Line Loan it has made, require each Lender to fund the participation acquired by such Lender pursuant to Section 2.4(c) or require each Lender (including the Swing Line Lender) to make a Revolving Loan in the amount of such Lender’s Pro Rata Share of such Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Loan. Not later than 12:00 noon (Milwaukee time) on the date of any notice received pursuant to this Section 2.4(d), each Lender shall make available its required Revolving Loan, in funds immediately available to the Administrative Agent at its address specified pursuant to Article XIII. Revolving Loans made pursuant to this Section 2.4(d) shall bear interest based upon a rate to be agreed upon with the Swing Line Lender or converted into Term Benchmark Loans in Dollars in the manner provided in Section 2.9 and subject to the other conditions and limitations set forth in this Article II. Unless a Lender shall have notified the Swing Line Lender, prior to the Swing Line Lender’s making any Swing Line Loan, that any applicable condition precedent set forth in Sections 4.1 or 4.2 had not then been satisfied, such Lender’s obligation to make Revolving Loans pursuant to this Section 2.4(d) to repay Swing Line Loans or to fund the participation acquired pursuant to Section 2.4(c) shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against any Loan Party, the Administrative Agent, the Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default or Event of Default, (c) any adverse change in the condition (financial or otherwise) of any Loan Party, or (d) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.4(d), interest shall accrue thereon at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for each day during the period commencing on the date of demand and ending on the date such amount is received and the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. On the Facility Termination Date, the Company shall repay in full the outstanding principal balance of the Swing Line Loans.
(e)The Swing Line Lender may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Swing Line Lender and the successor Swing Line Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Swing Line Lender. At the time any such replacement shall become effective, the Company shall pay all unpaid interest accrued for the account of the replaced Swing Line Lender. From and after the effective date of any such replacement, (x) the successor Swing Line Lender shall have all the rights and obligations of the replaced Swing Line Lender under this Agreement with respect to Swing Line Loans made thereafter and (y) references herein to the term “Swing Line Lender” shall be deemed to refer to such successor or to any previous Swing Line Lender, or to such successor and all previous Swing Line Lenders, as the context shall require. After the replacement of the Swing Line Lender hereunder, the replaced Swing Line Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Swing Line Lender under this Agreement with respect to Swing Line Loans made by it prior to its replacement, but shall not be required to make additional Swing Line Loans.
(f)Subject to the appointment and acceptance of a successor Swing Line Lender, the Swing Line Lender may resign as Swing Line Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Company and the Lenders, in which case, the Swing Line Lender shall be replaced in accordance with Section 2.4(e) above.
2.5.Commitment Fee. The Borrowers agree to pay to the Administrative Agent for the account of each Lender according to its Pro Rata Share a commitment fee at a per annum rate equal to the Applicable Fee Rate on the daily Available Aggregate Revolving Commitment from the Effective Date to and including the Facility Termination Date, payable quarterly in arrears in Dollars within fifteen (15) Business Days following each Payment Date and on the Facility Termination Date. Swing Line Loans shall not count as usage of the Aggregate Commitment for the purpose of calculating the commitment fee due hereunder; provided that the relevant Swing Line Loans will count as usage of the Swing Line Lender's Commitment for the purpose of calculating the commitment fee due hereunder.
2.6.Minimum Amount of Each Revolving Advance. Each RFR Advance or Term Benchmark Advance shall be in the minimum amount of $2,000,000 and incremental amounts in integral multiples of $100,000, and each Base Rate Advance (other than a Revolving Advance to repay Swing Line Loans or Reimbursement Obligations pursuant to Section 2.19(f)) shall be in the minimum amount of $1,000,000 and incremental amounts in integral multiples of $100,000, provided, however, that any Base Rate Advance may be in the amount of the aggregate unused Commitments.
2.7.Reductions in Aggregate Commitments; Optional Principal Payments.
(a) The Company may permanently reduce the aggregate Commitments of the Lenders in whole, or in part ratably among the Lenders in integral multiples of $1,000,000, upon at least three (3) Business Days’ prior written notice to the Administrative Agent by 2:00 p.m. (Milwaukee time), which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of Lenders to make Credit Extensions hereunder. The Borrowers may from time to time pay, without penalty or premium, all outstanding Base Rate Advances (other than Swing Line Loans), or, in a minimum aggregate amount of $1,000,000, any portion of the aggregate outstanding Base Rate Advances (other than Swing Line Loans) upon same day notice by 11:00 a.m. (Milwaukee time) to the Administrative Agent. The Company may at any time pay, without penalty or premium, all outstanding Swing Line Loans, or any portion of the outstanding Swing Line Loans, with notice to the Administrative Agent and the Swing Line Lender by 11:00 a.m. (Milwaukee time) on the date of repayment. The Borrowers may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.3 but without penalty or premium, all outstanding RFR Advances or Term Benchmark Advances, or, in a minimum aggregate amount of $100,000, any portion of the aggregate outstanding RFR Advances or Term Benchmark Advances upon at least two (2) Business Days’ prior written notice to the Administrative Agent by 11:00 a.m. (Milwaukee time).
(b) Notwithstanding any provision of this Agreement to the contrary, upon the acquisition of one Lender by another Lender, or the merger, consolidation or other combination of any two or more Lenders (any such acquisition, merger, consolidation or other combination being referred to hereinafter as a “Combination” and each Lender which is a party to such Combination being hereinafter referred to as a “Combined Lender”), the Company may notify the Administrative Agent that it desires to reduce the Commitment of the Lender surviving such Combination (the “Surviving Lender”) to an amount equal to the Commitment of that Combined Lender which had the largest Commitment of each of the Combined Lenders party to such Combination (such largest Commitment being the “Surviving Commitment” and the Commitments of the other Combined Lenders being hereinafter referred to, collectively, as the “Retired Commitments”). If the Required Lenders (determined as set forth below) and the Administrative Agent agree to such reduction in the Surviving Lender’s Commitment, then (i) the aggregate amount of the Commitments shall be reduced by the Retired Commitments effective upon the effective date of the Combination (or such later date as the Company may specify in its request), provided, that, on or before such date the Borrowers have paid in full the outstanding principal amount of the Loans of each of the Combined Lenders other than the Combined Lender whose Commitment is the Surviving Commitment, (ii) from and after the effective date of such reduction, the Surviving Lender shall have no obligation with respect to the Retired Commitments, and (iii) the Company shall notify the Administrative Agent whether it wants such reduction to be a permanent reduction or a temporary reduction. If such reduction is to be a temporary reduction, then the Company shall be responsible for finding one or more financial institutions (which for the avoidance of doubt may be one or more existing Lenders) (each, a “Replacement Lender”), acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld, conditioned or delayed), willing to assume the obligations of a Lender hereunder with aggregate Commitments up to the amount of the Retired Commitments. The Administrative Agent may require the Replacement Lenders to execute such documents, instruments or agreements as the Administrative Agent reasonably deems necessary or desirable to evidence such Replacement Lenders’ agreement to become parties hereunder. For purposes of this Section 2.7(b), Required Lenders shall be determined as if the reduction in the aggregate amount of the Commitments requested by the Company had occurred (i.e., the Combined Lenders shall be deemed to have a single Commitment equal to the Surviving Commitment and the aggregate amount of the Commitments shall be deemed to have been reduced by the Retired Commitments).
(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (a) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each such notice delivered by the Company pursuant to paragraph (a) of this Section shall be irrevocable; provided that a notice of termination or reduction of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or other matters specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
2.8.Method of Selecting Types and Interest Periods for New Advances. The applicable Borrower shall select the Type of Advance and, in the case of each Term Benchmark Advance, the Interest Period and Agreed Currency applicable thereto from time to time. Other than in the case of Swing Line Loans (which shall be made in accordance with Section 2.4), the applicable Borrower shall give the Administrative Agent irrevocable notice in a form approved by the Administrative Agent (a “Borrowing Notice”) not later than (x) 12:00 noon (Milwaukee time) on the Borrowing Date of each Base Rate Advance (other than a Swing Line Loan), (y) 1:30 p.m. (Milwaukee time) three (3) Business Days before the Borrowing Date for each Term Benchmark Advance in Dollars and (z) 1:00 p.m. (New York City time) four (4) Business Days before the Borrowing Date for each RFR Advance or Term Benchmark Advance in a currency other than Dollars, in each case, specifying:
(i)    the name of the applicable Borrower,
(ii)    the Borrowing Date, which shall be a Business Day, of such Advance,
(iii)    the aggregate amount and Agreed Currency of such Advance,
(iv)    the Type of Advance selected,
(v)    in the case of each Term Benchmark Advance, the Interest Period applicable thereto, and
(vi)    the location and number of the applicable Borrower’s account to which funds are to be disbursed.
Notwithstanding the foregoing, in no event shall a Borrower be permitted to elect an Advance bearing interest at Daily Simple SOFR (it being understood and agreed that Daily Simple SOFR shall only apply to the extent provided in Sections 2.14(a), 2.14(b) and 2.14(f)).
Not later than 12:00 noon (Milwaukee time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent will make the funds so received from the applicable Lenders available to the applicable Borrower at the Administrative Agent’s aforesaid address.
2.9.Conversion and Continuation of Outstanding Advances; Maximum Number of Interest Periods. Base Rate Advances (other than Swing Line Loans) shall continue as Base Rate Advances unless and until such Base Rate Advances are converted into Term Benchmark Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.7. Each Term Benchmark Advance denominated in Dollars shall continue as a Term Benchmark Advance until the end of the then applicable Interest Period therefor, at which time such Term Benchmark Advance shall be automatically continued as a Term Benchmark Advance in Dollars with an Interest Period of one month unless (x) such Term Benchmark Advance is or was repaid in accordance with Section 2.7 or (y) the applicable Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Term Benchmark Advance continue as a Term Benchmark Advance for the same or another Interest Period. Each Term Benchmark Advance denominated in an Agreed Currency other than Dollars shall automatically continue as a Term Benchmark Advance in the same Agreed Currency with an Interest Period of one month unless (x) such Term Benchmark Advance is or was repaid in accordance with Section 2.7 or (y) the applicable Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Term Benchmark Advance continue as a Term Benchmark Advance for the same or another Interest

Period. Subject to the terms of Section 2.6, the applicable Borrower may elect from time to time to convert all or any part of a Base Rate Advance (other than a Swing Line Loan) into a Term Benchmark Advance. The applicable Borrower shall give the Administrative Agent irrevocable notice in a form approved by the Administrative Agent (a “Conversion/Continuation Notice”) of each conversion of a Base Rate Advance into a Term Benchmark Advance in Dollars, conversion of a Term Benchmark Advance in Dollars to a Base Rate Advance, or continuation of a Term Benchmark Advance not later than 10:00 a.m. (Milwaukee time) at least two (2) Business Days (four (4) Business Days for Term Benchmark Advances in currencies other than Dollars) prior to the date of the requested conversion or continuation, specifying:
(i)    the name of the applicable Borrower and the Advance to which such Conversion/Continuation Notice applies,
(ii)    the requested date, which shall be a Business Day, of such conversion or continuation,
(iii)    the Agreed Currency amount and Type of the Advance which is to be converted or continued, and
(iv)    the amount of such Advance which is to be converted into or continued as a Term Benchmark Advance and the duration of the Interest Period applicable thereto.
Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to elect that an Advance be converted to Daily Simple SOFR (it being understood and agreed that Daily Simple SOFR shall only apply to the extent provided in Sections 2.14(a), 2.14(b) and 2.14(f)).
After giving effect to all Advances, all conversions of Advances from one Type to another and all continuations of Advances of the same Type, there shall be no more than eight (8) Interest Periods in effect hereunder.
Notwithstanding anything to the contrary in this Agreement, (a) any Lender may exchange, continue or roll over all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Company, the Administrative Agent and such Lender and (b) this Section shall not be construed to permit any Borrower to (i) elect an Interest Period for Term Benchmark Advance that does not comply with Section 2.10, (ii) convert any Advance to an Advance of a Type not available under the Commitment pursuant to which such Advance was made or (iii) change the currency of any Advance.
2.10.Interest Rates.
(a)Each Base Rate Advance (other than a Swing Line Loan that is a Base Rate Advance) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Term Benchmark Advance in Dollars into a Base Rate Advance pursuant to Section 2.9, to but excluding the date it becomes due or is converted into a Term Benchmark Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Alternate Base Rate for such Advance for such day plus the Applicable Margin; provided, that if a Base Rate Advance is due as a result of an Event of Default or is otherwise outstanding during the continuance of an Event of Default, the Alternate Base Rate applicable to such Advance plus the Applicable Margin shall continue to apply thereto plus such other amounts as required under Section 2.11.
(b)Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid, at a rate per annum equal to, at the Company’s option, (i) the Alternate Base Rate for such day plus an applicable margin agreed between the Company and the Swing Line Lender, (ii) the Overnight Rate or (iii) any other rate separately agreed between the Company and the Swing Line Lender.

(c)Each Term Benchmark Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the Adjusted Term SOFR Rate or the Adjusted EURIBOR Rate for such Interest Period plus the Applicable Margin.
(d)Each RFR Advance shall bear interest at a rate per annum equal to the applicable Adjusted Daily Simple RFR plus the Applicable Margin.
(e)Changes in the rate of interest on that portion of any Advance maintained as a Base Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. No Interest Period applicable to any Loan may end after the Facility Termination Date for such Loan based upon the applicable Borrower’s selections under Sections 2.8 and 2.9 and the Pricing Schedule.
2.11.Rates Applicable After Event of Default. Notwithstanding anything to the contrary contained in Sections 2.8, 2.9 or 2.10, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Advance may be converted to or continued as a Term Benchmark Advance and (ii) unless repaid, (x) each Term Benchmark Advance denominated in Dollars shall be converted to a Base Rate Advance at the end of the Interest Period applicable thereto and (y) each Term Benchmark Advance and each RFR Advance, in each case denominated in a Foreign Currency, shall bear interest at the Central Bank Rate for the applicable Agreed Currency plus the CBR Spread; provided that, if the Administrative Agent determines reasonably and in good faith (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected RFR Loans or Term Benchmark Loans denominated in any Agreed Currency other than Dollars shall either be (1) converted to a Base Rate Advance denominated in Dollars (in an amount equal to the Equivalent Amount of such Foreign Currency) at the end of the Interest Period therefor (in the case of Term Benchmark Loans) or immediately (in the case of RFR Loans) or (2) prepaid at the end of the Interest Period therefor (in the case of Term Benchmark Loans) or immediately (in the case of RFR Loans), as applicable, in full; provided that if no election is made by the applicable Borrower by the earlier of (A) the date that is three Business Days after receipt by the Company of such notice and (B) the last day of the current Interest Period for the applicable Term Benchmark Loan, the applicable Borrower shall be deemed to have elected clause (1) above. During the continuance of an Event of Default, the Required Lenders may, at their option, by notice to the Company (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.3 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each RFR Advance and Term Benchmark Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2.00% per annum, (ii) each Base Rate Advance shall bear interest at a rate per annum equal to the Alternate Base Rate in effect from time to plus the Applicable Margin time plus 2.00% per annum, and (iii) the LC Fee shall be increased by 2.00% per annum, provided that, during the continuance of an Event of Default under Sections 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above and the increase in the LC Fee set forth in clause (iii) above shall be applicable automatically to all Credit Extensions without any election or action on the part of the Administrative Agent or any Lender. After an Event of Default has been waived, the interest rate applicable to Advances and the LC Fee shall revert to the rates applicable prior to the occurrence of an Event of Default.
2.12.Method of Payment.
(a)Each Advance shall be repaid and each payment of interest thereon shall be paid in the currency in which such Advance was made. All payments of the Obligations of the Borrowers under this Agreement and the other Loan Documents shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Company, by 12:00 noon (Milwaukee time) on the date when due and shall (except (i) with respect to repayments of Swing Line Loans, (ii) in the case of Reimbursement Obligations for which the relevant LC Issuer has not been fully indemnified by the Lenders, or (iii) as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any

Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge any account of the Borrowers maintained with JPMorgan for each payment of principal, interest, Reimbursement Obligations and fees as it becomes due hereunder. Each reference to the Administrative Agent in this Section 2.12 shall also be deemed to refer, and shall apply equally, to each LC Issuer, in the case of payments required to be made by the Borrowers to such LC Issuer pursuant to Section 2.19(f).
(b)Notwithstanding the foregoing provisions of this Section, if, after the making of any Revolving Advance in any currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such currency, or any other event occurs, in each case with the result that the type of currency in which such Advance was made (the “Original Currency”) no longer exists or would no longer be an Eligible Currency or the Borrowers are not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by the Borrowers hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.
2.13.Noteless Agreement; Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(a)The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Agreed Currency and Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, (iii) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (iv) the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.
(b)The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with their terms.
(c)Any Lender may request that its Loans be evidenced by promissory notes representing its Loans substantially in the form of Exhibit E (each a “Note”). In such event, the applicable Borrowers shall prepare, execute and deliver to such Lender such Note or Notes payable to the order of such Lender in a form supplied by the Administrative Agent. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in clauses (b) (i) and (ii) above.
2.14.Alternate Rate of Interest.
(a)Subject to clauses (b) (c), (d), (e) and (f) of this Section 2.14, if:
(i)the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Advance, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate, the Term SOFR Rate, the Adjusted EURIBOR Rate or the EURIBOR Rate (including because the Relevant Screen Rate is not available or published on a current basis) for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple RFR, Daily Simple RFR or RFR for the applicable Agreed Currency; or
(ii)the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Advance, the Adjusted Term SOFR Rate or the Adjusted EURIBOR Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Advance for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Adjusted Daily Simple RFR or RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Advance for the applicable Agreed Currency;
then the Administrative Agent shall give notice thereof (in reasonable detail) to the Company and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist (which notice shall be given by the Administrative Agent promptly after its determination that such circumstances have ceased to exist) with respect to the relevant Benchmark and (y) the applicable Borrower or the Company on behalf of such Borrower delivers a new Conversion/Continuation Notice in accordance with the terms of Section 2.08 or a new Borrowing Notice in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, (1) any Conversion/Continuation Notice that requests the conversion of any Advance to, or continuation of any Advance as, a Term Benchmark Advance and any Borrowing Notice that requests a Term Benchmark Advance shall instead be deemed to be a Conversion/Continuation Notice or a Borrowing Notice, as applicable, for (x) an RFR Advance denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Advances is not also the subject of Section 2.14(a)(i) or (ii) above or (y) a Base Rate Advance if the Adjusted Daily Simple RFR for Dollar Advances also is the subject of Section 2.14(a)(i) or (ii) above and (2) any Borrowing Notice that requests an RFR Advance shall instead be deemed to be a Borrowing Notice for a Base Rate Advance and (B) for Loans denominated in a Foreign Currency, any Conversion/Continuation Notice that requests the conversion of any Advance to, or continuation of any Advance as, a Term Benchmark Advance and any Borrowing Notice that requests a Term Benchmark Advance or an RFR Advance, in each case, for the relevant Benchmark shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Advances, then all other Types of Advances shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Company’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark (which notice shall be given by the Administrative Agent promptly after its determination that such circumstances have ceased to exist) and (y) the applicable Borrower or the Company on behalf of such Borrower delivers a new Conversion/Continuation Notice in accordance with the terms of Section 2.08 or a new Borrowing Notice in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Advance denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Advances is not also the subject of Section 2.14(a)(i) or (ii) above or (y) a Base Rate Loan if the Adjusted Daily Simple RFR for Dollar Advances also is the subject of Section 2.14(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute, a Base Rate Loan and (B) for Loans denominated in a Foreign Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day)

bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided, that, if the Administrative Agent determines reasonably and in good faith (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in such Foreign Currency shall, at the applicable Borrower’s election prior to such day: (A) be prepaid by such Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in such Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time, and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines reasonably and in good faith (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected RFR Loans denominated in any Foreign Currency, at the applicable Borrower’s election, shall either (A) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Amount of such Foreign Currency) immediately or (B) be prepaid in full immediately.
(b)Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders and the Company without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(c)Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(d)The Administrative Agent will promptly notify the Company and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Except as expressly provided in this Agreement, any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole reasonable good faith discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.
(e)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate or EURIBOR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the applicable Borrower or the Company on behalf of such Borrower may revoke any request for a Term Benchmark Advance or RFR Advance of, conversion to or continuation of Term Benchmark Loans or RFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) such Borrower will be deemed to have converted any request for (1) a Term Benchmark Advance denominated in Dollars into a request for an Advance of or conversion to (A) an RFR Advance denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Advances is not the subject of a Benchmark Transition Event or (B) a Base Rate Advance if the Adjusted Daily Simple RFR for Dollar Advances is the subject of a Benchmark Transition Event or (y) any request relating to a Term Benchmark Advance or RFR Advance denominated in a Foreign Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.14, (A) for Loans denominated in Dollars, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Advance denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Advances is not the subject of a Benchmark Transition Event or (y) a Base Rate Loan if the Adjusted Daily Simple RFR for Dollar Advances is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute, a Base Rate Loan and (B) for Loans denominated in any Foreign Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided that if the Administrative Agent determines reasonably and in good faith (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Foreign Currency shall, at the applicable Borrower’s election prior to such day: (A) be prepaid by such Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines reasonably and in good faith (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected RFR Loans denominated in any Foreign Currency, at the applicable Borrower’s election, shall either (A) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Amount of such Foreign Currency) immediately or (B) be prepaid in full immediately.

2.15.Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Base Rate Advance and each Swing Line Loan shall be payable on each Interest Payment Date, commencing with the first such Interest Payment Date to occur after the date hereof, and on the applicable Facility Termination Date. Interest accrued on each Term Benchmark Advance shall be payable on each Interest Payment Date, on any date on which the Term Benchmark Advance is prepaid, whether by acceleration or otherwise, and on the applicable Facility Termination Date. Interest accrued pursuant to Section 2.11 shall be payable on demand. Interest on all Advances and fees shall be calculated for actual days elapsed on the basis of a 360-day year, except that (a) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be calculated for actual days elapsed on the basis of a year of 365 days (or 366 days in a leap year), (b) interest on Loans denominated in Pounds Sterling shall be calculated for actual days elapsed on the basis of a 365-day year and (c) interest on Loans denominated in Agreed Currencies (other than Dollars and Pounds Sterling) for which a 365/366-day year is the market convention for such calculations shall be calculated for actual days elapsed on the basis of a 365/366-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 noon (Local Time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment, inclusive of interest accrued through the next succeeding Business Day, shall be made on such next succeeding Business Day. The applicable Alternate Base Rate, RFR Rate, Term Benchmark Rate or Overnight Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
2.16.Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each applicable Lender of the contents of each Commitment reduction notice, Borrowing Notice, Swing Line Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from an LC Issuer, the Administrative Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder. The Administrative Agent will notify each Lender of the currency and interest rate applicable to each RFR Advance or Term Benchmark Advance made by it promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.
2.17.Lending Installations. Each Lender may book its Advances and its participation in any LC Obligations and each LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and LC Issuer may, by written notice to the Administrative Agent and the Company in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.
2.18.Non-Receipt of Funds by the Administrative Agent. Unless the applicable Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of a Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the applicable Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or such Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Rate in the case of amounts denominated in an Agreed Currency other than Dollars) or (y) in the case of payment by a Borrower, the interest rate applicable to the relevant Loan.

2.19.Facility LCs.
(a)Issuance. Each LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby and commercial letters of credit denominated in Dollars or other Agreed Currencies (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of any Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate Dollar Amount of the outstanding LC Obligations shall not exceed $10,000,000, (ii) the aggregate Dollar Amount of the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment, (iii) with respect to each LC Issuer, the aggregate Dollar Amount of the outstanding LC Obligations in respect of Facility LCs issued by such LC Issuer shall not exceed such LC Issuer’s LC Commitment and (iv) the aggregate Dollar Amount of the Aggregate Outstanding Credit Exposure in Agreed Currencies other than Dollars shall not exceed the Maximum Foreign Currency Amount. No Facility LC shall have an expiry date later than the earlier to occur of (x) the fifth Business Day prior to the Facility Termination Date and (y) one (1) year after its issuance; provided, however, that the expiry date of a Facility LC may be up to one (1) year later than the fifth Business Day prior to the Facility Termination Date if the applicable Borrower has deposited or delivered Cash Collateral on or before the fifth Business Day prior to the Facility Termination Date in an amount equal to 103% of the LC Obligations with respect to such Facility LC.
(b)Participations. Upon the issuance or Modification by an LC Issuer of a Facility LC in accordance with this Section 2.19, such LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from such LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the respective LC Issuer, such Lender’s Pro Rata Share of each disbursement made by such LC Issuer and not reimbursed by the Borrowers on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason, including after the Facility Termination Date, all as more specifically set forth in paragraph (e) below. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit and to make payments in respect of such acquired participations are absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default, or reduction or termination of the Commitments.
(c)Notice. Subject to Section 2.19(a), the applicable Borrower shall give the Administrative Agent notice prior to 10:00 a.m. (Milwaukee time) at least two (2) Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the name and address of the beneficiary, the proposed date of issuance (or Modification), the requested LC Issuer and the expiry date of such Facility LC, and describing the amount, Agreed Currency and other proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the Administrative Agent shall promptly notify the relevant LC Issuer and each Lender of the contents thereof and of the amount of such Lender’s participation in such proposed Facility LC. The issuance or Modification by an LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV, be subject to the conditions precedent that such Facility LC shall be satisfactory to such LC Issuer and that the applicable Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as such LC Issuer shall have reasonably requested (each, a “Facility LC Application”). No LC Issuer shall have any independent duty to ascertain whether the conditions set forth in Article IV have been satisfied; provided, however, that an LC Issuer shall not issue a Facility LC if, on or before the proposed date of issuance, such LC Issuer shall have received notice from the Administrative Agent or the Required Lenders that any such condition has not been satisfied or waived. In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control. Notwithstanding anything herein to the contrary, no LC Issuer shall have any obligation hereunder to issue, and shall not issue, any Facility LC the proceeds of which would be made available to any Person

(i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions in a manner that would result in a violation of any Sanctions, (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (iii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such LC Issuer from issuing such Facility LC, or any law applicable to such LC Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such LC Issuer shall prohibit, or request that such LC Issuer refrain from, the issuance of letters of credit generally or such Facility LC in particular or shall impose upon such LC Issuer with respect to such Facility LC any restriction, reserve or capital requirement (for which such LC Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such LC Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such LC Issuer in good faith deems material to it or (iv) in any manner that would result in a violation of one or more policies of such LC Issuer applicable to letters of credit generally.
(d)LC Fees. The Company shall pay to the Administrative Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, with respect to each Facility LC, a letter of credit fee at a per annum rate equal to the Applicable Margin for RFR Loans and Term Benchmark Loans (or, in the case of any performance standby letter of credit with respect to nonfinancial contractual obligations, 50% of such Applicable Margin) in effect from time to time on the average daily undrawn stated Dollar Amount under such Facility LC, such fee to be payable quarterly in arrears in Dollars within fifteen (15) Business Days following each Payment Date (the “LC Fee”). The Company shall also pay to the relevant LC Issuer for its own account (x) a fronting fee in an amount equal to 0.125% per annum of the average daily undrawn stated Dollar Amount under such Facility LC, such fee to be payable quarterly in arrears in Dollars on each Payment Date and (y) on demand, all amendment, drawing and other fees regularly charged by such LC Issuer to its letter of credit customers and all reasonable out-of-pocket expenses incurred by such LC Issuer in connection with the issuance, Modification, administration or payment of any Facility LC.
(e)Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the relevant LC Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the applicable Borrower and each other Lender as to the amount to be paid by such LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of the LC Issuers to the applicable Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable LC Issuer (as finally determined by a court of competent jurisdiction), each LC Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Facility LC, each LC Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Facility LC. Each LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by an LC Issuer as determined in a final non-appealable judgment by a court of competent jurisdiction, each Lender shall be absolutely, unconditionally and irrevocably liable without regard to the occurrence of any Event of Default or any condition precedent or other circumstance whatsoever, including any amendment, renewal or extension of any Facility LC or reduction or termination of the Commitments, to reimburse such LC Issuer on demand, without any offset, abatement, withholding or reduction whatsoever, for (i) such Lender’s Pro Rata Share of the amount of each payment made by such LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrowers pursuant to Section 2.19(f) below and there is not Cash Collateral available to cover the same, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of such LC Issuer’s demand for such reimbursement (or, if such demand is made after 11:00 a.m. (Milwaukee time) on such date, from the next succeeding Business Day) to the date on which such

Lender pays the amount to be reimbursed by it, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(f)Reimbursement by the Borrowers. The Borrowers shall be absolutely, irrevocably and unconditionally obligated to reimburse each LC Issuer on or before the applicable LC Payment Date (or, in the event that the applicable Borrower receives notice of the applicable LC Payment Date pursuant to clause (e) above at any time after 10:00 a.m. (Milwaukee time) on such LC Payment Date, shall be obligated to reimburse such LC Issuer on or before the first Business Day after the applicable Borrower’s receipt of such notice) for any amounts to be paid by such LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that neither any Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by such Borrower or such Lender to the extent, but only to the extent, caused by the willful misconduct or gross negligence of such LC Issuer (as determined in a final non-appealable judgment by a court of competent jurisdiction) in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC. All such amounts paid by an LC Issuer and remaining unpaid by the Borrowers shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Base Rate Advances for such day (or, in the case of a Facility LC denominated in an Agreed Currency other than Dollars, at the Overnight Rate for such Agreed Currency plus the Applicable Margin applicable to RFR Advances and Term Benchmark Advances for such day) if such day falls on or before the applicable LC Payment Date and (y) the sum of (A) 2.00% per annum plus (B) the rate applicable to Base Rate Advances for such day (or, in the case of a Facility LC denominated in an Agreed Currency other than Dollars, at the Overnight Rate for such Agreed Currency plus the Applicable Margin applicable to RFR Advances and Term Benchmark Advances for such day) if such day falls after such LC Payment Date. Each LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from the Borrowers for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by such LC Issuer, but only to the extent such Lender has made payment to such LC Issuer in respect of such Facility LC pursuant to Section 2.19(e). Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.8 and the satisfaction of the applicable conditions precedent set forth in Article IV), the Borrowers may request a Revolving Advance hereunder for the purpose of satisfying any Reimbursement Obligation.
(g)Obligations Absolute. The Borrowers’ obligations under this Section 2.19 shall be absolute, irrevocable and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which any Borrower may have or have had against any LC Issuer, any Lender or any beneficiary of a Facility LC. Each Borrower further agrees with the LC Issuers and the Lenders that the LC Issuers and the Lenders shall not be responsible for, and the Borrowers’ Reimbursement Obligations in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among any Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of any Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. No LC Issuer shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. Each Borrower agrees that any action taken or omitted by any LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct as determined in a final non-appealable judgment by a court of competent jurisdiction, shall be binding upon the Borrowers and shall not put any LC Issuer or any Lender under any liability to any Borrower. Nothing in this Section 2.19(g) is intended to limit the right of the Borrowers to make a claim against any LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.19(f).
(h)Actions of LC Issuer. Each LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile or electronic mail message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such LC Issuer. Each LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.19, the LC Issuers shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.
(i)Indemnification. Each Borrower hereby agrees to indemnify and hold harmless each Lender, each LC Issuer and the Administrative Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses (including reasonable counsel fees and disbursements) which such Lender, such LC Issuer or the Administrative Agent may incur (or which may be claimed against such Lender, such LC Issuer or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses (including reasonable counsel fees and disbursements) which such LC Issuer may incur (i) by reason of or in connection with the failure of any other Lender to fulfill or comply with its obligations to such LC Issuer hereunder (but nothing herein contained shall affect any rights any Borrower may have against any Defaulting Lender) or (ii) by reason of or on account of such LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to such LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrowers shall not be required to indemnify any Lender, any LC Issuer or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of such LC Issuer (as determined in a final non-appealable judgment by a court of competent jurisdiction) in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) such LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.19(i) is intended to limit the obligations of the Borrowers under any other provision of this Agreement.
(j)Lenders’ Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify each LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrowers) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from (x) such indemnitees’ gross negligence or willful misconduct as determined in a final non-appealable judgment by a court of competent jurisdiction or (y) such LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.19 or any action taken or omitted by such indemnitees hereunder.
(k)Facility LC Collateral Account. Each Borrower agrees that it will, upon the request of the Administrative Agent or the Required Lenders and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to any LC Issuer or the Lenders in respect of any Facility LC, maintain a special collateral account (which may be a single account owned collectively by all of the Borrowers) pursuant to arrangements satisfactory to the Administrative Agent (the “Facility LC Collateral Account”), in the name of such Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders and in which such Borrower shall have no interest other than as set forth in Section 8.1, or otherwise deposit or deliver Cash Collateral for the related LC Obligations in accordance with the definition of “Cash Collateral”. Each Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuers, a security interest in all of the Borrowers’ right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. Unless otherwise agreed between the

Administrative Agent and the Company, the Administrative Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of JPMorgan having a maturity not exceeding thirty (30) days. Nothing in this Section 2.19(k) shall either obligate the Administrative Agent to require any Borrower to deposit any funds in the Facility LC Collateral Account or limit the right of the Administrative Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 2.22 or Section 8.1.
(l)Rights as a Lender. In its capacity as a Lender, each LC Issuer shall have the same rights and obligations as any other Lender.
(m)Separate Reimbursement Agreement. In the event an LC Issuer enters into a separate reimbursement agreement with a Borrower covering the relevant Facility LCs and the terms of such reimbursement agreement conflict with or contradict the terms of this Agreement, the terms of this Agreement shall control.
(n)Facility LCs Issued for Account of Subsidiaries. Notwithstanding that a Facility LC issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Facility LC, and without derogating from any rights of the applicable LC Issuer (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Facility LC, the Borrowers (i) shall reimburse, indemnify and compensate the applicable LC Issuer hereunder for such Facility LC (including to reimburse any and all drawings thereunder) as if such Facility LC had been issued solely for the account of a Borrower and (ii) irrevocably waive any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Facility LC. Each Borrower hereby acknowledges that the issuance of such Facility LCs for its Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
(o)LC Issuer Agreements. Unless otherwise requested by the Administrative Agent, each LC Issuer (other than JPMorgan in its capacity as an LC Issuer) shall report in writing to the Administrative Agent (i) promptly following the end of each calendar month, the aggregate amount of Facility LCs issued by it and outstanding at the end of such month, (ii) on or prior to each Business Day on which such LC Issuer expects to issue or Modify any Facility LC, the date of such issuance or Modification, and the aggregate face amount of the Facility LC to be issued or Modified by it and outstanding after giving effect to such issuance or Modification (and whether the amount thereof changed), it being understood that such LC Issuer shall not permit any issuance or Modification resulting in an increase in the amount of any Facility LC to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such LC Issuer makes any payment under any Facility LC, the date of such payment under such Facility LC and the amount of such payment, (iv) on any Business Day on which any Borrower fails to reimburse any payment under any Facility LC required to be reimbursed to such LC Issuer on such day, the date of such failure and the amount of such payment and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.
(p)Replacement and Resignation of LC Issuers.
(i)An LC Issuer may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced LC Issuer and the successor LC Issuer. The Administrative Agent shall notify the Lenders of any such replacement of an LC Issuer. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced LC Issuer. From and after the effective date of any such replacement, (i) the successor LC Issuer shall have all the rights and obligations of an LC Issuer under this Agreement with respect to Facility LCs to be issued thereafter and (ii) references herein to the term “LC Issuer” shall be deemed to refer to such successor or to any previous LC Issuer, or to such successor and all previous LC Issuers, as the context shall require. After the replacement of an LC Issuer hereunder, the replaced LC Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an LC Issuer under this Agreement with respect to

Facility LCs then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Facility LCs.
(ii)Subject to the appointment and acceptance of a successor LC Issuer, an LC Issuer may resign as an LC Issuer at any time upon thirty days’ prior written notice to the Administrative Agent, the Company and the Lenders, in which case, such resigning LC Issuer shall be replaced in accordance with Section 2.19(p)(i) above.
2.20.Replacement of Lender. If (i) any Borrower is required pursuant to Section 3.1, 3.2 or 3.4 to make any additional payment to or on account of any Lender (or its Participant), (ii) any Lender shall enter into, or purport to enter into, any assignment or participation with a Disqualified Institution in violation of this Agreement, (iii) any Lender becomes a Defaulting Lender or a Disqualified Institution, (iv) any Lender or its Lender Parent becomes the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action may occur), (v) any Lender or its Lender Parent (A) is rated lower than BBB- by S&P (or an applicable Affiliate thereof) and lower than Baa3 by Moody’s (or an applicable Affiliate thereof), or (B) has no credit (or similar) rating in effect by at least one such organization or (vi) any Lender declines to approve an amendment, waiver or other matter that requires the consent of all Lenders or all Lenders directly affected thereby (or is subject to a similar approval standard) that is approved by the Required Lenders (any Lender so affected an “Affected Lender”), then, in each case, the Company may elect, if such amounts continue to be charged or such suspension is still effective, as applicable, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Event of Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) an Eligible Assignee which is reasonably satisfactory to the Company and the Administrative Agent (and, if a Commitment is being assigned, each Issuing Lender and the Swing Line Lender) (any existing Lender being deemed acceptable) and, to the Company’s and the Administrative Agent’s reasonable satisfaction, which Eligible Assignee does not suffer from and is not impacted by the issue or event causing the replacement of the Affected Lender, shall agree, as of such date, to purchase for cash at par the Advances and other Obligations due to the Affected Lender under this Agreement and the other Loan Documents pursuant to an Assignment and Assumption (or in such other form reasonably acceptable to the Administrative Agent as may be agreed to by the parties thereto) and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Company shall pay to such Affected Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2, 3.3 and 3.4. Each party hereto agrees that (x) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption (or in such other form reasonably acceptable to the Administrative Agent as may be agreed to by the parties thereto) executed by the Company, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption (or in such other form reasonably acceptable to the Administrative Agent as may be agreed to by the parties thereto) by reference pursuant to an Approved Electronic Platform or an Approved Borrower Portal as to which the Administrative Agent and such parties are participants), and (y) the Affected Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Affected Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.
2.21.Limitation of Interest. The Borrowers, the Administrative Agent and the Lenders intend to strictly comply with all applicable laws, including applicable usury laws. Accordingly, the provisions of this Section 2.21 shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section 2.21, even if such provision declares that it controls. As used in this Section 2.21, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of this Agreement. In no event shall any Borrower or any other Person be obligated to pay, or any Lender have any right or privilege to reserve, receive or retain, (a) any interest in excess of the maximum amount of nonusurious interest permitted under the applicable laws (if any) of the United States or of any applicable state, or (b) total interest in excess of the amount which such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of this Agreement at the Highest Lawful Rate. On each day, if any, that the interest rate (the “Stated Rate”) called for under this Agreement or any other Loan Document exceeds the Highest Lawful Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Highest Lawful Rate for that day, and shall remain fixed at the Highest Lawful Rate for each day thereafter until the total amount of interest accrued equals the total amount of interest which would have accrued if there were no such ceiling rate as is imposed by this sentence. Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Highest Lawful Rate when the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate. The daily interest rates to be used in calculating interest at the Highest Lawful Rate shall be determined by dividing the applicable Highest Lawful Rate per annum by the number of days in the calendar year for which such calculation is being made. None of the terms and provisions contained in this Agreement or in any other Loan Document which directly or indirectly relate to interest shall ever be construed without reference to this Section 2.21, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Highest Lawful Rate. If the term of any Loan or any other Obligation outstanding hereunder or under the other Loan Documents is shortened by reason of acceleration of maturity as a result of any Event of Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Lender at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to such Lender, it shall be credited pro tanto against the then-outstanding principal balance of the Borrowers’ Obligations to such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.
2.22.Defaulting Lenders.
(a)Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Required Lenders.
(ii)Defaulting Lender Waterfall. In the case of any Defaulting Lender, any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.1 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the LC Issuers and the Swing Line Lender hereunder; third, to Cash Collateralize the LC Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.22(d); fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account (including the Facility LC Collateral Account) and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y)

Cash Collateralize the LC Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Facility LCs issued under this Agreement, in accordance with Section 2.22(d); sixth, to the payment of any amounts owing to the Lenders, the LC Issuers or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the LC Issuers or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; eighth, if so determined by the Administrative Agent, distributed to the Lenders other than the Defaulting Lender until the ratio of the Revolving Exposures of such Lenders to the Aggregate Outstanding Credit Exposure equals such ratio immediately prior to the Defaulting Lender’s failure to fund any portion of any Revolving Loans or participations in Facility LCs or Swing Line Loans; and ninth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Loans or Facility LC issuances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Facility LCs were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Credit Extensions of all Non-Defaulting Lenders that are Lenders on a pro rata basis prior to being applied to the payment of any Credit Extensions of such Defaulting Lender until such time as all Revolving Loans and funded and unfunded participations in LC Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.22(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Certain Fees. (A) No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(iv)(B)    Each Defaulting Lender shall be entitled to receive LC Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its ratable share of the stated amount of Facility LCs for which it has provided Cash Collateral pursuant to Section 2.22(d).
(v)(C)    With respect to any LC Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Company shall, as applicable, (x) pay to each applicable Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the relevant LC Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such LC Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(vi)Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders that are Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.2 are satisfied at the time of such reallocation (and, unless the Company shall have otherwise notified the Administrative Agent at such time, the Company shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Exposures of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 9.16, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(vii)Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize each LC Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.22(d).
(b)Defaulting Lender Cure. If the Company and the Administrative Agent (and, in the case of any Defaulting Lender, the Swing Line Lender and the LC Issuers) agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Facility LCs and Swing Line Loans to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.22(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)New Swing Line Loans/Facility LCs. So long as any Lender is a Defaulting Lender or a Swing Line Lender or LC Issuer has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, (i) no Swing Line Lender shall be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no LC Issuer shall be required to issue, extend, renew or increase any Facility LC unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
(d)Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or an LC Issuer (with a copy to the Administrative Agent) the Borrowers shall Cash Collateralize such LC Issuer’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.22(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(i)Grant of Security Interest. Each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the LC Issuers, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of LC Obligations, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the LC Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the

Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(ii)Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.22 in respect of Facility LCs shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such Property as may otherwise be provided for herein.
(iii)Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce an LC Issuer’s Fronting Exposure shall be released promptly following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the LC Issuers, acting reasonably and in good faith, that the Cash Collateral exceeds the Minimum Collateral Amount; provided that, subject to this Section 2.22, the Person providing Cash Collateral and the LC Issuers may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.
2.23.Market Disruption. Notwithstanding the satisfaction of all conditions referred to in Article II and Article IV with respect to any Advance or Facility LC in any Agreed Currency other than Dollars, if there shall occur on or prior to the date of such Advance or the date of issuance of such Facility LC any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls that would in the reasonable opinion of the Administrative Agent or the Required Lenders make it impracticable for the RFR Loans or Term Benchmark Loans comprising such Advance or Facility LC to be denominated in the Agreed Currency specified by a Borrower, then the Administrative Agent shall forthwith give notice thereof to the Company and the Lenders, and such Loans or Facility LC shall not be denominated in such Agreed Currency but shall be made on the applicable Borrowing Date in Dollars, (a) if such Credit Extension is an Advance, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice or Conversion/Continuation Notice, as the case may be, as Base Rate Loans, unless the applicable Borrower notifies the Administrative Agent prior to the occurrence of such Credit Extension that (i) it elects not to borrow on such date or (ii) it elects to borrow on such date in a different Agreed Currency in which the denomination of such Loans would in the reasonable opinion of the Administrative Agent and the Required Lenders be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice or Conversion/Continuation Notice, as the case may be, or (b) if such Credit Extension is a Facility LC, in a face amount equal to the Dollar Amount of the face amount specified in the related request or application for such Facility LC, unless the applicable Borrower notifies the Administrative Agent prior to the occurrence of such Credit Extension that (i) it elects not to request the issuance of such Facility LC on such date or (ii) it elects to have such Facility LC issued on such date in a different Agreed Currency in which the denomination of such Facility LC would in the reasonable opinion of the LC Issuer that has issued such Facility LC, the Administrative Agent and the Required Lenders be practicable and in a face amount equal to the Dollar Amount of the face amount specified in the related request or application for such Facility LC, as the case may be.
2.24.Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s offices on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrowers in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 11.2, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the applicable Borrower.
2.25.Extensions of Commitments.
(a)The Company may from time to time, pursuant to the provisions of this Section 2.25, agree with one or more Lenders holding Commitments to extend the termination date applicable thereto, and otherwise modify the terms of such Commitments or any portion thereof (including, without limitation, by increasing the interest rate or fees payable in respect of such Commitments or any portion thereof) (each such modification, an “Extension”) pursuant to one or more written offers (each, an “Extension Offer”) made from time to time by the Company to all Lenders, in each case on a pro rata basis (based on their respective Pro Rata Shares) and on the same terms to each such Lender. In connection with each Extension, the Company will provide notification to the Administrative Agent (for distribution to the Lenders), no later than thirty (30) days prior to the Facility Termination Date then in effect, of the requested new termination date for the extended Commitments (each an “Extended Termination Date”) and the due date for Lender responses. In connection with any Extension, each Lender wishing to participate in such Extension shall, prior to such due date, provide the Administrative Agent with a written notice thereof in a form reasonably satisfactory to the Administrative Agent. Any Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension and the Commitment of each such non-extending Lender shall terminate on the Facility Termination Date then in effect for such non-extending Lender prior to giving effect to such Extension and the outstanding principal balance of all Revolving Loans and other amounts payable hereunder to such non-extending Lender shall become due and payable on such existing Facility Termination Date then in effect and the total Commitments hereunder shall be reduced by the Commitments of the non-extending Lenders so terminated on such existing Facility Termination Date then in effect.
(b)Each Extension shall be subject to the following conditions:
(i)no Default or Event of Default shall have occurred and be continuing at the time any Extension Offer is delivered to the Lenders or at the time of such Extension;
(ii)except as to interest rates, fees and termination date, the Commitment of any Lender extended pursuant to any Extension shall have the same terms as the Commitments of the Lenders that did not agree to the Extension Offer;
(iii)the Extended Termination Date pursuant to such Extension shall be, at the Company’s election, any date up to the five year anniversary of the Facility Termination Date then in effect;
(iv)there shall be no more than two (2) Extensions during the term of this Agreement;
(v)if the aggregate amount of Commitments in respect of which Lenders shall have accepted an Extension Offer exceeds the maximum aggregate amount of Commitments offered to be extended by the Company pursuant to the relevant Extension Offer, then such Commitments shall be extended ratably up to such maximum amount based on the relative Commitments of the Lenders that accepted such Extension Offer;
(vi)all documentation in respect of such Extension shall be consistent with the foregoing, and all written communications by the Company generally directed to the applicable Lenders in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to the Administrative Agent;
(vii)any applicable Minimum Extension Condition shall be satisfied;
(viii)no Extension shall become effective unless, on the proposed effective date of such Extension, the conditions set forth in Section 4.2 shall be satisfied (with all references in such Section to a request for a Loan being deemed to be references to the Extension on the applicable date of such Extension), and the Administrative Agent shall have received a certificate to that effect dated the applicable date of such Extension and executed by an Authorized Officer of the Company; and
(ix)the Company shall first make such prepayments of the outstanding Revolving Loans and second provide such cash collateral (or make such other arrangements satisfactory to the applicable LC Issuers) with respect to the outstanding Facility LCs as shall be required such that, after giving effect to the termination of the Commitments of the non-extending Lenders pursuant to Section 2.25(a), the Aggregate Outstanding Credit Exposure less the face amount of any Facility LC supported by any such cash collateral (or other satisfactory arrangements) so provided does not exceed the aggregate amount of Commitments being extended.
(c)[Reserved].
(d)In addition to the conditions set forth in Section 2.25(b) above, the consummation and effectiveness of any Extension will be subject to a condition set forth in the relevant Extension Offer (a “Minimum Extension Condition”) that a minimum amount be agreed to by the Lenders subject to such Extension (to be determined in the Company’s discretion and specified in the relevant Extension Offer, but in no event less than $100,000,000, unless another amount is agreed to by the Administrative Agent). For the avoidance of doubt, it is understood and agreed that the provisions of Section 11.2 will not apply to Extensions of Commitments pursuant to Extension Offers made pursuant to and in accordance with the provisions of this Section 2.25, including to any payment of interest or fees in respect of any Commitments or Revolving Loans that have been extended or made pursuant to an Extension at a rate or rates different from those paid or payable in respect of Commitments or Revolving Loans of Lenders that did not extend their Commitments, in each case as is set forth in the relevant Extension Offer.
(e)The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments (collectively, “Extension Amendments”) to this Agreement and the other Loan Documents as may be necessary in order to establish new classes of Commitments and Revolving Loans created pursuant to an Extension, in each case on terms consistent with this Section 2.25. Notwithstanding the foregoing, the Administrative Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.25 and, if the Administrative Agent seeks such advice or concurrence, the Administrative Agent shall be permitted to enter into such amendments with the Company in accordance with any instructions received from such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Company unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by the Administrative Agent for any such advice or concurrence, all such Extension Amendments entered into with the Company by the Administrative Agent hereunder shall be binding on the Lenders. Without limiting the foregoing, in connection with any Extension, the Company and any Subsidiary shall execute such agreements, confirmations or other documentation as the Administrative Agent shall reasonably request to accomplish the purposes of this Section 2.25.
(f)In connection with any Extension, the Company shall provide the Administrative Agent at least ten (10) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be reasonably established by, or acceptable to, the Administrative Agent to accomplish the purposes of this Section 2.25.

(g)This Section 2.25 shall supersede any provision in Section 8.3 to the contrary.
2.26.Increase Option. The Company may from time to time elect to increase the Commitments or enter into one or more tranches of term loans (each an “Incremental Term Loan”), in each case in minimum increments of $25,000,000 or such lower amount as the Company and the Administrative Agent agree upon, so long as, after giving effect thereto, the aggregate amount of such increases and all such Incremental Term Loans does not exceed $250,000,000 (any such Incremental Term Loans or increase, an “Increase”). The Company may arrange for any such increase or tranche to be provided by one or more Lenders (each Lender so agreeing to an increase in its Commitment, or to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities that are Eligible Assignees (each such new bank, financial institution or other entity, an “Augmenting Lender”), which agree to increase their existing Commitments, or provide new Commitments, or participate in such Incremental Term Loans, as the case may be; provided that (i) each Augmenting Lender shall be subject to the approval of the Company, the Administrative Agent and, to the extent the consent of the LC Issuers or the Swing Line Lender would be required to effect an assignment under Section 12.3, each LC Issuer and the Swing Line Lender, in each case not to be unreasonably withheld, conditioned or delayed, and (ii) (x) in the case of an Increasing Lender, the Company and such Increasing Lender execute an agreement substantially in the form of Exhibit F hereto, and (y) in the case of an Augmenting Lender, the Company and such Augmenting Lender execute an agreement substantially in the form of Exhibit G hereto. No consent of any Lender (other than the Lenders participating in the increase or any Incremental Term Loan) shall be required for any increase in Commitments or Incremental Term Loan pursuant to this Section 2.26. Increases and new Commitments and Incremental Term Loans created pursuant to this Section 2.26 shall become effective on the date agreed by the Company, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender) or tranche of Incremental Term Loans shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase or Incremental Term Loans, (A) the conditions set forth in paragraphs (a) and (b) of Section 4.2 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by an Authorized Officer of the Company and (B) the Company shall be in compliance (on a pro forma basis reasonably acceptable to the Administrative Agent) with the covenants contained in Section 6.18 and (ii) the Administrative Agent shall have received documents consistent with those delivered on the Effective Date as to the organizational power and authority of the Borrowers to borrow hereunder after giving effect to such increase or Incremental Term Loans, as the case may be, as well as such documents as the Administrative Agent may reasonably request (including, without limitation, customary opinions of counsel and affirmations of Loan Documents); provided that, with respect to any Incremental Term Loans incurred for the purpose of financing a Permitted Acquisition for which the Company has determined, in good faith, that limited conditionality is reasonably necessary (any such acquisition, a “Limited Conditionality Acquisition” and such Incremental Term Loans, “Acquisition-Related Incremental Term Loans”), (x) clause (i)(A) of this sentence shall be deemed to have been satisfied so long as (1) as of the date of execution of the definitive acquisition documentation in respect of a Limited Conditionality Acquisition (a “Limited Conditionality Acquisition Agreement”) by the parties thereto, no Default or Event of Default shall have occurred and be continuing or would result from entry into such documentation, (2) as of the date of the borrowing of such Acquisition-Related Incremental Term Loans, no Event of Default under Section 7.2, 7.6 or 7.7 is in existence immediately before or immediately after giving effect (including on a pro forma basis) to such borrowing and to any concurrent transactions and any substantially concurrent use of proceeds thereof, (3) the representations and warranties set forth in Article V shall be true and correct in all material respects (except that any representation and warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects) as of the date of execution of the applicable Limited Conditionality Acquisition Agreement by the parties thereto, except to the extent any such representation and warranty specifically refers to an earlier date, in which case such representation and warranty shall be true and correct in all material respects (except that any representation and warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects) as of such earlier date and (4) as of the date of the borrowing of such Acquisition-Related Incremental Term Loans, customary “Sungard” representations and warranties (with such representations and warranties to be reasonably determined by the Lenders providing such Acquisition-Related Incremental Term Loans) shall be true and correct in all material respects (except that any representation and warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects) immediately prior to, and immediately after giving effect to, the incurrence of such Acquisition-Related Incremental Term Loans, except to the extent any such representation and warranty specifically refers to an earlier date, in which case such representation and warranty shall be true and correct in all material respects (except that any representation and warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects) as of such earlier date and (y) clause (i)(B) of this sentence shall be deemed to have been satisfied so long as the Company shall be in compliance (on a pro forma basis) with the covenants contained in Section 6.18 as of the date of execution of the related Limited Conditionality Acquisition Agreement by the parties thereto. On the effective date of any increase in the Commitments or any Incremental Term Loans being made, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Loans of all the Lenders to equal its Pro Rata Share of such outstanding Loans, and (ii) except in the case of any Incremental Term Loans, the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the applicable Borrower, or the Company on behalf of the applicable Borrower, in accordance with the requirements of Section 2.8). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount deemed prepaid and, in respect of each RFR Loan or Term Benchmark Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 3.3 if the deemed payment occurs other than on the last day of the related Interest Periods. The Incremental Term Loans (a) shall rank pari passu in right of payment with the Revolving Loans, (b) shall not mature earlier than the Facility Termination Date then in effect (but may have amortization prior to such date) and (c) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans; provided that (i) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the Facility Termination Date then in effect may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Facility Termination Date then in effect, (ii) the Incremental Term Loans may amortize and (ii) the Incremental Term Loans may be priced differently (and have different fees) than the Revolving Loans. Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Increasing Lender participating in such tranche, each Augmenting Lender participating in such tranche, if any, and the Administrative Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.26.
Nothing contained in this Section 2.26 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder, or provide Incremental Term Loans, at any time. In connection with any increase of the Commitments or Incremental Term Loans pursuant to this Section 2.26, any Augmenting Lender becoming a party hereto shall (1) execute such documents and agreements as the Administrative Agent may reasonably request and (2) in the case of any Augmenting Lender that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.
This Section 2.26 shall supersede any provision in Section 8.3 to the contrary.
2.27.Designation of Subsidiary Borrowers. The Company may at any time and from time to time designate any Eligible Subsidiary as a Subsidiary Borrower by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company and the satisfaction of the other conditions precedent set forth in Section 4.3, and upon such delivery and satisfaction such Subsidiary shall for all purposes of this Agreement be a Subsidiary Borrower and a party to this

Agreement. Each Subsidiary Borrower shall remain a Subsidiary Borrower until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Subsidiary Borrower and a party to this Agreement. Notwithstanding the preceding sentence, no Borrowing Subsidiary Termination will become effective as to any Subsidiary Borrower at a time when any principal of or interest on any Loan to such Subsidiary Borrower or any Facility LC issued for the account of such Subsidiary Borrower (unless Cash Collateralized) shall be outstanding hereunder, provided that such Borrowing Subsidiary Termination shall be effective to terminate the right of such Subsidiary Borrower to make further Advances and request Facility LCs under this Agreement. As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall furnish a copy thereof to each Lender.
ARTICLE III

YIELD PROTECTION; TAXES
3.1.Yield Protection. If, on or after the date of this Agreement, there occurs any Change in Law which:
(a)subjects any Lender or any applicable Lending Installation, any LC Issuer, or the Administrative Agent to any Taxes (other than with respect to Indemnified Taxes, Excluded Taxes, and Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or
(b)imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or any LC Issuer (other than reserves and assessments taken into account in determining the applicable interest rate), or
(c)imposes any other condition, cost or expense (other than Taxes) the result of which is to increase the cost to any Lender or any applicable Lending Installation or any LC Issuer of making, funding or maintaining its Loans, or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or any LC Issuer in connection with its Loans, Facility LCs or participations therein, or requires any Lender or any applicable Lending Installation or any LC Issuer to make any payment calculated by reference to the amount of Loans, Facility LCs or participations therein held or interest or LC Fees received by it, by an amount deemed material by such Lender or such LC Issuer as the case may be, and the result of any of the foregoing is to increase the cost to such Person of making, continuing, converting or maintaining its Loans or Commitments or of issuing, maintaining or participating in Facility LCs or to reduce the amount received by such Person in connection with such Loans or Commitments, Facility LCs or participations therein, then, subject to Section 3.2(b), within thirty (30) days after demand by such Person, the Company shall pay such Person, as the case may be, such additional amount or amounts as will compensate such Person for such increased cost or reduction in amount received (which determination of increased cost or reduction shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender or the applicable LC Issuer under agreements having provisions similar to this Section 3.1 after consideration of such factors as such Lender or such LC Issuer then reasonably determines to be relevant).

3.2.Changes in Capital Adequacy Regulations.
(a)If a Lender or an LC Issuer determines that the amount of capital or liquidity required or expected to be maintained by such Lender or LC Issuer, any Lending Installation of such Lender or LC Issuer, or any corporation or holding company controlling such Lender or LC Issuer is increased as a result of (i) a Change in Law or (ii) any change on or after the date of this Agreement in the Risk-Based Capital Guidelines, then, subject to Section 3.2(b), within thirty (30) days of demand by such Lender or LC Issuer, the Company shall pay such Lender or LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital or liquidity which such Lender or LC Issuer determines is attributable to this Agreement, its Credit Exposure or its Commitments to make, continue, convert or maintain Loans and issue, maintain or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender’s or such LC Issuer’s policies as to capital adequacy and liquidity), in each case that is attributable to such Change in Law or change in the Risk-Based Capital Guidelines, as applicable (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender or the applicable LC Issuer under agreements having provisions similar to this Section 3.2 after consideration of such factors as such Lender or such LC Issuer then reasonably determines to be relevant).
(b)Failure or delay on the part of any Lender or any LC Issuer to demand compensation pursuant to Section 3.1 or this Section 3.2 shall not constitute a waiver of such Lender’s or such LC Issuer’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or an LC Issuer pursuant to Section 3.1 or this Section 3.2 for any amount described in such Sections and incurred more than 90 days prior to the date that such Lender or such LC Issuer, as the case may be, notifies the Company of the Change in Law or other change in Risk-Based Capital Guidelines giving rise to such amounts and demands compensation therefor in accordance with this Agreement; provided further that, if the Change in Law or other change in Risk-Based Capital Guidelines giving rise to such amount is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.
3.3.Funding Indemnification.

(a)With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under this Agreement and is revoked in accordance herewith), (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.20 or (v) the failure by any Borrower to make any payment of any Loan or drawing under any Facility LC (or interest due thereon) denominated in a Foreign Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.
(b)With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under this Agreement and is revoked in accordance herewith), (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 2.20 or (iv) the failure by any Borrower to make any payment of any Loan or drawing under any Facility LC (or interest due thereof) denominated in a Foreign Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.
3.4.Taxes.

(a)Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then the applicable Loan Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.4) the applicable Lender, applicable LC Issuer or the Administrative Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)The Loan Parties shall indemnify the Lenders, the LC Issuers or the Administrative Agent, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes and Other Taxes (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.4) payable or paid by such Lender, such LC Issuer or the Administrative Agent or required to be withheld or deducted from a payment to such Lender, such LC Issuer or the Administrative Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes and Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or LC Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or LC Issuer, shall be conclusive absent manifest error.
(d)Each Lender shall severally indemnify the Administrative Agent, within fifteen (15) days after demand therefor, for (i) any Indemnified Taxes and Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.2(c) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).
(e)As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.4, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.4(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A)any Lender that is a United States person for U.S. federal income Tax purposes shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(B)any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:
(1) in the case of a Non-U.S. Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY or IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable.

(C)any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement

(and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
    (iii)    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(f)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.4 (including by the payment of additional amounts pursuant to this Section 3.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.4 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(g)Each party’s obligations under this Section 3.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(h)(i)    For purposes of Section 3.4(d) and (f), the term “Lender” includes each LC Issuer.
3.5.Selection of Lending Installation; Mitigation Obligations; Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Loans (in the case of the Swing Line Lender) to reduce any liability of the Borrowers to such Lender under Sections 3.1, 3.2 and 3.4 or to avoid the unavailability of Advances or Loans under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Company (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.3 or 3.4. Such written statement shall set forth in reasonable detail the calculations upon which such

Lender determined such amount and shall be final, conclusive and binding on the Borrowers in the absence of manifest error. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable promptly after demand after receipt by the Company of such written statement. The obligations of the Borrowers under Sections 3.1, 3.2, 3.3 and 3.4 shall survive payment of the Obligations and termination of this Agreement.
ARTICLE IV

CONDITIONS PRECEDENT
4.1.Effectiveness . This Agreement shall not become effective until each of the following conditions is satisfied (or waived in accordance with Section 8.3):
(a)The Administrative Agent shall have received counterparts of each of this Agreement, the Guaranty and the other Loan Documents to be delivered on the Effective Date, in each case, executed by each of the parties thereto.
(b)The Administrative Agent shall have received a certificate, signed by an Authorized Officer on behalf of the Company, stating that as of the date hereof (1) no Default or Event of Default has occurred and is continuing and (2) the representations and warranties contained in Article V are (x) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all respects on and as of such earlier date and (y) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.
(c)The Administrative Agent shall have received a written opinion of  Foley & Lardner LLP, special counsel to the Loan Parties, addressed to the Lenders and in form and substance reasonably acceptable to the Administrative Agent.
(d)The Administrative Agent shall have received any Notes requested by a Lender pursuant to Section 2.13 payable to the order of each such requesting Lender and executed by each Borrower.
(e)The Administrative Agent shall have received such documents and certificates relating to the organization, existence and good standing (or comparable status) of each initial Borrower and each initial Guarantor, the authorization of the transactions contemplated hereby and any other legal matters relating to such Borrowers and such Guarantors, the Loan Documents or the transactions contemplated hereby, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit H.
(f)The Administrative Agent and the Arrangers shall have received all fees and other amounts due and payable on or prior to the date hereof for the account of each Lender, including, to the extent invoiced to the Company at least one (1) Business Day in advance of the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.
(g)There shall not have occurred a material adverse change in the business, Property, liabilities, operations or financial condition or results of operations of the Company and its Subsidiaries taken as a whole, since September 27, 2025; provided, however, specific events, circumstances, changes, effects or conditions (and not general economic or industry conditions) specifically applicable to the Company and its Subsidiaries disclosed in the Company’s Specified Public Filings shall not constitute such a material adverse change.
(h)The Administrative Agent shall have received all necessary governmental, equity holder and third party consents and approvals necessary in connection with the contemplated financing.

(i)(i) The Administrative Agent shall have received, at least five (5) days prior to the Effective Date, all documentation and other information regarding the Borrowers requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Company at least ten (10) days prior to the Effective Date and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Effective Date, any Lender that has requested, in a written notice to the Company at least ten (10) days prior to the Effective Date, a Beneficial Ownership Certification in relation to such Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).
The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
4.2.Each Credit Extension. The Lenders shall not (except as otherwise set forth in Section 2.4(d) with respect to Revolving Loans for the purpose of repaying Swing Line Loans) be required to make any Credit Extension unless on the applicable Borrowing Date:
(a)There exists no Default or Event of Default, nor would a Default or Event of Default result from such Credit Extension.
(b)The representations and warranties contained in Article V (excluding, other than on the Effective Date or as a condition to an Increase or an Extension, Section 5.5 and Section 5.7) are (x) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all respects on and as of such earlier date and (y) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.
Each Borrowing Notice or Swing Line Borrowing Notice, as the case may be, or request for issuance of a Facility LC with respect to each such Credit Extension shall constitute a representation and warranty by the applicable Borrower that the conditions contained in Sections 4.2(a) and (b) have been satisfied.
4.3.Designation of a Subsidiary Borrower. The designation of a Subsidiary Borrower pursuant to Section 2.27 is subject to the following conditions precedent:
(a)the Company or such proposed Subsidiary Borrower shall have furnished or caused to be furnished to the Administrative Agent:
(i)copies, certified by the Secretary or Assistant Secretary (or other appropriate representative) of such Subsidiary, of its board of directors’ (or analogous) resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Administrative Agent) approving the Borrowing Subsidiary Agreement and any other Loan Documents to which such Subsidiary is becoming a party and such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing (or similar status) of such Subsidiary;
(ii)an incumbency certificate, executed by the Secretary or Assistant Secretary (or other appropriate representative) of such Subsidiary, which shall identify by name and title and bear the signature of the Authorized Officers of such Subsidiary authorized to request Advances hereunder and sign the Borrowing Subsidiary Agreement and the other Loan Documents to which such Subsidiary is becoming a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company or such Subsidiary;

(iii)opinions of counsel to such Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the laws of its jurisdiction of organization and such other matters as are reasonably requested by counsel to the Administrative Agent and addressed to the Administrative Agent and the Lenders; and
(iv)any Notes requested by any Lender, and any other instruments and documents reasonably requested by the Administrative Agent; and
(b)(i) receipt by the Administrative Agent, at least five days prior to the effective date of the Borrowing Subsidiary Agreement, of all documentation and other information regarding such Subsidiary requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Company at least 10 days prior to the effective date of the Borrowing Subsidiary Agreement and (ii) to the extent such Subsidiary qualifies (or would qualify) as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the effective date of the Borrowing Subsidiary Agreement, receipt by any Lender that has requested it, in a written notice to the Company at least 10 days prior to such effective date, a Beneficial Ownership Certification in relation to such Subsidiary.
ARTICLE V

REPRESENTATIONS AND WARRANTIES
Each Borrower represents and warrants to the Lenders that:
5.1.Existence and Standing. Each of the Loan Parties is duly and properly organized or formed, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing (or comparable status) under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.
5.2.Authorization and Validity. Each Loan Party has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Loan Party of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper organizational proceedings, and the Loan Documents to which each Loan Party is a party constitute legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity.
5.3.No Conflict; Government Consent. Neither the execution and delivery by any Loan Party of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company or any of its Subsidiaries or (ii) the Company’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any material indenture, instrument or agreement (including the Note Purchase Agreement) to which the Company or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien (other than under the Loan Documents) in, of or on the Property of the Company or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement, where, solely with respect to this clause (iii), such violation, default or imposition could reasonably be expected to have a Material Adverse Effect. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Company or any of its Subsidiaries, is required to be obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Loan Parties of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.
5.4.Financial Statements. The September 27, 2025 audited consolidated financial statements of the Company and its Subsidiaries, and their unaudited financial statements dated as of January 3, 2026 and April 4, 2026, heretofore delivered to the Lenders were prepared in accordance with GAAP in effect on the date such statements were prepared (subject, in the case of interim financial statements, to the absence of footnotes and year-end adjustments) and fairly present in all material respects the consolidated financial condition and operations of the Company and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.
5.5.Material Adverse Change. Since September 27, 2025, there has been no change in the business, Property, financial condition or results of operations of the Company and its Subsidiaries taken as a whole which could reasonably be expected to have a Material Adverse Effect.
5.6.Taxes. The Company and its Subsidiaries have filed all United States federal and state income Tax returns and all other Tax returns which are required to be filed by them and have paid all United States federal and state income Taxes and all other Taxes due from the Company and its Subsidiaries, including, without limitation, pursuant to any assessment received by the Company or any of its Subsidiaries, except (i) as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and/or (ii) where the failure to so file and/or pay could not reasonably be expected to result in a Material Adverse Effect.
5.7.Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened in writing against the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions or otherwise involves this Agreement or the transactions contemplated hereby.
5.8.Subsidiaries. Schedule 5.8 contains an accurate list of all Subsidiaries of the Company as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Company or other Subsidiaries, and noting whether such Subsidiary is a Material Domestic Subsidiary. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.
5.9.ERISA; Foreign Pension Plans.
(a)With respect to each Plan, the Company and all ERISA Affiliates have paid all required minimum contributions and installments on or before the due dates provided under Section 430(j) of the Code and could not reasonably be subject to a lien under Section 430(k) of the Code or Title IV of ERISA, in each case, except as could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has filed, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, an application for a waiver of the minimum funding standard, except as could not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.
(b)Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect: (i) all employer and employee contributions (including insurance premiums) required from the Company or any of its Affiliates by applicable law or by the terms of any Foreign Pension Plan (including any policy held thereunder) have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Foreign Pension Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iii) each such Foreign Pension Plan is in compliance (A) with all material provisions of applicable law and all material applicable regulations and regulatory requirements (whether discretionary or otherwise) with respect to such Foreign Pension Plan and (B) with the terms of such Foreign Pension Plan.
5.10.Accuracy of Information. No written information, exhibit or report furnished by the Company or any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents (in each case, taken as a whole and as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading in any material respect in light of the circumstances under which they are made; provided that (a) with respect to projected financial information, each Borrower represents only that such information was prepared in good faith based upon good faith estimates and assumptions believed to be reasonable at the time (it being understood and agreed that projected financial information is simply an estimate, and there is no guarantee that projected results will in fact be achieved), and (b) any representation or warranty made pursuant to this Section 5.10 in respect of information provided with respect to any entity or assets acquired or to be acquired by the Company or any of its Subsidiaries, for all periods prior to the date of the consummation of such acquisition, is being made to the knowledge of the Company.
5.11.[Reserved].
5.12.[Reserved].
5.13.Compliance With Laws. The Company and its Subsidiaries are in compliance with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except to the extent that any noncompliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.14.[Reserved].
5.15.Plan Assets; Prohibited Transactions. The Company is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code) which is subject to Section 4975 of the Code, and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code. The Company is not subject to any law, rule or regulation which is substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code.
5.16.Environmental Matters. The Company, its Property and operations and those of its Subsidiaries are in compliance with applicable Environmental Laws except to the extent that any noncompliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Company or any of its Subsidiaries is subject to any liability under Environmental Laws that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. To the Company’s knowledge, neither the Company nor any Subsidiary has received any notice to the effect that its Property and/or operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Material, which noncompliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.17.Investment Company Act. Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
5.18.Insurance. The Company maintains, and has caused each Subsidiary to maintain insurance on all their Property, liability insurance and environmental insurance in such amounts, subject to such deductibles and self-insurance retentions and covering such Properties and risks as is consistent with sound business practice, except as could not reasonably be expected to result in a Material Adverse Effect.
5.19.Solvency.
(a)Immediately after the consummation of the transactions to occur on the date hereof and immediately following the making of each Credit Extension and after giving effect to the application of the proceeds of such Credit Extensions, (i) the fair value of the assets of the Company and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Company and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the Property of the Company and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Company and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Company and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Company and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(b)The Company does not intend to, or to permit any of its Material Subsidiaries to, and does not believe that it or any of its Material Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Material Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Material Subsidiary.
5.20.No Default. No Default or Event of Default has occurred and is continuing.
5.21.Anti-Corruption Laws; Sanctions; Export Controls.
(a)The Company, its Subsidiaries and their respective officers and employees and to the knowledge of the Company, its directors and agents, are in compliance with Anti-Corruption Laws, Export Controls and applicable Sanctions in all material respects and, in the case of any Borrower, is not knowingly engaged in any activity that could reasonably be expected to result in such Borrower being designated as a Sanctioned Person. None of the Company, any Subsidiary or to the knowledge of the Company or such Subsidiary any of their respective directors, officers or employees, is a Sanctioned Person. No Loan or Facility LC, use of the proceeds of any Loan or Facility LC or other transactions contemplated hereby will violate Anti-Corruption Laws, Export Controls or applicable Sanctions.
(b)Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. The Company and its Subsidiaries are in compliance in all material respects with the PATRIOT Act.
(c)The Company has implemented and maintains in effect policies and procedures designed to promote and achieve compliance in all material respects by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Export Controls and applicable Sanctions.
5.22.Affected Financial Institutions. No Loan Party is an Affected Financial Institution.
5.23.Margin Regulations. The Borrowers are not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Advance or Facility LC extension hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Advance or drawing under each Facility LC, not more than 25% of the value of the assets (either of the Borrowers only or of the Company and its Subsidiaries on a consolidated basis) will be Margin Stock.
5.24.Outbound Investment Rules . To the extent the Outbound Investment Rules apply to the transactions contemplated by this Agreement, (a) neither the Company nor any of its Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules and (b) neither the Company nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or, to their knowledge, indirectly, in  (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) to their knowledge (after reasonable investigation), any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if each Borrower were a U.S. Person or (iii) any other activity that, to their knowledge (after reasonable investigation), would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
ARTICLE VI

COVENANTS
During the term of this Agreement and until all of the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Facility LCs have expired, terminated or been Cash Collateralized, in each case, without any pending draw, and all outstanding Reimbursement Obligations shall have been reimbursed, the Company covenants and agrees with the Lenders (unless the Required Lenders shall otherwise consent in writing) that:
6.1.Financial Reporting. The Company will maintain, for itself and each Subsidiary, a system of accounting sufficient to enable the preparation of financial statements in accordance with GAAP, and furnish to the Administrative Agent (if applicable, for delivery to each of the Lenders):
(a)Within 105 days after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP or in the application thereof) audit report, with no going concern modifier (other than with respect to (i) compliance with any financial covenant set forth in Section 6.18 or (ii) any upcoming maturity of debt), certified by independent certified public accountants acceptable to the Lenders (provided, that such report may contain references regarding audits performed by other auditors as contemplated by AU Section 543, Part of Audit Performed by Other Independent Auditors, or any successor or similar provision of GAAP), prepared in accordance with GAAP on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, related income and shareholders’ equity statements, and a statement of cash flows.
(b)Within 60 days after the close of the first three (3) quarterly periods of each of its fiscal years, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated income and shareholders’ equity statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer or treasurer.
(c)Together with the financial statements required under Sections 6.1(a) and (b), a compliance certificate in substantially the form of Exhibit B signed by its chief financial officer or treasurer showing the calculations necessary to determine compliance with Section 6.18 of this Agreement and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof.
(d)Promptly upon the furnishing thereof to the shareholders of the Company, copies of all financial statements, reports and proxy statements so furnished.
(e)Promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly, monthly or other regular reports which the Company or any of its Subsidiaries files with the U.S. Securities and Exchange Commission.
(f)Promptly following any request therefor, (i) such other information (including non-financial information and environmental reports) as the Administrative Agent or any Lender may from time to time reasonably request and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.
Any document required to be furnished pursuant to Section 6.1(a), Section 6.1(b), Section 6.1(d) or Section 6.1(e) shall be deemed to have been furnished on the date on which the Company has filed such document with the U.S. Securities and Exchange Commission and such document is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to the Administrative Agent and the Lenders without charge; Each Lender shall be solely responsible for timely accessing posted documents.
Notwithstanding the foregoing or any other provision of the Loan Documents to the contrary, neither the Company nor any of its Subsidiaries shall be required to disclose or discuss, or permit the inspection, examination or making of extracts of, any records, books, information or account or other matter (i) in respect of which disclosure to the Administrative Agent, any Lender or their representatives is then prohibited by applicable law or any agreement binding on the Company or any of its Subsidiaries, (ii) that is protected from disclosure by the attorney-client privilege or the attorney work product doctrine or (iii) that constitutes non-financial trade secrets or non-financial proprietary information.
If any financial materials, certificates, reports or notices are required to be delivered pursuant to this Agreement on a day that is not a Business Day, the required date for such delivery shall be extended to the next succeeding Business Day.
6.2.Use of Proceeds. The Company will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions for working capital, capital expenditures, share repurchases and other lawful general corporate purposes. The Company will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any Margin Stock in violation of Regulations T, U or X. No Borrower will request any Loan or Facility LC, and no Borrower shall use, and the Company shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Facility LC (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) in any manner that would result in the violation of any Sanctions applicable to any party hereto, (iii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions or (iv) (x) to finance any activity in violation of Export Controls or where such violation is about to occur, or (y) otherwise in violation of Export Controls.
6.3.Notice of Material Events. The Company will, and will cause each Subsidiary to, give notice in writing to the Administrative Agent and each Lender, promptly and in any event within five (5) days after an officer of the Company obtains knowledge thereof, of the occurrence of any of the following:
(a)any Default or Event of Default;
(b)the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority (including pursuant to any applicable Environmental Laws) against the Company or any Affiliate thereof that would reasonably be expected to result in a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions;
(c)[reserved];
(d)the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;
(e)any event or circumstance exists with respect to a Foreign Pension Plan that, alone or together with any other events or circumstances with respect to a Foreign Pension Plan that have occurred, would reasonably be expected to result in a Material Adverse Effect;
(f)any material change in accounting policies of, or financial reporting practices by, the Company or any Subsidiary (solely to the extent such change affects the calculation of the financial covenants (or defined terms used in the financial covenants) in Section 6.18);
(g)any other development, financial or otherwise, which would reasonably be expected to have a Material Adverse Effect;
(h)any amendment, restatement, supplement, consent, waiver or other modification of or in respect of the Note Purchase Agreement or any other agreement, document or instrument delivered in connection therewith, together with copies of the same; and

(i)any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.
Each notice delivered under this Section shall be accompanied by a statement of an officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
6.4.Conduct of Business. The Company will, and will cause each Subsidiary to, (i) carry on and conduct no line of business other than those conducted by the Company and its Subsidiaries as of the date hereof or any business that is reasonably similar, ancillary, incidental, complementary or related thereto or a reasonable extension, development or expansion thereof, and (ii) maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except, solely with respect to this clause (ii), where the failure to maintain such authority could not reasonably be expected to have a Material Adverse Effect. Subject to Section 6.11, the Company will, and will cause each Loan Party to, do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing (or comparable status) as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be.
6.5.Taxes. The Company will, and will cause each Subsidiary to, (a) timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and (b) pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except (i) those which are being contested in good faith by appropriate action and with respect to which adequate reserves have been set aside in accordance with GAAP, and/or (ii) where the failure to so file or pay could not reasonably be expected to have a Material Adverse Effect.
6.6.Insurance. The Company will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies (as determined at the time the relevant coverage is placed or renewed in the good faith judgment of the Company or the applicable Subsidiary) insurance on all their Property, liability insurance and environmental insurance in such amounts, subject to such deductibles and self-insurance retentions and covering such Properties and risks as is consistent with sound business practice, except where the failure to maintain such insurance could not reasonably be expected to result in a Material Adverse Effect. The Company will furnish to any Lender promptly after a reasonable request full information as to the insurance carried, including a certificate setting forth in summary form the nature and extent of all such insurance.
6.7.Compliance with Laws . The Company will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, Anti-Corruption Laws, Export Controls and applicable Sanctions, except, in each case, to the extent any noncompliance could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. The Company will maintain in effect and enforce policies and procedures designed to promote and achieve compliance in all material respects by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Export Controls and applicable Sanctions.

6.8.[Reserved].
6.9.Books and Records; Inspection. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which entries that are full, true and correct in all material respects are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each Subsidiary to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, at the Company’s expense, to inspect any of the Property, books and financial records of the Company and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Company and each Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or any Lender may designate; provided, that so long as no Event of Default has occurred and is continuing, such inspections shall not exceed one (1) time per fiscal year. Notwithstanding the foregoing or any other provision of any Loan Document to the contrary, no Loan Party nor any of its Subsidiaries shall be required to disclose or discuss, or permit the inspection, examination or making of extracts of, any records, books, information or account or other matter (i) in respect of which disclosure to the Administrative Agent, any Lender or their representatives is then prohibited by applicable law or any agreement binding on any Loan Party or any of its Subsidiaries, (ii) that is protected from disclosure by the attorney-client privilege or the attorney work product doctrine or (iii) that constitutes non-financial trade secrets or non-financial proprietary information.
6.10.Subsidiary Indebtedness. The Company will not permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:
(a)The Loans and the Reimbursement Obligations.
(b)Indebtedness existing on the Effective Date and described in Schedule 6.10 and any renewal, refinancing, extension or replacement (and successive renewals, refinancings, extensions and replacements) of such Indebtedness to the extent that the principal amount thereof is not increased thereby.
(c)Indebtedness arising under Hedging Transactions that are non-speculative in nature.
(d)Intercompany Indebtedness from time to time owing among the Company and its Subsidiaries.
(e)Endorsement of items for deposit or collection of commercial paper received in the ordinary course of business.
(f)(i) Receivables Transaction Attributed Indebtedness and/or Indebtedness incurred pursuant to Qualified Receivables Transactions permitted pursuant to Section 6.12(h) and (ii) Indebtedness (if any) resulting from any recharacterization of any Permitted Factoring Transaction permitted pursuant to Section 6.12(h).
(g)Indebtedness incurred solely to finance the purchase, construction, renovation or upgrade of any Property not in excess of, at the time of incurrence and when taken together with the aggregate outstanding principal amount of all other Indebtedness incurred in reliance on this Section 6.10(g), the greater of (i) $150,000,000 and (ii) 5% of Consolidated Total Assets (Consolidated Total Assets to be determined as of the end of the fiscal quarter immediately preceding the incurrence thereof for which financial statements have been delivered to the Administrative Agent pursuant to Section 6.1(a) or (b) (or, if prior to any such date, the most recent quarterly financial statements referenced in Section 5.4)), provided that such Indebtedness is incurred prior to or within one hundred eighty (180) days after such purchase or, if applicable, the later of the completion of such construction, renovation or upgrade and the date of commencement of the commercial operation of the asset constructed, renovated or upgraded.
(h)Indebtedness constituting (i) reimbursement obligations with respect to letters of credit, banker’s acceptances and similar instruments issued in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement type obligations relating to workers’ compensation claims incurred in the ordinary course of business, and (ii)  obligations in respect of performance and surety, stay, customs, appeal and performance bonds, performance and completion guarantees and similar instruments or obligations in respect of letters of credit in respect thereof, in each case in the ordinary course of business;
(i)Indebtedness of any Person that becomes a Subsidiary or that is assumed by any Subsidiary in connection with a Permitted Acquisition after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (i), shall not exceed the greater of $150,000,000 and 5.0% of Consolidated Total Assets at any time outstanding;
(j)Other Indebtedness, provided that the aggregate amount of such other Indebtedness does not exceed, at the time of incurrence and when taken together with the aggregate outstanding principal amount of all other Indebtedness incurred in reliance on this Section 6.10(j), the greater of (i) $225,000,000 and (ii) 7.5% of Consolidated Total Assets to be determined as of the end of the fiscal quarter immediately preceding the incurrence thereof for which financial statements have been delivered to the Administrative Agent pursuant to Section 6.1(a) or (b) (or, if prior to any such date, the most recent quarterly financial statements referenced in Section 5.4)); and
(k)any unsecured Indebtedness of any Subsidiary Guarantor.
6.11.Merger. The Company will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, or permit any other Person to merge into or consolidate with it, consummate a Division as the Dividing Person, or liquidate or dissolve, except that (i) a Subsidiary may merge, consolidate, liquidate or dissolve into a Borrower or a Guarantor (with a Borrower or a Guarantor being the survivor thereof, and with a Borrower being the survivor of any merger with any Guarantor or Subsidiary (provided that, notwithstanding the foregoing, any such transaction involving the Company shall result in the Company as the surviving entity)), (ii) a non-Loan Party Subsidiary may merge, consolidate, liquidate or dissolve into the Company or a Subsidiary, (iii) the Company or any Subsidiary may merge or consolidate with or into any Person other than the Company or a Subsidiary in order to effect a Permitted Acquisition (with the Company or a Subsidiary being the survivor thereof) and (iv) a Subsidiary may merge or consolidate with any Person other than the Company or a Subsidiary in order to effect a disposition permitted under this Agreement.
6.12.Sale of Assets. The Company will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of (in one transaction or in a series of related transactions and whether effected pursuant to a Division or otherwise) (x) all or substantially all assets of the Company and its Subsidiaries, taken as a whole, or (y) any of its Property to any other Person, except in the case of this clause (y):
(a)Leases, sales and other dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business.
(b)The lease, sale or other disposition of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such lease, sale or other disposition are applied with reasonable promptness to the purchase price of such replacement equipment.
(c)To the extent not otherwise permitted under clauses (a), (b) or (d) of this Section 6.12, the sale, transfer, lease or other disposition in the ordinary course of business of Property of (i) the Loan Parties to one another, (ii) the Subsidiaries that are not Loan Parties to Loan Parties (subject to Section 6.16), and (iii) the Subsidiaries that are not Loan Parties to one another.
(d)Other leases, sales or other dispositions of its Property that, together with all other Property of the Company and its Subsidiaries previously leased, sold or disposed of as permitted by this Section 6.12(d) during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Company and its Subsidiaries.
(e)Any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Company or its Subsidiaries.
(f)Leases, assignments, subleases, nonexclusive licenses, sublicenses, covenants not to sue, releases, consents and other forms of license (and terminations thereof), in each case, in the ordinary course of business and which do not materially interfere with the business of the Company and its Subsidiaries, taken as a whole.
(g)Transfers of cash and Cash Equivalent Investments in the ordinary course of business.
(h)Any transfer of an interest in accounts or notes receivable and related assets as part of any Permitted Factoring Transaction and any Qualified Receivables Transaction; provided, during each fiscal quarter after the Company and/or its Subsidiaries enters into a Qualified Receivables

Transaction, the Receivables Transaction Attributed Indebtedness incurred with respect to Permitted Factoring Transactions shall not exceed $100,000,000.
(i)Liens permitted under Section 6.15, Restricted Payments permitted by Section 6.17, Investments not prohibited hereby and transactions permitted by Section 6.11.
6.13.[Reserved].
6.14.Acquisitions. The Company will not, nor will it permit any Subsidiary, to make any Acquisition other than a Permitted Acquisition.
6.15.Liens. The Company will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Company or any of its Subsidiaries now owned or hereafter acquired, except:
(a)Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent for more than ninety (90) days or thereafter can be paid without penalty, or are being contested in good faith and by appropriate action and for which adequate reserves in accordance with GAAP shall have been set aside on its books.
(b)Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate action and for which adequate reserves in accordance with GAAP shall have been set aside on its books.
(c)Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.
(d)Easements, rights-of-way, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to Properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Company or its Subsidiaries.
(e)Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts, securities accounts or other funds maintained with a creditor depository institution; provided that (i) such account is not a dedicated cash collateral account and is not subject to restriction against access by Company or a Subsidiary in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve, and (ii) such account is not intended by the Company or any Subsidiary to provide collateral to the depository institution.
(f)Liens existing on the date hereof and described in Schedule 6.15 and any modifications, replacements, renewals or extensions thereof; provided that (i) any such Lien shall not apply to any other Property of the Company or any Subsidiary, other than (A) after-acquired property that is affixed or incorporated into the Property covered by such Lien and/or that otherwise constitutes after-acquired Property that would be required to be subjected to such Lien pursuant to the collateral grant clause and/or other terms of the related secured obligations as in effect on the Effective Date and (B) proceeds and products thereof, and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and any renewal, refinancing, extension or replacement thereof (and successive renewals, refinancings, extensions and replacements thereof) to the extent that the outstanding principal amount thereof is not increased thereby.
(g)Liens on Property existing at the time of its acquisition (provided that if such Property was acquired in connection with an Acquisition, such Acquisition shall be a Permitted Acquisition); provided that (i) such Liens were not created in contemplation of such acquisition and extend only to the Property so acquired, products and proceeds thereof and, in the case of Property acquired in connection with an Acquisition, after-acquired property that is affixed or incorporated into such Property and/or that otherwise constitutes after-acquired property required to be subjected to such Lien pursuant to the collateral grant clause and/or other terms of the related secured obligations as in effect immediately prior to the Acquisition and (ii) such Liens shall secure only those obligations which they secure on the date of such acquisition and extensions, renewals and replacements thereof to the extent they do not increase the outstanding principal amount thereof.
(h)Liens on Property of the Company or any Subsidiary created solely for the purpose of securing Indebtedness permitted by Section 6.10(g) hereof, representing or incurred to finance the purchase, construction, renovation or upgrade of such Property, provided that no such Lien shall extend to or cover other Property of the Company or any Subsidiary other than the respective Property so acquired, constructed, renovated or upgraded (and, if applicable, Liens in favor of the same creditor or Affiliate thereof on other Property so acquired, constructed, renovated or upgraded and securing Indebtedness permitted by Section 6.10(g) hereof) and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property.
(i)Any interest or title of a lessor under any operating lease.
(j)Liens in the nature of licenses that arise in the ordinary course of business.
(k)Liens incurred in connection with any transfer of an interest in accounts or notes receivable or related assets as part of a Permitted Factoring Transaction or Qualified Receivables Transaction, in each case, as permitted by Section 6.12(h).
(l)Options, put and call arrangements, rights of first refusal and similar rights relating to investments in joint ventures, partnerships and other similar investments not prohibited by this Agreement.
(m)Rights of first refusal, put, call and similar rights arising in connection with repurchase agreements that are not prohibited by this Agreement.
(n)Other Liens securing Indebtedness or other obligations so long as (i) the aggregate amount of Indebtedness secured by Liens described in this clause (n) does not exceed the amount of Indebtedness permitted under Section 6.10(j), and (ii) at the time of and immediately after giving effect (including on a pro forma basis) to the incurrence of any Indebtedness secured by any such Lien the Company is in compliance with the financial covenant set forth in Section 6.18(b); provided further that the Company will not, and will not permit any Subsidiary to, grant any Lien securing Indebtedness outstanding under or pursuant to the Note Purchase Agreement pursuant to this clause (n) unless and until all Obligations of the Company under this Agreement and the other Loan Documents shall concurrently be secured equally and ratably with such Indebtedness pursuant to documentation in form and substance reasonably satisfactory to the Required Lenders.
(o)Other Liens securing obligations not constituting Indebtedness so long as the aggregate amount of all such obligations secured by Liens described in this clause (m) does not exceed, at the time of incurrence and when taken together with the aggregate outstanding principal amount of all other such obligations secured by Liens incurred in reliance on this Section 6.15(o), $6,500,000.
(p)Any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the Property which secured the Lien so extended, renewed or replaced, after-acquired property that is affixed or incorporated into such Property and/or otherwise constitutes after-acquired property that would be required to be subjected to such Lien pursuant to the collateral grant clause and/or other terms of the related secured obligations as in effect immediately prior to the extension, renewal or replacement and proceeds and products of the foregoing.
(q)Liens consisting of judgment or judicial attachment liens and Liens securing contingent obligations on appeal bonds and other bonds posted in connection with court proceedings or judgments, to the extent that such Liens do not constitute an Event of Default under this Agreement.
(r)Liens on cash and cash equivalents in order to effectuate the defeasance, discharge and/or redemption of indebtedness in accordance with its terms.

6.16.Affiliates. The Company will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except (i) in the ordinary course of business and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than the terms the Company or such Subsidiary would obtain in a comparable arms-length transaction, (ii) Restricted Payments permitted by Section 6.17 and mergers, consolidations, liquidations and dissolutions permitted under Section 6.11, (iii) transactions solely between or among the Company and/or one or more of its Wholly-Owned Subsidiaries, (iv) transactions between the Company or any Subsidiary, on the one hand, and any Subsidiary or other special-purpose entity created to engage solely in Qualified Receivables Transactions, on the other hand, (v) transactions with Affiliates for the purchase, sale or lease of goods in the ordinary course of business for less than fair market value, but not for less than cost, (vi) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the board of directors of the Company or any Subsidiary; (vii) the payment of fees, advances, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of the Company and any Subsidiaries in the ordinary course of business; (viii)(A) any employment agreements entered into by the Company or any Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of equity interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto; (ix) intercompany transactions undertaken in good faith and in consultation with its internal and external tax advisors for the sole purpose of improving the consolidated tax efficiency of the Company and its Subsidiaries and not for the purpose of circumventing any covenant set forth herein; and (x) transactions involving less than (A) $1,000,000 on an individual basis for any such transaction and (B) $3,000,000 in the aggregate for all such transactions during any fiscal year.
6.17.Restricted Payments. The Company will not, nor will it permit any Subsidiary to, make or declare, or agree to pay or make any Restricted Payment, except that (i) any Subsidiary may declare and pay dividends or make distributions to the Company or to a Subsidiary of the Company, in each case, ratably with respect to their equity interests, and (ii) the Company and any Subsidiary may make any other Restricted Payment so long as no Event of Default shall exist immediately before or immediately after giving effect (including giving effect on a pro forma basis) to such Restricted Payment.
6.18.Financial Covenants.
(a)Interest Coverage Ratio. The Company will not permit the ratio, determined as of the end of each of its fiscal quarters for the then most-recently ended four (4) fiscal quarters, of (i) Consolidated EBITDA to (ii) cash Consolidated Interest Expense to be less than 3.00 to 1.00; provided, however, that if the Note Purchase Agreement or any Material Indebtedness Agreement contains a covenant requiring the maintenance of a minimum interest coverage ratio that is more favorable to the lender(s) or holder(s) under the Note Purchase Agreement or such Material Indebtedness Agreement or is more onerous to the Company or any Subsidiary (the “Most Favored Interest Coverage Ratio”) than the requirements of this Section 6.18(a) (whether by operation of covenant levels, embedded defined terms or otherwise), then, for so long as such Most Favored Interest Coverage Ratio shall remain in effect under the Note Purchase Agreement or applicable Material Indebtedness Agreement, the provisions of such Most Favored Interest Coverage Ratio shall be incorporated by reference into this Agreement, mutatis mutandis, as if set forth fully herein, effective as of the Effective Date (in the case of any such minimum interest coverage ratio in the Note Purchase Agreement as of the Effective Date) or the date when such Most Favored Interest Coverage Ratio shall have become effective under such Material Indebtedness Agreement (with such modifications thereof as may be necessary to give the Lenders substantially the same benefits and protections as lender(s) or holder(s) under the Note Purchase Agreement or such Material Indebtedness Agreement) without any further action on the part of the Company, any Subsidiary or any other Person being required.
(b)Leverage Ratio. The Company will not permit the Leverage Ratio, determined as of the end of each of its fiscal quarters for the then most-recently ended four (4) fiscal quarters, to be greater than 3.50 to 1.00; provided, that (i) the Company may, by written notice to the Administrative Agent for distribution to the Lenders, elect to increase the Leverage Ratio permitted under this

Section 6.18(b) to 4.25 to 1.00 as of the end of each of the first four (4) periods of four consecutive fiscal quarters ending on or after the date of a Permitted Acquisition, if the aggregate consideration paid or to be paid in respect of such Permitted Acquisition is equal to or greater than $100,000,000 (any such four consecutive periods of four consecutive fiscal quarters following such a Permitted Acquisition, an “Adjusted Covenant Period”) and (ii) in connection with any such election, the Company shall have delivered to the Administrative Agent, at least five (5) Business Days prior to consummating such Acquisition, notice of such Acquisition (it being understood and agreed that (A) the Company may not elect an Adjusted Covenant Period for at least two (2) fiscal quarters following the end of an Adjusted Covenant Period before a new Adjusted Covenant Period is available again pursuant to the foregoing clause (i), and (B) at the end of an Adjusted Covenant Period, the Leverage Ratio permitted under this Section 6.18(b) shall revert to 3.50 to 1.00 as of the end of each subsequent fiscal quarter unless and until another Adjusted Covenant Period is elected pursuant to the terms and conditions described above); provided, however, that if the Note Purchase Agreement or any Material Indebtedness Agreement contains a covenant requiring the maintenance of a maximum leverage ratio that is more favorable to the lender(s) or holder(s) under the Note Purchase Agreement or such Material Indebtedness Agreement or is more onerous to the Company or any Subsidiary (the “Most Favored Leverage Ratio”) than the requirements of this Section 6.18(b) (whether by operation of covenant levels, embedded defined terms, the application of an Adjusted Covenant Period or otherwise), then, for so long as such Most Favored Leverage Ratio shall remain in effect under the Note Purchase Agreement or applicable Material Indebtedness Agreement, the provisions of such Most Favored Leverage Ratio shall be incorporated by reference into this Agreement, mutatis mutandis, as if set forth fully herein, effective as of the Effective Date (in the case of any such maximum leverage ratio in the Note Purchase Agreement as of the Effective Date) or the date when such Most Favored Leverage Ratio shall have become effective under such Material Indebtedness Agreement (with such modifications thereof as may be necessary to give the Lenders substantially the same benefits and protections as lender(s) or holder(s) under the Note Purchase Agreement or such Material Indebtedness Agreement) without any further action on the part of the Company, any Subsidiary or any other Person being required.
6.19.Guarantors. If any Person becomes a Material Domestic Subsidiary (including as a result of a Division, with respect to each applicable Division Successor) pursuant to the definition thereof, the Company will, on or prior to the date when the compliance certificate is due under Section 6.1(c) of this Agreement with respect to the fiscal quarter during which such Person became a Material Domestic Subsidiary (or by such later date as the Administrative Agent may permit in its sole discretion), cause such Material Domestic Subsidiary to execute, by joinder, the Guaranty, and deliver such joinder to the Administrative Agent, together with an updated Schedule 5.8 hereto designating such Material Domestic Subsidiary as such and such other documentation (including, without limitation, certified evidence of formation and good standing (or comparable status), certificates, resolutions and opinions of counsel) as the Administrative Agent may reasonably request; provided, however that any Excluded Subsidiary shall not be required to comply with this Section 6.19.
6.20.PATRIOT Act Compliance
. The Company shall, and shall cause each Subsidiary to, provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the PATRIOT Act.
6.21.Outbound Investment Rules. To the extent the Outbound Investment Rules apply to the transactions contemplated by this Agreement, the Company will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or, to their knowledge, indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) to their knowledge (after reasonable investigation), any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if each Borrower were a U.S. Person or (iii) any other activity that, to their knowledge (after reasonable investigation), would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE VII

DEFAULTS
The occurrence of any one or more of the following events shall constitute an Event of Default (each, an “Event of Default”):
7.1    Any representation or warranty made by the Company or any of its Subsidiaries to the Lenders or the Administrative Agent under this Agreement, any other Loan Document or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made or confirmed.
7.2    Nonpayment of (i) principal of any Loan when due, (ii) any Reimbursement Obligation within one (1) Business Day after the same becomes due, or (iii) interest upon any Loan or of any commitment fee, LC Fee or other obligations under any of the Loan Documents within five (5) days after the same becomes due.
7.3    The breach by any Borrower of any of the terms or provisions of Section 6.2, 6.3, 6.4, 6.10, 6.11, 6.12, 6.14, 6.15, 6.16, 6.17, 6.18, 6.19, 6.20 or 6.21.
7.4    The breach by any Borrower (other than a breach which constitutes an Event of Default under another Section of this Article VII) of any of the terms or provisions of this Agreement or any other Loan Document which is not remedied within thirty (30) days after the date on which written notice thereof has been given to the Company by the Administrative Agent or any Lender.
7.5    Failure of the Company or any of its Subsidiaries to pay when due any payment (whether of principal, interest or any other amount) in respect of any Material Indebtedness; or the default by the Company or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, any portion of such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date; or any portion of Material Indebtedness of the Company or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Company or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.
Notwithstanding the foregoing, none of the following events shall constitute an Event of Default under this Section 7.5 unless such event results in a default under and acceleration of such Material Indebtedness: (i) any secured Indebtedness becoming due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or a casualty, condemnation or similar event, (ii) any change of control offer made within sixty (60) days after a Permitted Acquisition with respect to, and effectuated pursuant to, Indebtedness of an acquired business, (iii) any default under Indebtedness of an acquired business if such default is cured, or such Indebtedness is repaid, within sixty (60) days after the acquisition of such business so long as no other creditor accelerates or commences any kind of enforcement action in respect of such Indebtedness, (iv) mandatory prepayment requirements arising from the receipt of net cash proceeds from debt, dispositions (including casualty losses, governmental takings and other involuntary dispositions), equity issuances or excess cash flow, so long as, in each case, no Default or Event of Default occurs under such agreement in connection with such mandatory prepayment requirement, (v) prepayments required by the terms of Indebtedness as a result of customary provisions in respect of illegality, replacement of lenders and gross-up provisions for Taxes, increased costs, capital adequacy and other similar customary requirements (in each case, to the extent any such circumstance would not give rise to an Event of Default) and (vi) any voluntary prepayment, redemption or other satisfaction of Indebtedness that becomes mandatory in accordance with the terms of such Indebtedness solely as the result of the Company or any Subsidiary delivering a prepayment, redemption or similar notice with respect to such prepayment, redemption or other satisfaction.
7.6    The Company or any of its Material Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make a general assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate, limited liability company or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.
7.7    Without the application, approval or consent of the Company or any of its Material Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company or any of its Material Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Company or any of its Material Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.
7.8    Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Company and its Subsidiaries which, when taken together with all other Property of the Company and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.
7.9    The Company or any of its Subsidiaries shall fail within sixty (60) days to pay, bond or otherwise discharge one or more judgments or orders for the payment of money (except to the extent covered by independent third-party insurance which has not been denied) in excess of $50,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.
7.10    (a) With respect to a Plan, the Company or an ERISA Affiliate is subject to a lien which could reasonably be expected to result in a Material Adverse Effect pursuant to Section 430(k) of the Code or Section 302(c) of ERISA or Title IV of ERISA, (b) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect to the Company (including on account of an ERISA Affiliate), or (c) any event similar to any of the foregoing in respect of a Foreign Pension Plan which could reasonably be expected to result in a Material Adverse Effect.
7.11    Any Change in Control shall occur.

7.12    Except as otherwise permitted under the Loan Documents, any Loan Document shall fail to remain in full force or effect or any action shall be taken by any Loan Party (or any Person acting on behalf of any Loan Party) to discontinue or assert the invalidity or unenforceability of any Loan Document, or any Loan Party shall deny that it has any further liability under any Loan Document to which it is a party, or shall give notice to such effect.
ARTICLE VIII
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
8.1.Acceleration; Remedies.
(a)If any Event of Default described in Section 7.6 or 7.7 occurs with respect to any Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuers to issue Facility LCs shall automatically terminate and the Obligations of the Borrowers under this Agreement and the other Loan Documents shall immediately become due and payable without any election or action on the part of the Administrative Agent, any LC Issuer or any Lender and the Borrowers will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations of the Borrowers under this Agreement and the other Loan Documents (such difference, the “Collateral Shortfall Amount”). If any other Event of Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuers to issue Facility LCs, or declare the Obligations of the Borrowers under this Agreement and the other Loan Documents to be due and payable, or both, whereupon the Obligations of the Borrowers under this Agreement and the other Loan Documents shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which each Borrower hereby expressly waives, and (b) upon notice to the Borrowers and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrowers to pay, and the Borrowers will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.
(b)If at any time while any Event of Default is continuing, the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Borrowers to pay, and the Borrowers will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.
(c)The Administrative Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations of the Borrowers under this Agreement and the other Loan Documents and any other amounts as shall from time to time have become due and payable by the Borrowers to the Lenders or the LC Issuers under the Loan Documents, as provided in Section 8.2.
(d)At any time while any Event of Default is continuing, neither any Borrower nor any Person claiming on behalf of or through any Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Obligations of the Borrowers under this Agreement and the other Loan Documents have been paid in full in cash and all of the Commitments have been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Administrative Agent to the Borrowers or paid to whomever may be legally entitled thereto at such time.
(e)If, within thirty (30) days after acceleration of the maturity of the Obligations of the Borrowers under this Agreement and the other Loan Documents or termination of the obligations of the Lenders to make Loans and the obligations and powers of the LC Issuers to issue Facility LCs hereunder as a result of any Event of Default (other than any Event of Default as described in Section 7.6 or 7.7 with respect to any Borrower) and before any judgment or decree for the payment of the

Obligations of Borrowers due under this Agreement and the other Loan Documents shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrowers, rescind and annul the acceleration and/or termination.
(f)Upon the occurrence and during the continuation of any Event of Default, the Administrative Agent may, subject to the direction of the Required Lenders, exercise all rights and remedies under the Loan Documents and enforce all other rights and remedies under applicable law.
8.2.Application of Funds. After the exercise of remedies provided for in Section 8.1 (or after the Obligations of the Borrowers under this Agreement and the other Loan Documents have automatically become immediately due and payable as set forth in the first sentence of Section 8.1(a)), any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:
(a)First, to payment of fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
(b)Second, to payment of fees, indemnities and other amounts (other than principal, interest, LC Fees and commitment fees) payable to the Lenders and the LC Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the LC Issuers as required by Section 9.6 and amounts payable under Article III);
(c)Third, to payment of accrued and unpaid LC Fees, commitment fees and interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the LC Issuers in proportion to the respective amounts described in this Section 8.2(c) payable to them;
(d)Fourth, to the Administrative Agent for deposit to the Facility LC Collateral Account in an amount equal to the Collateral Shortfall Amount (as defined in Section 8.1(a)), if any, and to payment of the unpaid principal of the Loans and Reimbursement Obligations, ratably among the Lenders in proportion to the respective amounts described in this Section 8.2(d) payable to them;
(e)Fifth, to payment of all Funds Transfer and Deposit Account Liabilities and all Hedging Liabilities owing to the Lenders or any of their Affiliates;
(f)Sixth, to payment of all other Obligations, ratably among the Lenders; and
(g)Last, the balance, if any, to the Borrowers or as otherwise required by law;
(h)provided, however, that, notwithstanding anything to the contrary set forth above, Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 8.2.
8.3.Amendments. Subject to the provisions of this Section 8.3, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Company may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to this Agreement or the Guaranty or changing in any manner the rights of the Lenders or the Borrowers hereunder or thereunder or waiving any Default or Event of Default hereunder; provided, however, that, except as otherwise provided under Sections 2.25, 2.26 and 2.14, no such supplemental agreement shall:
(a)without the consent of each Lender directly and adversely affected thereby, extend the final maturity of any Loan, or extend the expiry date of any Facility LC to a date after the Facility Termination Date or postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount thereof or any Reimbursement Obligation related thereto, or reduce the rate or extend the time of payment of interest or fees thereon or Reimbursement Obligations related thereto (except that (i) any amendment or modification of any financial ratio in this Agreement (or defined terms used in any financial ratio in this Agreement) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (a), and (ii) for the avoidance of doubt, any amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant, mandatory prepayment, Default or Event of Default (other than those arising pursuant to Section 7.2) shall not require consent under this clause (a)).
(b)without the consent of each Lender directly and adversely affected thereby, increase the amount of any Commitment of such Lender hereunder (it being understood, for the avoidance of doubt, that any amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant, mandatory prepayment, Default or Event of Default (other than those arising pursuant to Section 7.2) shall not in and of itself constitute an increase in any Commitment of a Lender requiring consent under this clause (b)).
(c)without the consent of all of the Lenders, reduce the percentage specified in the definition of Required Lenders.
(d)without the consent of all of the Lenders, amend this Section 8.3.
(e)without the consent of all of the Lenders, release any Borrower from its obligations under Article XVI or release all or substantially all of the Guarantors of the Obligations.
(f)without the consent of each Lender directly and adversely affected thereby, amend Section 8.2.
(g)without the consent of each Lender directly and adversely affected thereby, amend Section 11.2.
(h)without the consent of all of the Lenders, amend the definition of “Agreed Currencies”, “Eligible Currency”, “Subsidiary Borrower” or “Eligible Subsidiary”.
(i)without the prior written consent of each Lender directly and adversely affected thereby, subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness.
No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent, and no amendment of any provision relating to an LC Issuer (including the LC Commitment and any Facility LC Applications of such LC Issuer) shall be effective without the written consent of such LC Issuer. No amendment to any provision of this Agreement relating to the Swing Line Lender or any Swing Line Loans shall be effective without the written consent of the Swing Line Lender. The Administrative Agent may waive payment of the fee required under Section 12.3(c) without obtaining the consent of any other party to this Agreement. Notwithstanding anything to the contrary herein, the Administrative Agent may, with the consent of the Company only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency of a technical or immaterial nature, as determined in good faith by the Administrative Agent.
Notwithstanding the foregoing, (A) no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (a) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly and adversely affected by such amendment, waiver or other modification, and (B) as to any amendment, amendment and restatement or other modification otherwise approved in accordance with this Section, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment, amendment and restatement or other modification, would have no Commitment or outstanding Loans, so long as such Lender receives payment in full of the principal of and interest on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, amendment and restatement or other modification becomes effective.
8.4.Preservation of Rights. No delay or omission of the Lenders, the LC Issuers or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of an Event of Default or the inability of any Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.3, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the LC Issuers and the Lenders until the Obligations have been paid in full.
ARTICLE IX

GENERAL PROVISIONS
9.1.Survival of Representations. All representations and warranties of the Borrowers contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.
9.2.Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no LC Issuer or Lender shall be obligated to extend credit to any Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
9.3.Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
9.4.Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrowers, the Administrative Agent, the LC Issuers and the Lenders and supersede all prior agreements and understandings among the Borrowers, the Administrative Agent, the LC Issuers and the Lenders relating to the subject matter thereof (other than (x) those contained in the Fee Letter and (y) any modification of the LC Commitment of any LC Issuer as contemplated by the definition thereof), which shall survive and remain in full force and effect during the term of this Agreement.
9.5.Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that each Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.
9.6.Expenses; Indemnification.
(a)The Company shall reimburse the Administrative Agent upon demand for all reasonable and documented out-of-pocket costs and expenses paid or incurred by the Administrative Agent, including, without limitation, reasonable and documented (i) filing and recording costs and fees, (ii) costs of any environmental review, (iii) consultants’ fees, (iv) travel expenses and (v) fees, charges and disbursements of one primary outside counsel (and one local counsel in each applicable jurisdiction) incurred from time to time, in connection with the due diligence, preparation, administration, negotiation, execution, delivery, syndication, distribution (including, without limitation, via an Approved Electronic Platform), review, amendment, modification, and administration of the Loan Documents. The Company also agrees to reimburse the Administrative Agent, the Arrangers, the LC Issuers and the Lenders for any reasonable and documented out-of-pocket costs, charges and expenses, including, without limitation, reasonable and documented (i) filing and recording costs and fees, (ii) costs of any environmental review, (iii) consultants’ fees, (iv) travel expenses and (v) fees, charges and disbursements of one primary outside counsel (and one local counsel in each applicable jurisdiction) to the Administrative Agent, the Arrangers, the LC Issuers and the Lenders incurred from time to time, paid or incurred by the Administrative Agent, any Arranger, any LC Issuer or any Lender in connection with the collection and enforcement of the Loan Documents and protection of rights thereunder (including during any workouts and restructurings and related negotiations). Expenses being reimbursed by the Company under this Section include costs and expenses incurred in connection with the Reports described in the following sentence. The Company acknowledges that from time to time JPMorgan may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to the Company’s assets for internal use by JPMorgan from information furnished to it by or on behalf of the Company, after JPMorgan has exercised its rights of inspection pursuant to this Agreement.
(b)The Company hereby further agrees to indemnify and hold harmless the Administrative Agent, each Arranger, each LC Issuer, each Lender, their respective affiliates, and each of their directors, officers and employees, agents and advisors (each, an “indemnified person”) against all Liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor (including, without limitation, reasonable and documented attorneys’ fees (of no more than one primary law firm acting as outside counsel and one local counsel in each applicable jurisdiction and, in light of actual or perceived conflicts of interest or the availability of different claims or defenses, one additional primary and applicable local counsel for each similarly affected group of indemnitees) and settlement costs) whether or not the Administrative Agent, any Arranger, any LC Issuer, any Lender or any other indemnified person is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby, any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by Company or any of its Subsidiaries, any environmental liability related in any way to Company or any of its Subsidiaries, or any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Company or any of its Subsidiaries, or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder, in each case, except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from (i) the bad faith, gross negligence or willful misconduct of the indemnified person seeking indemnification or any of its Related Indemnified Persons, (ii) such party’s or any of its Related Indemnified Persons’ material breach of the relevant Loan Documents (as determined pursuant to a claim asserted by the Company, whether as a claim, counterclaim or otherwise) or (iii) disputes among Lenders not arising from an act or omission of the Company or any of its Affiliates (other than such a dispute involving a claim against an indemnified person for its acts or omissions in its capacity as an arranger, bookrunner, agent or similar role in respect of the Facility).
(c)To the extent permitted by applicable law (i) the Company and any Loan Party shall not assert, and the Company and each Loan Party hereby waives, any claim against the Administrative Agent, any Arranger, any Co-Documentation Agent any LC Issuer and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), in the absence of such Lender-Related Person’s gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction by a final and nonappealable judgment), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Facility LC or the use of the proceeds thereof; provided that, nothing in this Section 9.6(c) shall relieve the Company or any Loan Party of any obligation it may have to indemnify an indemnified person, as provided in Section 9.6(b), against any special, indirect, consequential or punitive damages asserted against such indemnified person by a third party.
9.7.[Reserved].
9.8.Accounting.
(a)Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.4 , except that any calculation or determination which is to be made on a consolidated basis shall be made for the Company and all of its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Company’s audited financial statements; provided, however that, notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification Section 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any of its Subsidiaries at “fair value”, as defined therein, or (ii) any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Codification Subtopic 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. If at any time any change in GAAP or the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Company, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or application thereof (subject to the approval of the Required Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP without giving effect to such change in GAAP or application thereof.
(b)Notwithstanding anything to the contrary contained in Section 9.8(a) or in the definition of “Capitalized Lease,” only those leases that would have constituted Capitalized Leases (including leases that are classified as “finance leases” for purposes of GAAP, and excluding, for the avoidance of doubt, leases that are classified as “operating leases” for purposes of GAAP) in conformity with GAAP on December 14, 2018 (without giving effect to any subsequent phase-in of changes to GAAP that had been approved as of such date) shall be required to be considered Capitalized Leases for purposes hereof, and all calculations and deliverables under this Agreement or any other Loan Document (except for financial statement deliverables required to be prepared in accordance with GAAP) shall be made or delivered, as applicable, in accordance therewith.
9.9.Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
9.10.Nonliability of Lenders. The relationship between the Borrowers on the one hand and the Lenders, the LC Issuers and the Administrative Agent on the other hand shall be solely that of Company and lender. Neither the Administrative Agent, any Arranger, any LC Issuer nor any Lender shall have any fiduciary responsibilities to any Borrower. Neither the Administrative Agent, any Arranger, any LC Issuer nor any Lender undertakes any responsibility to any Borrower to review or inform any Borrower of any matter in connection with any phase of any Borrower’s business or operations. Each Borrower agrees that neither the Administrative Agent, any Arranger, any LC Issuer nor any Lender shall have liability to any Borrower (whether sounding in tort, contract or otherwise) for losses suffered by any Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. No party hereto shall have any liability with respect to, and each party hereto hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by it in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby; provided that the foregoing shall not limit the Company’s obligations set forth in Section 9.6. It is agreed that no Arranger shall, in its capacity as such, have any duties or responsibilities under the Agreement or any other Loan Document. Each Lender acknowledges that it has not relied and will not rely on any Arranger in deciding to enter into the Agreement or any other Loan Document or in taking or not taking any action.

9.11.Confidentiality. The Administrative Agent and each Lender agrees to hold any confidential information which it may receive from the Company in connection with this Agreement in confidence, except for disclosure (i) to its Affiliates and to the Administrative Agent and any other Lender and their respective Affiliates, and, in each case, their respective employees, directors, and officers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) to legal counsel, accountants, and other professional advisors to the Administrative Agent or such Lender or to a Transferee, (iii) as provided in Section 12.3(e), (iv) to regulatory officials, (v) to any Person as requested pursuant to or as required by law, regulation, or legal process, (vi) to any Person in connection with any legal proceeding to which it is a party, (vii) to its direct or indirect contractual counterparties in swap agreements, derivative or insurance transactions or to legal counsel, accountants and other professional advisors to such counterparties, (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder, (ix) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, and (x) to the extent such information (1) becomes publicly available other than as a result of a breach of this Section 9.11 or (2) becomes available to the Administrative Agent, an LC Issuer, the Swing Line Lender or any other Lender on a non-confidential basis from a source other than the Company. Without limiting Section 9.4, the Company agrees that the terms of this Section 9.11 shall set forth the entire agreement between the Borrowers and the Administrative Agent and each Lender with respect to any confidential information previously or hereafter received by the Administrative Agent or such Lender in connection with this Agreement, and this Section 9.11 shall supersede any and all prior confidentiality agreements entered into by the Administrative Agent or any Lender with respect to such confidential information. Each Loan Party, upon the public disclosure of the existence of this Agreement by the Company, consents to (x) the publication by the Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of such Loan Party in the form received from the Company, and (y) disclosure by the Administrative Agent and the Lenders of the existence of this Agreement and information about this Agreement to market data collectors (including league table providers), similar service providers to the lending industry and service providers to the agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.
9.12.Nonreliance. Each Lender hereby represents that it is not relying on or looking to any Margin Stock for the repayment of the Credit Extensions provided for herein.
9.13.Disclosure. Each Borrower and each Lender hereby acknowledge and agree that JPMorgan and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Company and its Affiliates.
9.14.USA PATRIOT ACT NOTIFICATION. The following notification is provided to each Borrower pursuant to Section 326 of the PATRIOT Act:
Each Lender that is subject to the requirements of the PATRIOT Act hereby notifies the Company and each other Loan Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the PATRIOT Act.
9.15.Guarantor Releases.
(a)The Lenders authorize the Administrative Agent to release any Guarantor from its obligations under the Loan Documents if such Person is no longer required to be a Guarantor hereunder or if such Person is sold, transferred or assigned in accordance with and to the extent permitted by the terms of this Agreement (and such release shall take effect automatically upon any such event without the necessity of any further action). Further, the Administrative Agent may (and is hereby irrevocably authorized by each Lender to) release any Guarantor from its obligations under the Guaranty if such Guarantor is no longer a Material Domestic Subsidiary (it being understood that any such release shall take effect automatically upon the applicable Guarantor ceasing to be a Material Domestic Subsidiary without the necessity of any further action). Notwithstanding the foregoing, if any Guarantor is also a guarantor under, or is jointly and severally liable for, any Material Indebtedness of the Company or any Domestic Subsidiary (other than an Excluded Subsidiary) such Guarantor shall not be released from its obligations under the Loan Documents pursuant to the preceding two sentences unless and until such Guarantor is also released from its obligations under such Material Indebtedness. Upon the request of the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Loan Documents pursuant to the foregoing. In each case as specified hereto, without impairing any automatic release contemplated hereby, the Administrative Agent shall (and each Lender hereby authorizes the Administrative Agent to), at the Company’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to release a Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents.
(b)At such time as the principal and interest on the Loans, all Reimbursement Obligations, the fees, expenses and other amounts due and payable under the Loan Documents and the other Obligations (excluding contingent indemnity obligations and other contingent obligations owing under the Loan Documents) shall have been paid in full in cash, the Commitments shall have been terminated and no Facility LCs shall be outstanding (unless Cash Collateralized), the Guaranty and all obligations (other than those expressly stated to survive such termination) of each Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.
9.16.Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
To the extent not prohibited by applicable law, rule or regulation, each Lender shall notify the Company and the Administrative Agent if it has become the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action may occur).

9.17.Material Non-Public Information.
(a)EACH LENDER ACKNOWLEDGES THAT CONFIDENTIAL INFORMATION AS DESCRIBED IN SECTION 9.11 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(b)ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT

PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
9.18.Existing Credit Agreement. Each of the signatories hereto that is also a party to the Existing Credit Agreement hereby agrees that any and all required notice periods under the Existing Credit Agreement in connection with the prepayment (if any) of any “Loans” and termination of any “Commitments” under the Existing Credit Agreement on the Effective Date are hereby waived and of no force and effect.
9.19.Acknowledgement Regarding Any Supported QFC’s.    To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any swap or other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
ARTICLE X

THE ADMINISTRATIVE AGENT
10.1.Appointment; Nature of Relationship. JPMorgan is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights, powers and duties, and to take such actions on its behalf, as expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders and (ii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.
10.2.Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and LC Issuer hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.
10.3.General Immunity. Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary or permitted, or as the Administrative Agent shall believe in good faith to be necessary or permitted, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.
10.4.No Responsibility for Loans, Recitals, etc. Without limiting Section 10.3, neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Event of Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of any Borrower or any guarantor of any of the Obligations or of any of such Borrower’s or any such guarantor’s respective Subsidiaries.
10.5.Action on Instructions of Lenders.
(a)As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary or permitted pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each applicable Lender and LC Issuer; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the LC Issuers with respect to such action or (ii) is contrary to this

Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(b)In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the LC Issuers (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Borrowers. Without limiting the generality of the foregoing, (i) the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, LC Issuer or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby and (ii) nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.
10.6.Employment of Administrative Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.
10.7.Reliance on Documents; Counsel.
(a)The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, facsimile, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent. For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the

Administrative Agent shall have received notice from such Lender prior to the applicable date specifying its objection thereto.
(b)Without limiting the foregoing, the Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 6.3 unless and until written notice thereof stating that it is a “notice under Section 6.3” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by a Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by a Borrower, a Lender or an LC Issuer, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any claim, liability, loss, cost or expense suffered by any Borrower, any Subsidiary, any Lender or any LC Issuer as a result of, any determination of the Revolving Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or LC Issuer, or any Equivalent Amount or Dollar Amount.
(c)In addition, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 12.3, (ii) may rely on the Register to the extent set forth in this Agreement, (iii) may consult with legal counsel (including counsel to the Borrowers), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or LC Issuer and shall not be responsible to any Lender or LC Issuer for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Facility LC, that by its terms must be fulfilled to the satisfaction of a Lender or an LC Issuer, may presume that such condition is satisfactory to such Lender or LC Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or LC Issuer sufficiently in advance of the making of such Loan or the issuance of such Facility LC and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
(d)The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the LC Issuers, and, except solely to the extent of the Company’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of any Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Lender or Affiliate of a Lender holding a Funds Transfer and Deposit Account Liability or Hedging Liability owing by the Company or any of its Subsidiaries, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.
(e)None of any Co-Documentation Agent or any Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

10.8.Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Pro Rata Shares (disregarding, for the avoidance of doubt, the exclusion of the Defaulting Lenders therein) (i) for any amounts not reimbursed by the Borrowers for which the Administrative Agent is entitled to reimbursement by the Borrowers under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.4(d) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.
10.9.Proceedings. In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any other obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Reimbursement Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the LC Issuers and the Administrative Agent (including any claim under Sections 2.5, 2.10, 2.19, 3.1, 3.4 and 9.6) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
(c)and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each LC Issuer and each other holder of Obligations to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the LC Issuers or the other holder of Obligations, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.6). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or LC Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or LC Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or LC Issuer in any such proceeding.
10.10.Rights as a Lender. With respect to its Commitment, Loans (including Swing Line Loans), LC Commitments and Facility LCs, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or LC Issuer, as the case may be. The terms “LC Issuer”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, LC Issuer or as one of the Required Lenders. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, any Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the LC Issuers.
10.11.Lender Credit Decision, Legal Representation.
(a)Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender and based on the financial statements prepared by the Company and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. Except for any notice, report, document or other information expressly required to be furnished to the Lenders by the Administrative Agent or the Arrangers hereunder, neither the Administrative Agent nor the Arrangers shall have any duty or responsibility (either initially or on a continuing basis) to provide any Lender with any notice, report, document, credit information or other information concerning the affairs, financial condition or business of the Company or any of its Affiliates that may come into the possession of the Administrative Agent or the Arranger (whether or not in their respective capacity as Administrative Agent or Arranger) or any of their Affiliates. Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption (or in such other form reasonably acceptable to the Administrative Agent as may be agreed to by the parties thereto) or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.
(b)Each Lender further acknowledges that it has had the opportunity to be represented by legal counsel in connection with its execution of this Agreement and the other Loan Documents, that it has made its own evaluation of all applicable laws and regulations relating to the transactions contemplated hereby, and that the counsel to the Administrative Agent represents only the Administrative Agent and not the Lenders in connection with this Agreement and the transactions contemplated hereby.
10.12.Successor Administrative Agent.
(a)The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Company, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five (45) days after the retiring Administrative Agent gives notice of its intention to resign. The Administrative Agent may be removed at any time that it constitutes a Defaulting Lender by written notice received by the Administrative Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Company (so long as no Event of Default has occurred and is continuing, with the Company’s consent, not to be unreasonably withheld or delayed) and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty (30) days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Company and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of any Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrowers shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.
(b)Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 45 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the LC Issuers and the Company, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and LC Issuer. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.6 as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
10.13.Administrative Agent and Arranger Fees. The Company agrees to pay to the Administrative Agent and the Arrangers such fees as separately agreed between the Company, on the one hand, and the Administrative Agent and the applicable Arrangers, on the other hand (any such agreement, a “Fee Letter”), or as otherwise agreed from time to time.
10.14.Delegation to Affiliates. Without limiting Section 10.6, the Borrowers and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and X.
10.15.Co-Documentation Agents, etc. No Co-Documentation Agent, in such capacity, shall have any right, power, obligation, liability, responsibility or duty under this Agreement, but all such Persons shall have the benefit of the indemnities provided for hereunder. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Administrative Agent in Section 10.11.
10.16.No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Company and its Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) the Borrowers have consulted their own legal, accounting, regulatory, investment and tax advisors to the extent they have deemed appropriate and are responsible for making their own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and neither the Administrative Agent nor any Lender shall have any responsibility or liability to the Borrowers with respect thereto, and (C) the Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lender has any obligation to the Company or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and each of the Lenders and their respective Affiliates is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services and may (A) provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrowers and other companies with which it may have commercial or other relationships and (B) be engaged in a broad range of other transactions that involve interests that differ from those of the Company and its Affiliates, and neither the Administrative Agent nor any Lender has any obligation to disclose any of such interests to the Company or its Affiliates. With respect to any securities and/or financial instruments so held by the Administrative Agent or any Lender or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.  To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have, and agrees not to assert any such claim, against the Administrative Agent and each of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of this Agreement or any transaction contemplated hereby.
10.17.Posting of Communications.
(a)Each Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the LC Issuers by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other similar electronic platform chosen by the Administrative Agent reasonably and in good faith to be its electronic transmission system (the “Approved Electronic Platform”).
(b)Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, LC Issuers and each Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, LC Issuers and each Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution, other than risks arising from the gross negligence, bad faith or willful misconduct of any of the foregoing parties (as determined by a court of competent jurisdiction by a final and nonappealable judgment).
(c)THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY CO-DOCUMENTATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY LC ISSUER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE ADMINISTRATIVE AGENT’S TRANSMISSION OF

COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM, OTHER THAN DIRECT ACTUAL DAMAGES ARISING FROM THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF ANY APPLICABLE PARTY (AS DETERMINED BY A COURT OF COMPETENT JURISDICTION BY A FINAL AND NONAPPEALABLE JUDGMENT).
(d)Each Lender and LC Issuer agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and LC Issuer agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or LC Issuer’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(e)Each of the Lenders, the LC Issuers and each Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(f)Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any LC Issuer to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
(g)For the avoidance of doubt, nothing in this Section 10.17 shall affect any obligations arising under Section 9.11.
10.18.Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Facility LC or the Commitments,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Section VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Facility LCs, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) and (k) of Section I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Section I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that none of the Administrative Agent, or any Arranger, any Co-Documentation Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
10.19.Erroneous Payments.
(a)Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine.  A notice of the Administrative Agent to any Lender under this Section 10.19 shall be conclusive, absent manifest error.
(b)Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(c)Each Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment

(or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party, except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from a Borrower or other Loan Party for the purpose of satisfying an Obligation.
(d)Each party’s obligations under this Section 10.19 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
10.20.Borrower Communications.
(a)The Administrative Agent, the Lenders and the LC Issuers agree that the Borrowers may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).
(b)Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system), each of the Lenders, each of the LC Issuers and each of the Borrowers acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrowers that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the LC Issuers and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.
(c)THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE APPLICABLE PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY LC ISSUER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.
“Borrower Communications” means, collectively, any Borrowing Notice or Conversion/Continuation Notice, notice of prepayment, notice requesting the issuance, amendment or extension of a Facility LC or other notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.
(a)Each of the Lenders, each of the LC Issuers and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to,

store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(b)Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
(c)For the avoidance of doubt, nothing in this Section 10.20 shall affect any obligations arising under Section 9.11.
10.21.Acknowledgements of Lenders and LC Issuers.
(a)Each Lender and each LC Issuer represents and warrants that (1) the Loan Documents set forth the terms of a commercial lending facility, (2) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or LC Issuer, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each LC Issuer agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities law), (3) it has, independently and without reliance upon the Administrative Agent, any Arranger, any Co-Documentation Agent or any other Lender or LC Issuer, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (4) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such LC Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each LC Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Co-Documentation Agent or any other Lender or LC Issuer, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(b)The Lenders acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties) between the Loan Parties and their Affiliates, on the one hand, and JPMorgan and its Affiliates, on the other hand. Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to JPMorgan acting as agent and/or its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Lenders acknowledge that neither JPMorgan acting as agent nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Loan Party, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Loan Party.

ARTICLE XI

SETOFF; RATABLE PAYMENTS
11.1.Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Event of Default occurs and is continuing, each Borrower hereby authorizes each Lender and its Affiliates to offset and apply all deposits, credits and deposit accounts (including all account balances, whether provisional or final and whether or not collected or available, but excluding any deposits held in any trustee, fiduciary, agency or similar capacity or otherwise for the benefit of a third party) of such Borrower with such Lender or any Affiliate of such Lender toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to such Lender or the Lenders or whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured or are owed to a Lending Installation of such Lender; provided, that in the event that any Defaulting Lender shall exercise such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the LC Issuers, and the applicable Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Each Lender agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
11.2.Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Revolving Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.3 or 3.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral or other protection ratably in proportion to their respective ratable shares of the total Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.
ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
12.1.Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrowers and the Lenders and their respective successors and assigns permitted hereby, except that (i) no Borrower shall have any right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 12.3, and (iii) any transfer by participation must be made in compliance with Section 12.2. Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with the terms of this Agreement. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the

Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.
12.2.Participations.
(a)Permitted Participants; Effect. Subject to the provisions of this Agreement (including Section 12.3(f)), any Lender may, without the consent of, or notice to, the Borrowers, the Administrative Agent, the LC Issuers or the Swingline Lender, at any time sell to one or more banks or other entities (other than any Ineligible Institution) (“Participants”) participating interests in any Revolving Exposure owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.
(b)Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents provided that each such Lender may agree in its participation agreement with its Participant that such Lender will not vote to approve any amendment, modification or waiver with respect to any Revolving Exposure or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.3 or of any other Loan Document.
(c)Benefit of Certain Provisions. Each Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender. Each Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.3, 3.4, 9.6 and 9.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.2 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Company, and (ii) a Participant shall not be entitled to receive any greater payment under Section 3.4 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account (A) except to the extent such entitlement to receive a greater payment results from a change in treaty, law or regulation (or any change in the interpretation or administration thereof by any Governmental Authority) that occurs after the Participant acquired the applicable participation and (B), in the case of any Participant that would be a Non-U.S. Lender if it were a Lender, such Participant agrees to comply with the provisions of Section 3.4 to the same extent as if it were a Lender (it being understood that the documentation required under Section 3.4(f) shall be delivered to the participating Lender). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in any Revolving Exposure, any Note, any Commitment or any other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the

Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Exposure, any Note, any Commitment or any other obligations under the Loan Documents) to any Person except to the extent that such disclosure is necessary to establish that such Credit Exposure, any Note, any Commitment or any other obligations under the Loan Documents is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
12.3.Assignments.
(a)Permitted Assignments. Any Lender may at any time assign to one or more Eligible Assignees (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of an Assignment and Assumption (or in such other form reasonably acceptable to the Administrative Agent as may be agreed to by the parties thereto). Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire Commitment and Credit Exposure of the assigning Lender or (unless each of the Company and the Administrative Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Commitments or Credit Exposure (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment.
(b)Consents. The consent of the Company shall be required prior to an assignment becoming effective; provided that the consent of the Company shall not be required if (1) the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund unless, after giving effect to any such assignment described in this clause (1), the assignee, collectively with its affiliated Lenders and affiliated Approved Funds, would as a result of such assignment hold more than fifteen percent (15%) of the aggregate amounts of Loans and unused Commitments or (2) an Event of Default under Section 7.2, 7.6 or 7.7 has occurred and is continuing; provided, further that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof. The consent of the Administrative Agent shall be required prior to an assignment becoming effective; provided, further that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender (other than a Defaulting Lender) with a Commitment immediately prior to giving effect to such assignment. The consent of each of the LC Issuers and the Swing Line Lender shall be required prior to an assignment of a Commitment or any Revolving Exposure becoming effective. Any consent required under this Section 12.3(b) other than with respect to the LC Issuers or the Swing Line Lender shall not be unreasonably withheld or delayed. Notwithstanding anything to the contrary herein, the Company shall have the right to receive written notice from the assigning Lender prior to, or promptly after, any assignment made without the Company’s consent.
(c)Effect; Effective Date. Upon (i) delivery to the Administrative Agent of an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption reasonably acceptable to the Administrative Agent by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), together with any consents required by Sections 12.3(a) and 12.3(b), and (ii) payment by the assigning Lender of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitments and/or Credit Exposure under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire (in a form provided by the Administrative Agent) in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Credit Exposure assigned to such Purchaser without any further consent or action by the Borrowers, the Lenders or the Administrative Agent. In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3(c), the transferor Lender, the Administrative Agent and the Borrowers shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.
(d)Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices in the United States of America, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender, and participations of each Lender in Facility LCs, pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each Borrower and each Lender at any reasonable time and from time to time upon reasonable prior notice.
(e)Dissemination of Information. Each Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.
(f)Disqualified Institutions. Notwithstanding any provision of this Agreement to the contrary:
(i)No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee or Participant shall not retroactively be disqualified from being a Lender or Participant and (y) the execution by the Company of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (f)(i) shall not be void, but the other provisions of this clause (f) shall apply.
(ii)If any assignment or participation is made to any Disqualified Institution without the Company’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Company may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 12.3), all of its interest, rights and obligations under this Agreement to one or more Persons (other than an Ineligible Institution) at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
(iii)Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions to whom an assignment or participation is made in violation of clause (i) above (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by the Company, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders (or any of them) and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan of reorganization, (2) if such Disqualified Institution does vote on such plan of reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other applicable laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan of reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other applicable laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(iv)The Administrative Agent shall have the right, and the Company hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Company and any updates thereto from time to time (collectively, the “DQ List”) on an Approved Electronic Platform or an Approved Borrower Portal, including that portion of such Approved Electronic Platform or such Approved Borrower Portal that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender or potential Lender requesting the same.
(v)The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, by any other Person to any Disqualified Institution.
ARTICLE XIII

NOTICES
13.1.Notices; Effectiveness; Electronic Communication.
(a)Notices Generally. Except as provided in paragraph (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as set forth on Schedule 13.1. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through Approved Electronic Platforms or Approved Borrower Portals, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)Electronic Communications. Notices and other communications to the Lenders and the LC Issuers hereunder may be delivered or furnished by using Approved Electronic Platforms or Approved Borrower Portals pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or LC Issuer pursuant to Article II if such Lender or LC Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by Approved Electronic Platforms or Approved Borrower Portals. The Administrative Agent or the Company may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto given in the manner set forth in this Section 13.1.

ARTICLE XIV

COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION
14.1.Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) modifications of the LC Commitment of any LC Issuer constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
14.2.Electronic Execution. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 13.1), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it (it being understood and agreed that the Administrative Agent accepts, consents to and approves of transmission through electronic means of any Electronic Signature that is a reproduction of an image of an actual executed signature page); provided, further, without limiting the foregoing, (i)(a) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Company or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Company and each Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, and the Company and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) agrees that the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Company and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature, other than any Liabilities determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of any Lender-Related Person.
ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
15.1.CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

15.2.CONSENT TO JURISDICTION. EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, SITTING IN THE BOROUGH OF MANHATTAN (OR IF SUCH COURT LACKS SUBJECT MATTER JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN). IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL (A) LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY BORROWER IN THE COURTS OF ANY OTHER JURISDICTION, (B) WAIVE ANY STATUTORY, REGULATORY, COMMON LAW, OR OTHER RULE, DOCTRINE, LEGAL RESTRICTION, PROVISION OR THE LIKE PROVIDING FOR THE TREATMENT OF BANK BRANCHES, BANK AGENCIES, OR OTHER BANK OFFICES AS IF THEY WERE SEPARATE JURIDICAL ENTITIES FOR CERTAIN PURPOSES, INCLUDING UNIFORM COMMERCIAL CODE SECTIONS 4-106, 4-A-105(1)(B), AND 5-116(B), UCP 600 ARTICLE 3 AND ISP98 RULE 2.02, AND URDG 758 ARTICLE 3(A), OR (C) AFFECT WHICH COURTS HAVE OR DO NOT HAVE PERSONAL JURISDICTION OVER AN LC ISSUER OR BENEFICIARY OF ANY LETTER OF CREDIT OR ANY ADVISING BANK, NOMINATED BANK OR ASSIGNEE OF PROCEEDS THEREUNDER OR PROPER VENUE WITH RESPECT TO ANY LITIGATION ARISING OUT OF OR RELATING TO SUCH LETTER OF CREDIT WITH, OR AFFECTING THE RIGHTS OF, ANY PERSON NOT A PARTY TO THIS AGREEMENT, WHETHER OR NOT SUCH LETTER OF CREDIT CONTAINS ITS OWN JURISDICTION SUBMISSION CLAUSE. ANY JUDICIAL PROCEEDING BY ANY BORROWER AGAINST THE ADMINISTRATIVE AGENT, ANY LC ISSUER OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, ANY LC ISSUER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, NEW YORK.

15.3.WAIVER OF JURY TRIAL. EACH BORROWER, THE ADMINISTRATIVE AGENT, EACH LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

ARTICLE XVI
CROSS-GUARANTEE
16.1    In order to induce the Lenders and their Affiliates to extend credit to the other Borrowers hereunder and to incur any Funds Transfer and Deposit Account Liabilities and Hedging Liabilities of the Company and its Subsidiaries, but subject to Section 16.10, each Borrower hereby absolutely and irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations. Each Borrower further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation. Each of the Borrowers hereby irrevocably and unconditionally agrees, jointly and severally with the other Borrowers, that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Administrative Agent, the LC Issuers and the Lenders immediately on demand against any cost, loss or liability they incur as a result of any other Borrower or any of its Affiliates not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by such Borrower under this Article XVI on the date when it would have been due (but so that the amount payable by each Borrower under this indemnity will not exceed the amount which it would have had to pay under this Article XVI if the amount claimed had been recoverable on the basis of a guarantee).
16.2    Each Borrower waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of each Borrower hereunder shall not be affected by (a) the failure of the Administrative Agent, any LC Issuer or any Lender to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; (e) the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Obligations, if any; (f) any change in the corporate, partnership or other existence, structure or ownership of any Borrower or any other guarantor of any of the Obligations; (g) the enforceability or validity of the Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Borrower or any other guarantor of any of the Obligations, for any reason related to this Agreement, any other Loan Document, any agreement, document or instrument evidencing any Funds Transfer and Deposit Account Liability or Hedging Liability owing by the Company or any Subsidiary to any Lender or Affiliate of a Lender, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Borrower or any other guarantor of the Obligations, of any of the Obligations or otherwise affecting any term of any of the Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of such Borrower or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of such Borrower to subrogation.
16.3    Each Borrower further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent, any LC Issuer or any

Lender to any balance of any deposit account or credit on the books of the Administrative Agent, any LC Issuer or any Lender in favor of any Borrower or any other Person.
16.4    The obligations of each Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise.
16.5    Each Borrower further agrees that its obligations hereunder shall constitute a continuing and irrevocable guarantee of all Obligations now or hereafter existing and shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation (including a payment effected through exercise of a right of setoff) is rescinded, or is or must otherwise be restored or returned by the Administrative Agent, any LC Issuer or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise (including pursuant to any settlement entered into by a holder of the Obligations in its discretion).
16.6    In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent, any LC Issuer or any Lender may have at law or in equity against any Borrower by virtue hereof, upon the failure of any other Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Borrower hereby promises to and will, upon receipt of written demand by the Administrative Agent, any LC Issuer or any Lender, forthwith pay, or cause to be paid, to the Administrative Agent, any LC Issuer or any Lender in cash an amount equal to the unpaid principal amount of the Obligations then due, together with accrued and unpaid interest thereon. Each Borrower further agrees that if payment in respect of any Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York, Chicago or any other payment office identified by the Administrative Agent in writing and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent, any LC Issuer or any Lender, disadvantageous to the Administrative Agent, any LC Issuer or any Lender in any material respect, then, at the election of the Administrative Agent, such Borrower shall make payment of such Obligation in Dollars (based upon the applicable Equivalent Amount in effect on the date of payment) and/or in New York, Chicago or such other payment office as is designated by the Administrative Agent in writing and, as a separate and independent obligation, shall indemnify the Administrative Agent, any LC Issuer and any Lender against any losses or reasonable and documented out-of-pocket expenses that it shall sustain as a result of such alternative payment.
16.7    Upon payment by any Borrower of any sums as provided above, all rights of such Borrower against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations owed by such Borrower to the Administrative Agent, the LC Issuers and the Lenders.
16.8    Nothing shall discharge or satisfy the liability of any Borrower hereunder except the full performance and payment in cash of the Obligations.
16.9    Each Borrower hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan

Party to honor all of its obligations under this Article XVI or the Guaranty, as applicable, in respect of swaps (provided, however, that each Borrower shall only be liable under this paragraph for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this paragraph or otherwise under this Article XVI voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Each Borrower intends that this paragraph constitute, and this paragraph shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
16.10    Notwithstanding anything contained in this Article XVI to the contrary, no Subsidiary Borrower that is a Foreign Subsidiary shall be liable hereunder for any of the Loans made to, or any other Obligation incurred solely by or on behalf of, the Company or any other Loan Party which is a Domestic Subsidiary, in each case, to the extent the guarantee of such Obligations by such Foreign Subsidiary would result in materially adverse tax consequences to the Company and/or any of its Subsidiaries (as reasonably determined in good faith by the Company in consultation with the Administrative Agent).
[Signature Pages Follow]

IN WITNESS WHEREOF, the Borrowers, the Lenders, the LC Issuers and the Administrative Agent have executed this Agreement as of the date first above written.
PLEXUS CORP.,
as the Company
By    /s/ David Abuhl
    Name: David Abuhl
    Title: Senior Vice President and Chief Financial Officer

Signature Page to
Plexus Corp. Second Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A., individually as a Lender, as Swing Line Lender, as an LC Issuer and as Administrative Agent
By    /s/ Jorge Diaz Granados
    Name: Jorge Diaz Granados
    Title: Authorized Officer
Signature Page to
Plexus Corp. Second Amended and Restated Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, individually as a Lender, as an LC Issuer and as a Co-Syndication Agent
By    /s/ Joseph Vehec
    Name: Joseph Vehec
    Title: Senior Vice President

Signature Page to
Plexus Corp. Second Amended and Restated Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, individually as a Lender, as an LC Issuer and as a Co-Syndication Agent
By    /s/ Michael Feldman
    Name: Michael Feldman
    Title: Vice President

Signature Page to
Plexus Corp. Second Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., individually as a Lender and as a Co-Documentation Agent
By    /s/ Thomas L. Carroll
    Name: Thomas L. Carroll
    Title: Senior Vice President
Signature Page to
Plexus Corp. Second Amended and Restated Credit Agreement

HSBC BANK USA, N.A., individually as a Lender and as a Co-Documentation Agent
By    /s/ Mark Misch
    Name: Mark Misch
    Title: Vice President
Signature Page to
Plexus Corp. Second Amended and Restated Credit Agreement

ASSOCIATED BANK, N.A., as a Lender
By    /s/ Nate Selk
    Name: Nate Selk
    Title: SVP – Portfolio Manager
Signature Page to
Plexus Corp. Second Amended and Restated Credit Agreement

CITIBANK, N.A., as a Lender
By    /s/ Matthew Anderson
    Name: Matthew Anderson
    Title: Authorized Signatory
Signature Page to
Plexus Corp. Second Amended and Restated Credit Agreement

ING BANK N.V., DUBLIN BRANCH, as a Lender
By    /s/ Rosemary Healy
    Name: Rosemary Healy
    Title: Director
By    /s/ Rory Fitzgerald
    Name: Rory Fitzgerald
    Title: Director

Signature Page to
Plexus Corp. Second Amended and Restated Credit Agreement

MUFG BANK, LTD., as a Lender
By    /s/ Thomas E. Lane
    Name: Thomas E. Lane
    Title: Managing Director
Signature Page to
Plexus Corp. Second Amended and Restated Credit Agreement

PRICING SCHEDULE

Applicable Margin	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status
RFR Loans and Term Benchmark Loans	1.00%	1.100%	1.375%	1.500%	1.625%
Base Rate Loans	0.000%	0.100%	0.375%	0.500%	0.625%

Applicable Fee Rate	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status
Commitment Fee	0.100%	0.125%	0.150%	0.200%	0.250%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:
“Financials” means the annual or quarterly financial statements of the Company delivered pursuant to Section 6.1(a) or (b).
“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, the Leverage Ratio is less than or equal to 1.00 to 1.00.
“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, (i) the Company has not qualified for Level I Status and (ii) the Leverage Ratio is less than or equal to 2.00 to 1.00.
“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, (i) the Company has not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio is less than or equal to 2.75 to 1.00.
“Level IV Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, (i) the Company has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Leverage Ratio is less than or equal to 3.50 to 1.00.
“Level V Status” exists at any date if the Company has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.
“Status” means either Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.
For the avoidance of doubt, as used in this Pricing Schedule, “Leverage Ratio” means the Leverage Ratio as defined in the Agreement without giving effect to any Most Favored Leverage Ratio.

Notwithstanding any term herein to the contrary, as of the date hereof (and until the date of the adjustment to the Applicable Margin or Applicable Fee Rate as contemplated hereby, which date shall be three (3) Business Days following the Administrative Agent’s receipt of the Financials for the first full fiscal quarter of the Company ending after the Effective Date), the Company shall be deemed to be at

Level I Status. Thereafter, the Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Company’s Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margin or Applicable Fee Rate shall be effective during the period commencing on and including the date that is three (3) Business Days after the Administrative Agent’s receipt of such Financials and ending on the date immediately preceding the effective date of the next such change. If the Company fails to deliver the Financials to the Administrative Agent at the time required pursuant to Section 6.1, then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin for Advances and Applicable Fee Rate set forth in the foregoing table until five (5) days after such Financials are so delivered.

SCHEDULE 1
Commitments

Lender	Commitment	Total Commitment Percentage
JPMORGAN CHASE BANK, N.A.	$80,000,000.00	16.000000000%
PNC BANK, NATIONAL ASSOCIATION	$80,000,000.00	16.000000000%
U.S. BANK NATIONAL ASSOCIATION	$80,000,000.00	16.000000000%
BANK OF AMERICA, N.A.	$60,000,000.00	12.000000000%
HSBC BANK USA, N.A.	$60,000,000.00	12.000000000%
ASSOCIATED BANK, N.A.	$35,000,000.00	7.000000000%
CITIBANK, N.A.	$35,000,000.00	7.000000000%
ING BANK N.V., DUBLIN BRANCH	$35,000,000.00	7.000000000%
MUFG BANK, LTD.	$35,000,000.00	7.000000000%
TOTAL COMMITMENTS	$500,000,000	100.000000000%

SCHEDULE 2
LC Commitments

LC Issuer	LC Commitment
JPMORGAN CHASE BANK, N.A.	$3,333,333.34
PNC BANK, NATIONAL ASSOCIATION	$3,333,333.33
U.S. BANK NATIONAL ASSOCIATION	$3,333,333.33